As filed with the Securities and Exchange Commission on February 4, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEMBEC INDUSTRIES INC.

(Exact name of Registrant as specified in its charter)

Canada	2611	98-0215404
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

800, René-Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9

(514) 871-0137

(Address and telephone number of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies of communications to:

Patrick LeBel Tembec Industries Inc. 800 René Lévesque Boulevard West, Suite 1050 Montréal, Québec, Canada H3B 1X9 (514) 871-0137	Charles R. Spector, Esq. Fraser Milner Casgrain LLP 1 Place Ville-Marie, 39th floor Montréal, Québec, Canada H3B 4M7 (514) 878-8800	Nazim Zilkha, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036 United States (212) 819-8200

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the Registration Statement becomes effective.

Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒	at some future date (check the appropriate box below):

	1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.

☐       pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.

☒       pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
11.25% Senior Secured Notes due 2018	U.S.$255,000,000	100%	U.S.$255,000,000	U.S.$29,606
Guarantees of 11.25% Senior Secured Notes due 2018	(2)	(2)	(2)	None

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II-H and Rule 457(f)(2) of the Securities Act of 1933, as amended.
(2)	Guarantees by Tembec Inc. and the subsidiary guarantors set forth below being registered on Form F-10 hereunder are to be sold without separate consideration and, therefore, pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no additional registration fee is required.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until this registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants as Specified in its Charter*	Province of other Jurisdiction of Incorporation or organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No. (if applicable)
Tembec Inc.	Canada	2611	Not Applicable
Tembec	Ontario, Canada	2611	98-0570992
Tembec Investments Inc.	Canada	2611	Not Applicable
Tembec Enterprises Inc.	Canada	2611	98-0132961
Spruce Falls Acquisition Corp.	Canada	2611	Not Applicable
Chetwynd Pulp Land Company Ltd.	Canada	2611	Not Applicable

*	The address for each of the Additional Registrants is 800 René Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

A copy of this preliminary short form prospectus has been filed with the securities regulatory authority in the Province of Québec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. The securities may not be sold nor may offers to buy be accepted until a receipt for the short form prospectus is obtained from the securities regulatory authority and the registration statement becomes effective. This short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference herein may be obtained on request without charge from the corporate secretary of Tembec Industries Inc. at 800 René-Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9, telephone: (514) 871-0137, and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM PROSPECTUS

New Issue	February 4, 2011

Tembec Industries Inc.

Exchange Offer for US$255,000,000 of its

11.25% Senior Secured Notes due 2018

The Company

•

Tembec Industries Inc. (“Tembec Industries”) is a corporation incorporated and existing under the federal laws of Canada. Its head and registered office is located at 800 René-Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9.

The Exchange Offer

•

If all the conditions of the exchange offer (the “Exchange Offer”) are satisfied, Tembec Industries will exchange all of its 11.25% Senior Secured Notes due 2018 issued on August 17, 2010 (the “Initial Notes”) that are validly tendered and not validly withdrawn for an equal principal amount of 11.25% Senior Secured Notes due 2018 (the “Exchange Notes”) that have been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The term “Notes” includes the Initial Notes and the Exchange Notes.

•	You may withdraw your tender of Initial Notes at any time before the expiration of the Exchange Offer.

•	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2011, unless Tembec Industries extends the Exchange Offer.

The Exchange Notes

•

The terms of the Exchange Notes to be issued in the Exchange Offer are substantially identical to the Initial Notes except that, unlike the Initial Notes, the Exchange Notes will be freely tradable in the United States by persons not affiliated with Tembec Industries or any of the Guarantors, will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Initial Notes.

•

The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally on a senior secured basis by Tembec Inc. (the “Parent” and, together with its subsidiaries, “Tembec”) and certain of its existing and future subsidiaries, other than Tembec Industries (collectively, the “Guarantors”, which term shall also include, as the context requires, the guarantors of the Initial Notes).

•

No public market exists for the Exchange Notes and Tembec Industries cannot assure you that an active trading market for the Exchange Notes will develop. There is no market through which the Exchange Notes may be sold and you may not be able to resell the Exchange Notes exchanged under this short form prospectus. This may affect the pricing of the Exchange Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the Exchange Notes and the extent of issuer regulation.

Before participating in the Exchange Offer, please refer to the section in this short form prospectus entitled “Risk Factors” commencing on page 11.

For a more detailed description of the Exchange Notes, please refer to the section in this short form prospectus entitled “Description of Notes” commencing on page 38.

In this short form prospectus (other than in the section entitled “Description of Notes”), references to Canadian dollars or $ are to the currency of Canada and references to U.S. dollars or US$ are to the currency of the United States.

This offering of the Exchange Notes is made by Tembec Industries and the offering of the guarantees accompanying the Exchange Notes is made by the Parent and certain of its existing and future subsidiaries, other than Tembec Industries. Each of these entities is a foreign issuer in the United States and is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this short form prospectus in accordance with disclosure requirements of Canada. Prospective investors should be aware that such requirements are different from those in the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Owning the securities described herein may subject you to tax consequences both in the United States and in Canada. This short form prospectus may not describe these tax consequences fully. You should read the tax discussion contained in this short form prospectus.

The enforcement of civil liabilities under U.S. federal or state securities laws or other laws of the United States may be affected adversely by the fact that Tembec Industries and the Guarantors are formed under the laws of Canada, that several of Tembec’s directors and officers, as well as certain of the experts named in this short form prospectus, are residents of Canada and that a substantial portion of the assets of Tembec and the assets of said experts are located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that, during the period of the Exchange Offer, Tembec Industries, the Guarantors or their affiliates, directly or indirectly, may bid or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

No underwriter has been involved in the preparation of this short form prospectus or performed any review of the contents of this short form prospectus.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale or transfer of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This short form prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Tembec Industries and the Guarantors have agreed that they will make this short form prospectus available to any broker-dealer for use in connection with any such resale for a period that ends the earlier of (i) 180 days after the effectiveness of the registration statement that includes this short form prospectus and (ii) the date on which participating broker-dealers are no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution”.

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DOCUMENTS INCORPORATED BY REFERENCE

The following documents of Tembec, filed with the various provincial securities commissions or similar authorities in Canada, are specifically incorporated into and form an integral part of this short form prospectus:

(a)	the annual information form of Tembec dated December 15, 2010 for the fiscal year ended September 25, 2010 (the “AIF”);

(b)	the audited consolidated financial statements of Tembec for the fiscal years ended September 25, 2010 and September 26, 2009, together with the notes thereto and the auditors’ report thereon filed on SEDAR on February 4, 2011 and management’s discussion and analysis of the financial condition and operations of Tembec for the fiscal years ended September 25, 2010 and September 26, 2009 filed on SEDAR on December 22, 2010;

(c)	the unaudited interim consolidated financial statements for the quarters ended December 25, 2010 and December 26, 2009, together with the notes thereto and the management’s discussion and analysis of the financial condition and operations of Tembec for the quarters ended December 25, 2010 and December 26, 2009;

(d)	the notice of the 2011 annual general meeting and management information circular dated December 15, 2010 in connection with the annual general meeting of the shareholders of Tembec held on January 27, 2011; and

(e)	the supplemental note entitled “Reconciliation to United States GAAP” for the years ended September 25, 2010 and September 26, 2009 together with the notes thereto and the auditors’ report thereon.

Copies of the documents incorporated herein by reference may be obtained on request without charge from Tembec at 800 René-Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9; Attention: Corporate Secretary. Tembec’s telephone number at that address is (514) 871-0137. Copies of the documents incorporated herein by reference are also available electronically at www.sedar.com.

Any documents of the type required by National Instrument 44-101 to be incorporated by reference in a prospectus including any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, information circulars, annual information forms and business acquisition reports filed by Tembec with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution, shall be deemed to be incorporated by reference in this short form prospectus.

The consolidated financial statements of Tembec, incorporated by reference herein, include the financial results of Tembec Industries and the Guarantors.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

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EXCEPTIONS FROM NATIONAL INSTRUMENT 44-101

In connection with this short form prospectus, Tembec Industries has applied to the Autorité des marchés financiers for relief from the requirements of National Instrument 44-101, which references Part 5 of National Instrument 41-101, to include in this short form prospectus:

(a)	a certificate of underwriter; and

(b)	certificates signed by the chief executive officer and the chief financial officer of each of the Guarantors (except for the Parent and Tembec GP) and on behalf of the board of directors of each of the Guarantors (except for the Parent and Tembec GP), by:

(i)	any two directors of such Guarantor, other than the chief executive officer and the chief financial officer of such Guarantor, or

(ii)	if such Guarantor has only three directors, two of whom are the chief executive officer and the chief financial officer of such Guarantor, all of the directors of such Guarantor (the “Guarantors’ Certificates”).

The requested relief in (b) above is conditional upon this short form prospectus containing Guarantors’ Certificates executed by the chief executive officers and the chief financial officers of each of the Guarantors (except for the Parent and Tembec GP), and on behalf of the board of directors of each of the Guarantors (except for the Parent and Tembec GP), by any one director of such Guarantor. The Parent and Tembec GP will not be relying on the requested relief and this short form prospectus contains certificates signed by their chief executive officers and their chief financial officers and, on behalf of their boards of directors, by any two directors other than their chief executive officers and their chief financial officers.

The issuance of a final receipt for this short form prospectus by the Autorité des marchés financiers will be evidence that the foregoing relief has been granted.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Tembec Industries and the Guarantors are formed under the laws of Canada. Several of Tembec’s directors and officers, as well as certain of the experts named in this short form prospectus, are residents of Canada, and a substantial portion of their assets as well as a substantial portion of the assets of Tembec and the assets of said experts are located outside the United States. Tembec Industries has agreed, in accordance with the terms of the indenture governing the Notes (the “Indenture”), to accept service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City by an agent designated for such purpose, and to submit to the jurisdiction of such courts in connection with such suits, actions or proceedings. However, it may be difficult for holders of the Notes to effect service within the United States upon directors, officers and experts who are not residents of the United States in order to realize in the United States upon judgments of courts of the United States predicated upon civil liability under U.S. federal or state securities laws or other laws of the United States. Tembec has been advised by Fraser Milner Casgrain LLP, its Canadian legal counsel, that there is doubt as to the enforceability in Canadian courts against Tembec Industries, the Guarantors or their respective directors, officers and experts who are not residents of the United States, in original actions of liabilities, or in actions for enforcement of judgments of courts of the United States obtained in actions based upon the civil liability provisions of U.S. federal or state securities laws, including judgments with respect to the payment of the principal of, premium, if any, and interest or other amounts payable on the Notes.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this short form prospectus include “forward-looking statements” within the meaning of applicable U.S. federal and Canadian securities laws. Such statements relate, without limitation, to Tembec’s or management’s objectives, projections, estimates, expectations or predictions of the future and can be identified by words such as “may”, “will”, “could”, “anticipate”, “estimate”, “expect” and “project”, the negative or variation thereof, and expressions of similar nature. Forward-looking statements are based on certain assumptions and analyses made by Tembec in light of its experience, information available to it and its perception of future developments. The forward-looking statements contained in this short form prospectus reflect Tembec’s expectations as of the date hereof and are subject to change after such date. Tembec disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable securities legislation.

Such statements are subject to a number of risks and uncertainties, including, but not limited to:

•	the demand and prices for the products that Tembec sells;

•	fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar and to the Euro;

•	raw material availability and prices;

•	energy availability and costs;

•	labour availability and labour disruptions;

•	the effect and enforcement of environmental and other governmental regulations;

•	levels of capital expenditures required to maintain and upgrade processes;

•	fluctuations in export taxes and/or volume restrictions imposed on lumber exported to the United States;

•	debt service requirements;

•	performance of pension fund assets;

•	scope of insurance coverage; and

•	First Nations’ land claims.

Many of these risks are beyond the control of Tembec and, therefore, may cause actual actions or results to materially differ from those expressed or implied herein. In addition, other risks could adversely affect Tembec and it is not possible to predict or assess all risks. Tembec’s actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them do so, what benefits, including the amount of proceeds, Tembec will derive from them. Except as otherwise indicated, forward-looking statements do not take into account the effect that transactions or non-recurring or other special items announced or occurring after the statements are made may have on Tembec’s business. Such statements do not, unless otherwise specified by Tembec, reflect the impact of dispositions, sales of assets, monetizations, mergers, acquisitions, combinations or transactions, asset write-downs or other charges announced or occurring after forward-looking statements are made. The financial impact of these transactions and non-recurring and other special items can be complex and depends on the facts particular to each of them, and cannot be expressed in a meaningful way or in the same way Tembec presents known risks affecting it business.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the low, high, period-end and average noon rates published by the Bank of Canada. Such rates are set forth as U.S. dollars per $1.00 and are the rates published by the Bank of Canada for Canadian dollars per US$1.00. On             , 2011 the noon rate was $1.00 equals US$            . Tembec Industries does not make any representation that Canadian dollars could have been converted into U.S. dollars at the rates shown or at any other rate.

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	Years Ended December 31,
	2008	2009	2010
Low (1)	0.7688	0.7653	0.9218
High (1)	1.0298	0.9755	1.0069
Period-end	0.8166	0.9555	1.0054
Average rate (2)	0.9381	0.8757	0.9709

(1)	Values shown are intra-day high/low rates between 08:00 (ET) and 16:00 (ET).
(2)	The average rate is derived by taking the average of the noon rate for each business day during the relevant period.

Canada has no system of exchange controls. There are no Canadian restrictions on the repatriation of capital or earnings of a Canadian company to non-resident investors. There are no laws of Canada or exchange restrictions affecting the remittance of dividends, interest, royalties or similar payments to non-resident holders of Tembec Industries’ securities.

WHERE YOU CAN FIND MORE INFORMATION

Tembec Industries has filed a registration statement on Form F-10 with the SEC regarding the Exchange Notes. This short form prospectus is part of such registration statement. For further information about Tembec Industries and the Exchange Notes, you should refer to the registration statement and its exhibits. This short form prospectus summarizes material provisions of agreements and other documents to which Tembec refers you. Because this short form prospectus may not contain all of the information that you may find important, you should review the full text of these agreements and documents. Copies of these agreements and documents have been included as exhibits to the registration statement.

Tembec Industries is not currently subject to the periodic reporting and other informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon effectiveness of the registration statement of which this short form prospectus is a part, Tembec Industries will become subject to periodic reporting and other informational requirements of the Exchange Act during the fiscal year in which the registration statement becomes effective, and accordingly Tembec Industries will be required to file reports and other information with the SEC. However, Tembec Industries is a “foreign private issuer” as defined in Rule 405 of the Securities Act and therefore will not be required to comply with Exchange Act provisions regarding proxy statements and short swing profit disclosure.

The registration statement (including the attached exhibits) and any other statements and information Tembec Industries files with the SEC will be available for inspection at the public reference room at the SEC’s office located at 100 F Street, N.E., Washington, D.C. 20549.

Copies may also be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at, 100 F Street, N.E., Washington, D.C. 20549. Information can also be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers who file reports with the SEC. The address of that website is www.sec.gov.

Tembec also files information, such as periodic reports and financial information, with the Canadian Securities Administrators, which may be accessed at www.sedar.com.

Anyone who receives a copy of this short form prospectus may obtain copies of the Indenture without charge by writing to Tembec at 800 René-Lévesque Boulevard West, Suite 1050, Montréal, Québec, Canada H3B 1X9. Attention: Corporate Secretary. Tembec’s telephone number at that address is (514) 871-0137.

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SUMMARY

Tembec Industries is able to incorporate by reference information into this short form prospectus, which means it can disclose important information to you in documents outside this short form prospectus. This summary is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements incorporated by reference in this short form prospectus. This summary highlights selected information contained elsewhere in this short form prospectus. You should read the entire prospectus and the information incorporated herein closely, including the AIF and management’s discussion and analysis of the financial condition and operations of Tembec for the quarters ended December 25, 2010 and December 26, 2009.

Unless otherwise indicated or required by the context, the terms the “Issuer” and “Tembec Industries” refer only to Tembec Industries Inc. and not to any of its subsidiaries, the terms “Tembec” and the “Company” refer to the Issuer’s parent, Tembec Inc. and its subsidiaries, and the term the “Parent” refers only to Tembec Inc.

The Company

Tembec is a leading integrated forest products company headquartered in Montréal, Québec with operations in North America and France. The Company operates within four primary business segments: Pulp, Forest Products, Paper and Chemicals. Tembec operates 23 pulp, wood product and paper manufacturing facilities, and produces silvichemicals (wood-derived chemicals) from by-products of its pulping process and specialty chemicals operations. The Company has a broad product portfolio which includes: paper and specialty pulps for use in paper, tissue, food, pharmaceuticals and personal care products; lumber for use in construction and hardwood flooring; paper products, including paperboard and newsprint, for use in folding cartons and newspapers, respectively; and chemical products, including ethanol, for use in cosmetic products and vinegar. As of December 25, 2010, the Company employed approximately 4,300 employees.

Pulp

Tembec’s Pulp segment operates six manufacturing facilities which produce paper pulps (softwood kraft and high-yield pulps) and specialty pulps (specialty cellulose, fluff and dissolving pulps). Tembec is the leading global producer of high-yield pulp and three types of specialty pulps (cellulose ethers; microcrystalline cellulose; and nitrocellulose). The Company’s paper pulps are used to produce a variety of high-quality paper products with specific brightness, bulk and strength characteristics. Paper pulp operations constitute over 75% of Tembec’s approximately 1.4 million tonnes of annual pulp capacity. The Company’s specialty pulps are used in a wide variety of applications, including high purity cellulose used in textiles, pharmaceuticals, food additives and industrial chemicals, and fluff pulps which are used in disposable diapers and other disposable sanitary products. The Company markets pulp on a global basis, primarily through an internal sales force with a network of offices in Canada, France, Italy, China, Japan, South Korea and Taiwan. This is consistent with the Company’s strategy of selling directly to customers and establishing long-term strategic relationships.

In fiscal 2010, approximately 45% of the fibre consumed by Tembec’s five North American pulp mills was supplied by its Forest Products segment. The remainder was purchased from third parties under contracts and through open market purchases. The Company’s French specialty pulp mill purchases all of its fibre from third parties.

Forest Products

Tembec’s Forest Products segment produces a wide range of commodity forest products used primarily for residential and commercial construction. The segment is divided into two main areas of activity: manufacturing operations and forest resource management. The Company owns 15 forest products manufacturing facilities across Quebec, Ontario and British Columbia. Tembec produces spruce, pine and fir (“SPF”) lumber, as well as specialty wood and engineered wood products including hardwood flooring. In addition, the Forest Products segment produced and shipped approximately 1.1 million tonnes of wood chips in fiscal 2010, approximately 91% of which were directed to the Company’s own pulp and paper facilities. Tembec’s western Canadian operations have not been significantly affected by the mountain pine beetle, which currently poses a threat to the lodge pole pine forest in the interior regions of British Columbia.

The SPF lumber sawmills produce various types, species and grades of lumber. Higher value SPF lumber products include J-Grade, TemPlusTM and TemSelectTM and machine stress rated grades. Hardwood lumber is used in a wide variety of applications, including furniture, flooring and specialty residential and commercial applications. Hardwood flooring products are targeted for residential, commercial and recreational applications. The engineered wood products business manufactures engineered finger joint lumber.

Tembec’s Forest Resource Management Group is responsible for managing all of the Company’s Canadian forestry operations. This includes the harvesting of timber and all silviculture and regeneration work required to ensure a sustainable supply for the manufacturing units. It is also responsible for third party timber purchases, which are needed to supplement Tembec’s timber requirements. In fiscal 2010, Tembec’s Forest Resource Management Group harvested and delivered 3.2 million cubic meters of timber. Additional timber supply was secured primarily through purchases and exchanges with third parties. The Company’s Forest Products segment has a highly diversified customer base. Products are sold by Tembec’s internal sales force directly to large retailers, industrial end-users and distributors. The Company markets most of its solid wood products in North America. Approximately 61% of consolidated fiscal 2010 Forest Products sales were generated in Canada and the balance was generated in the United States.

Paper

Tembec’s Paper segment operates two manufacturing facilities which produce specialty coated paperboard and newsprint. The paperboard facility produces specialty products focused on lightweight, fully bleached coated board used in commercial printing, publishing, prestige packaging, high-impact graphic corrugated containers, point-of-purchase displays and litho-laminated packaging. Tembec’s newsprint is produced for use in publishing newspapers and paperback books. Tembec’s newsprint product is available in basis weights ranging from 45 – 52 grams and is suitable for letterpress, offset, flexography and heatset/offset printing. The North American market accounted for 95% of Paper segment sales in fiscal 2010, with the U.S. representing 74% of sales.

Chemicals

Tembec’s Chemicals segment utilizes the waste generated by the Company’s pulping process to produce value-added products while simultaneously alleviating the environmental impact of the pulping process by minimizing total waste. The Chemicals segment operates in three areas of activity: resins, lignin and ethanol. The resins business, with annual operating volume of 154,000 tonnes, produces powder and liquid resins at three operating sites in Quebec and one in Ohio. The business manufactures powder and liquid phenolic amino-based resins for the forest products industry, specifically for manufacturers of oriented strand board, laminated veneer lumber, plywood, particleboard, medium density fibreboard, hardboard, strand lumber, laminated hardwood flooring and doorskins. The lignin and ethanol businesses convert pulp mill residuals into value-added products. The lignin business, with an annual operating volume of 255,000 tonnes, manufactures a complete line of ARBOTM lignosulfonates, which are modified natural polymers made from renewable resources that are primarily used in industrial products including animal feed, concrete admixture and carbon black. Tembec’s ethanol business, with an annual operating volume of 12 million litres, is the leading supplier of 95% ethanol (190 proof) to the vinegar and cosmetics industries in Eastern Canada. Since fiscal 2005, Tembec has significantly reduced the cost structure of its Chemicals business. The decline in the U.S. housing market has negatively impacted the Chemicals segment’s resins sales, and segment sales have decreased from $209 million in fiscal 2005 to $93 million in fiscal 2010. Despite the decline in sales, the Chemicals segment’s EBITDA has increased from $8 million in fiscal 2005 to $10 million in fiscal 2010. The increase in EBITDA, and EBITDA margin, is attributable to the improved cost structure of the business. The lower cost structure should result in significant operating leverage upon a rebound in the housing market.

Reorganization of Reporting Segments

During the quarter ended December 25, 2010, Tembec reorganized its internal reporting structure. Subsequent to such reorganization, the Pulp segment has been divided into two segments: Dissolving and Chemical Pulp and High-Yield Pulp. Each segment includes three pulp mills. In addition, the Chemicals segment is now part of the Dissolving and Chemical Pulp segment. A significant portion of Chemicals sales are related to by-products generated by the two dissolving pulp mills. The Forest Products, Paper and Corporate segments were unaffected by the organizational changes.

The following summarizes the annual operating levels of each facility for the two new reporting segments:

Dissolving and Chemical Pulp	Tonnes

Softwood kraft – Skookumchuck, B.C.	270,000

Dissolving & specialty cellulose – Temiscaming, QC	160,000
Dissolving & specialty cellulose – Tartas, France	150,000

310,000

High-Yield Pulp
Hardwood high-yield – Temiscaming, QC	315,000
Hardwood high-yield – Matane, QC	250,000
Hardwood high-yield – Chetwynd, B.C.	240,000

805,000

The Exchange Offer

Tembec Industries is offering to exchange up to US$255,000,000 aggregate principal amount of Initial Notes for a like aggregate principal amount of Exchange Notes. In order to exchange your Initial Notes, you must properly tender them and Tembec Industries must accept your tender. Tembec Industries will exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn. Tembec Industries will issue the Exchange Notes as promptly as practicable after the expiration of the Exchange Offer.

Exchange Offer	Tembec Industries will exchange your Initial Notes for a like aggregate principal amount of Exchange Notes. In order for Tembec Industries to exchange your Initial Notes, you must validly tender them to Tembec Industries and Tembec Industries must accept them.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2011 unless Tembec Industries decides to extend it. In that case, “expiration date” will mean the latest date and time to which Tembec Industries extends the exchange offer.

Conditions to the Exchange Offer	Tembec Industries will complete the Exchange Offer only if:

•	the Exchange Offer does not violate any applicable law, SEC policy or any order of any governmental agency or court of competent jurisdiction,

•	there is no litigation or threatened litigation which would impair its ability to proceed with the Exchange Offer, and

•	Tembec Industries obtains all governmental approvals it deems necessary to complete the Exchange Offer.

Please refer to the section in this short form prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer”.

Procedures for Tendering Initial Notes	If you wish to exchange your Initial Notes for Exchange Notes pursuant to the Exchange Offer, you must complete, sign and date the letter of transmittal (or facsimile thereof) according to the instructions contained in this short form prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, together with your Initial Notes and any other required documents, to Wilmington Trust FSB, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent”. If you hold Initial Notes through The Depository Trust Company (“DTC”) and wish to participate in the Exchange Offer, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to Tembec Industries that, among other things:

•	you are acquiring the Exchange Notes in the ordinary course of business;

•

you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a “distribution” (within the meaning of the Securities Act) of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale or transfer of the Exchange Notes; and

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Tembec Industries or any Guarantor.

For more information on tendering your Initial Notes, please refer to the section in this short form prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes”.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes in the Exchange Offer, you should contact the registered holder promptly and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Initial Notes, either make appropriate arrangements to register ownership of the outstanding Initial Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedure	If you wish to tender your Initial Notes and your Initial Notes are not immediately available, or you cannot deliver your Initial Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent or comply with the applicable procedures under DTC’s ATOP before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer, you must tender your Initial Notes pursuant to the guaranteed delivery procedures described under the section of this short form prospectus entitled “The Exchange Offer—Guaranteed Delivery Procedures”.

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal must be received by the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of the Exchange Offer are satisfied, Tembec Industries will accept all Initial Notes that are validly tendered (and not validly withdrawn) in the Exchange Offer before 5:00 p.m., New York City time, on the expiration date. Tembec Industries will deliver the Exchange Notes to you as promptly as practicable after the expiration date and the acceptance of your Initial Notes for exchange. Tembec Industries will return any Initial Notes that it does not accept for exchange to you without expense as promptly as practicable after the expiration date or the termination of the Exchange Offer. Please refer to the section in this short form prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes”.

Income Tax Consequences Relating to the Exchange Offer	Subject to the assumptions and qualifications set forth herein, exchanging your Initial Notes for Exchange Notes will not be a taxable event to you for U.S. federal income tax purposes. Please refer to the section of this short form prospectus entitled “Certain U.S. Federal Income Tax Considerations”.

Exchange Agent	Wilmington Trust FSB is serving as exchange agent for the Exchange Offer.

Use of Proceeds	Tembec will not receive any proceeds from the issuance of the Exchange Notes. Initial Notes that are validly tendered (and not validly withdrawn) and exchanged will be retired and cancelled and cannot be reissued. Tembec will pay all expenses related to the Exchange Offer. See “Use of Proceeds” and “The Exchange Offer—Fees and Expenses”.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in the Exchange Offer:

•	you will not necessarily be able to require Tembec Industries to register your Initial Notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your Initial Notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

•

the trading market for your Initial Notes will become more limited to the extent other holders of Initial Notes participate in the Exchange Offer. Other than in connection with the Exchange Offer, Tembec Industries does not currently anticipate that it will register any Initial Notes under the Securities Act.

Please refer to the section of this short form prospectus entitled “The Exchange Offer—Consequences of Failure to Exchange”.

Resales	It may be possible for you to resell the Exchange Notes issued in the Exchange Offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes. Please refer to the section of this short form prospectus entitled “Plan of Distribution”.

Terms of the Exchange Notes

The following is a brief summary of some of the principal terms of the Exchange Notes. The Exchange Notes will evidence the same debt as the Initial Notes and the form and terms of the Exchange Notes will be the same as the form and terms of the Initial Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Initial Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the Exchange Notes, see the “Description of Notes” section of this short form prospectus.

Issuer	Tembec Industries Inc.

Notes Offered	US$255,000,000 aggregate principal amount of 11.25% Senior Secured Notes due 2018, which will be registered under the Securities Act. The Exchange Notes will evidence the same debt as the Initial Notes and will be governed by the same indenture that governs the Initial Notes.

Maturity Date	December 15, 2018.

Interest	Interest on the Exchange Notes will accrue at a rate of 11.25% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year.

Guarantees	The Exchange Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by the Parent and certain of its existing and future subsidiaries, other than the Issuer.

Security	The Exchange Notes and the related guarantees will be secured on a first priority basis by a lien on all existing and future material real property, all existing and future equipment, certain general intangibles and other personal property related to the foregoing of Tembec Industries and the Guarantors, the equity interests of Tembec Industries, certain Guarantors and certain other restricted subsidiaries and, in each case, the proceeds related thereto (the “Notes Priority Collateral”), which will also secure Tembec Industries’ asset-based revolving credit facility (the “Revolving Credit Facility”) on a second priority basis. Subject to certain exceptions, the Exchange Notes and the related guarantees will also be secured on a second priority basis by a lien on the assets that secure on a first priority basis obligations under the Revolving Credit Facility, including present and future receivables, inventory, certain general intangibles related thereto, certain other assets and, in each case, proceeds related thereto (the “RCF Priority Collateral”). Certain assets that constitute “excluded assets” of Tembec Industries and the Guarantors that will not secure the Exchange Notes and the related guarantees and that currently constitute collateral under the Revolving Credit Facility will continue to secure obligations under the Revolving Credit Facility on a first priority basis.

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of Notes if collateral is disposed of in a transaction that complies with the Indenture and the related security documents or in accordance with the provisions of the Intercreditor Agreement (as defined below) relating to the collateral securing the Notes and the Revolving Credit Facility.

See “Risk Factors—Your right to receive payments under the Notes will be effectively subordinated to payments under the Revolving Credit Facility, to the extent of the value of RCF Priority Collateral that secures such indebtedness, and the liens securing the Notes and the related guarantees will be junior to certain other liens. The value of the collateral securing the Notes may not be sufficient to satisfy all of Tembec’s obligations under the Notes”, “Description of Notes—Security” and “Description of Notes—Intercreditor Agreement”.

Ranking	The Exchange Notes and the related guarantees will rank senior in right of payment to all of Tembec Industries’ and the Guarantors’ existing and future subordinated indebtedness and equally in right of payment with all of their existing and future senior indebtedness. In addition, the Exchange Notes and the related guarantees will be effectively senior to indebtedness under the Revolving Credit Facility to the extent of the value of Notes Priority Collateral and effectively subordinated to indebtedness under the Revolving Credit Facility to the extent of the value of RCF Priority Collateral. See “Description of Notes—Ranking”.

Intercreditor Agreement	The Issuer, the Guarantors, the collateral agent for the Notes and the collateral agent under the Revolving Credit Facility entered into an intercreditor agreement on the issue date of the Initial Notes (the “Intercreditor Agreement”) that defines the relative priorities of each collateral agent’s respective security interests in the assets securing the Notes and borrowings under the Revolving Credit Facility, addresses certain other matters relating to the administration of security interests and places certain other restrictions on the Company. See “Description of Notes—Intercreditor Agreement”.

Optional Redemption	The Exchange Notes will be redeemable, in whole or in part, at any time on or after December 15, 2014 on the redemption dates and at the redemption prices specified under “Description of Notes—Optional Redemption”. At any time and from time to time prior to such time, the Exchange Notes may be redeemed at a redemption price of 100% of the principal amount thereof, plus a “make-whole premium” and accrued and unpaid interest, if any, to, but not including, the redemption date. At any time and from time to time prior to the third anniversary of the issue date, up to 10% per annum of the Exchange Notes may be redeemed at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date. In addition, at any time and from time to time prior to December 15, 2013, up to 35% of the aggregate principal amount of the Exchange Notes may be redeemed with the net cash proceeds from certain equity offerings. See “Description of Notes—Optional Redemption”.

Tax Redemption	If Tembec Industries is required to pay additional amounts with respect to the Exchange Notes as a result of changes in the laws or regulations applicable to tax related withholdings or deductions (or their interpretation or application), Tembec Industries will have the option to redeem the Exchange Notes, in whole but not in part, at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date and any additional amounts that may be then due and payable. See “Description of Notes—Redemption for Tax Reasons”.

Additional Amounts	Subject to certain exceptions, Tembec Industries will pay such additional amounts as may be necessary so that the amount received by holders of the Exchange Notes after tax-related withholdings or deductions in respect of such Notes will not be less than the amount that such holders would have received in the absence of the withholding or deduction. See “Description of Notes—Additional Amounts”.

Change of Control Offer	Upon the occurrence of a change of control (as defined in the Indenture), the holders of the Exchange Notes will have the right to require Tembec Industries to purchase their Exchange Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control”.

Asset Sale Offer	Tembec Industries may be required to offer to use a portion of the net proceeds of certain asset sales to purchase Exchange Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. See “Description of Notes—Certain Covenants—Limitation on Asset Sales”.

Certain Covenants	The Indenture, among other things, limits the Parent’s and its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends on, redeem or repurchase capital stock;

•	make investments or repay subordinated indebtedness;

•	engage in sale and leaseback transactions;

•	enter into transactions with affiliates;

•	sell assets;

•	create liens; and

•	engage in a consolidation, amalgamation or merger, or sell, transfer or otherwise dispose of all or substantially all of their assets.

These covenants are subject to a number of important exceptions and qualifications, which are described in “Description of Notes—Certain Covenants”.

During any future period in which the Exchange Notes have achieved Investment Grade Status (as defined in the Description of Notes), certain of the covenants will cease to be in effect. If the Exchange Notes are downgraded and cease to have Investment Grade Status, the suspended covenants will again be in effect. See “Description of Notes—Certain Covenants—Suspension of Covenants”.

Use of Proceeds	Tembec will not receive any proceeds from the issuance of the Exchange Notes in exchange for the outstanding Initial Notes. Tembec Industries and the Guarantors are making this exchange solely to satisfy their obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes (the “Registration

Rights Agreement”). See “Use of Proceeds”.

No Public Trading Market	The Exchange Notes will be a new issue of securities for which there is currently no market. Tembec does not intend to apply for the Exchange Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the Exchange Notes will develop or be maintained. See “Risk Factors”.

Risk Factors	You should carefully consider all of the information set forth in this short form prospectus and, in particular, you should evaluate the specific factors under the section entitled “Risk Factors” in this short form prospectus and in the AIF, which is incorporated herein by reference, before participating in the Exchange Offer.

RISK FACTORS

Before you decide to participate in the Exchange Offer, you should carefully consider the following risk factors, the information under the heading “Risk Factors” in the AIF, which is incorporated herein by reference, and other information contained or incorporated by reference in this short form prospectus. The risks and uncertainties described below are not the only risks and uncertainties that Tembec faces. Additional risks and uncertainties not presently known to Tembec or that Tembec currently deems immaterial may also impair its business operations. If any of those risks actually occurs, Tembec’s business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements and Tembec’s actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements”.

Tembec’s substantial debt could adversely affect its financial condition and prevent it from fulfilling its obligations under the Notes.

Tembec has a substantial amount of debt, which requires significant interest and principal payments. Subject to the restrictions contained in the Indenture and Tembec’s other debt instruments, including the Revolving Credit Facility, Tembec may be able to incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If Tembec does so, the risks related to Tembec’s high level of debt could intensify. Specifically, Tembec’s high level of debt could have important consequences to the holders of the Notes and significant effects on Tembec’s business, including the following:

•	making it more difficult for Tembec to satisfy its obligations with respect to the Notes and its other debt;

•	limiting Tembec’s ability to obtain additional financing to fund future working capital, capital expenditures, or other general corporate requirements;

•	requiring a substantial portion of Tembec’s cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing Tembec’s vulnerability to general adverse economic and industry conditions;

•	limiting Tembec’s flexibility in planning for and reacting to changes in the industry in which Tembec competes;

•	placing Tembec at a competitive disadvantage compared to its competitors that have proportionately less debt;

•	exposing Tembec to the risk of increased interest rates as borrowings under the Revolving Credit Facility are subject to variable rates of interest; and

•	otherwise increasing Tembec’s cost of borrowing.

Tembec will require a significant amount of cash to service its indebtedness, including the Notes and the Revolving Credit Facility. Tembec’s ability to generate sufficient cash flow depends, in part, on numerous factors beyond its control, and Tembec may be unable to generate sufficient cash flow to service its indebtedness.

Tembec’s ability to make scheduled payments on and to refinance its indebtedness, including the Notes and the Revolving Credit Facility, depends on and is subject to its financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, including the availability of financing in the banking and capital markets, beyond Tembec’s control. Servicing Tembec’s indebtedness, including the Notes and the Revolving Credit Facility, requires a significant amount of cash.

Tembec cannot assure you that its business will generate sufficient cash flows from operations or that future borrowings will be available to Tembec in an amount sufficient to enable Tembec to service its debt, including the Notes, to refinance its debt or to fund its other liquidity needs. Tembec’s potential inability to refinance the Revolving Credit Facility, which is set to expire on December 15, 2011, would place an additional strain on its liquidity levels. See “Description of Material Indebtedness and Other Commitments – Revolving Credit Facility”. If Tembec is unable to meet its debt obligations or to fund its other liquidity needs, Tembec could default on its debt obligations including the Notes, and could be forced to further curtail its operations, reorganize its capital structure (including through bankruptcy proceedings) or liquidate some or all of its assets in a manner that could cause the holders of the Notes to experience a partial or total loss of their investment in the Notes. Any refinancing of Tembec’s indebtedness could be at higher interest rates and may require Tembec to comply with more onerous covenants which could further restrict Tembec’s business operations.

The collateral securing the Notes may be diluted under certain circumstances.

Subject to restrictions on Tembec’s ability to incur indebtedness and liens under the Indenture and the Revolving Credit Facility, the collateral securing the Notes may secure additional Notes and other indebtedness in the future. Your rights to the collateral would be diluted by any increase in indebtedness secured on a pari passu or prior basis by this collateral. See “Description of Notes” and “Description of Material Indebtedness and Other Commitments”.

With respect to assets held by non-Guarantor subsidiaries, your right to receive payments on the Notes will be structurally subordinated to the liabilities of such non-Guarantor subsidiaries.

Not all of the Parent’s subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the Parent’s non-Guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Issuer or the Parent, as applicable. As a result, with respect to assets of non-Guarantor subsidiaries, the Notes will effectively be subordinated to the prior payment of all of the debts of such non-Guarantor subsidiaries.

The Guarantors held approximately $807 million (or approximately 76%) of Tembec’s consolidated total assets and $269 million (or approximately 38%) of Tembec’s consolidated total liabilities as of December 25, 2010 and accounted for approximately $1,567 million (or approximately 83%) of Tembec’s total revenues for the twelve month period ended December 25, 2010.

As of December 25, 2010, total debt held by non-Guarantor subsidiaries (excluding debt held by Kirkland Lake Engineered Wood Products Inc. (“Kirkland”) that is without recourse to any other Tembec entity) consisted of 17.4 million Euros in principal amount of French subsidiary term loans and 15.7 million Euros of undrawn availability under French subsidiary receivables factoring facilities and unsecured lines of credit. See “Description of Material Indebtedness and Other Commitments”.

Your right to receive payments under the Notes will be effectively subordinated to payments under the Revolving Credit Facility, to the extent of the value of RCF Priority Collateral that secures such indebtedness, and the liens securing the Notes and the related guarantees will be junior to certain other liens. The value of the collateral securing the Notes may not be sufficient to satisfy all of Tembec’s obligations under the Notes.

Obligations under the Notes and the related guarantees will be secured by a first priority lien on Notes Priority Collateral and by a second priority lien on RCF Priority Collateral. In the event of a foreclosure on the RCF Priority Collateral, the proceeds from the sale of RCF Priority Collateral may not be sufficient to satisfy Tembec’s obligations under the Notes because the proceeds from a sale of such collateral would, under the Intercreditor Agreement, be applied to satisfy indebtedness and all other obligations under the Revolving Credit Facility before any such proceeds would be applied to satisfy Tembec’s obligations under the Notes. Only after all of Tembec’s obligations under the Revolving Credit Facility have been satisfied would proceeds from the sale of such collateral be available, subject to other permitted liens that rank senior to, or pari passu with, the Notes in respect of the collateral, to satisfy Tembec’s obligations under the Notes and the related guarantees.

No appraisals of any collateral were prepared in connection with the offering of the Initial Notes or have been prepared in connection with the Exchange Offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of a substantial portion of the collateral is derived from its use in Tembec’s integrated forest products business. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, competition, the laws and regulations that govern Tembec’s business (including its licenses and rights) or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay Tembec’s obligations under the Notes, in full or at all, after first satisfying Tembec’s obligations to pay all other senior secured creditors that have liens on such collateral that are prior to the liens securing the payment of the Notes, including the lenders under the Revolving Credit Facility in the case of collateral consisting of RCF Priority Collateral. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation would be uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by Tembec, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent for the Notes to foreclose on the collateral. There may not be sufficient collateral to pay all or any of the amounts due on the Notes. Any claim for the difference between the amount, if any, realized by holders of the Notes from the sale of the collateral securing the Notes and the obligations under the Notes will rank equally in right of payment with all of Tembec’s other senior unsecured indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the security interest of the collateral agent for the Notes and its ability to foreclose or realize the value of the collateral will also be limited by the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If Tembec is unable to obtain these consents or make these filings, the security interests may be invalid and the holders of the Notes will not be entitled to the collateral or any recovery with respect thereto. The consent of third parties and additional filings will be required for the sale of certain of the collateral following foreclosure. Tembec cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

Tembec was not required to deliver surveys with respect to the real property portion of the collateral for the Notes, and there is no independent assurance that the mortgages created liens on the real property intended to constitute a portion of the collateral for the Notes.

In connection with the offering of the Initial Notes, Tembec was not required to deliver surveys with respect to the owned real properties intended to constitute a portion of the collateral for the Notes. As a result, other than coverage to be afforded by title insurance policies (which policies may contain exceptions from coverage for matters which an accurate survey of the covered real properties would disclose), there is no independent assurance that, among other things, (i) the real property encumbered by each mortgage includes the real property owned by Tembec or the applicable subsidiary granting such mortgage or (ii) no encroachments, adverse possession claims, zoning or other use restrictions exist with respect to such real property which could result in a material adverse effect on the value or utility of such real property.

Holders of the Notes will not control decisions regarding RCF Priority Collateral.

The Issuer, the Guarantors, the collateral agent for the Notes and the collateral agent under the Revolving Credit Facility entered into the Intercreditor Agreement, which defines, among other things, the rights of each collateral agent with respect to RCF Priority Collateral and the Notes Priority Collateral and each collateral agent’s liens thereon. The collateral agent under the Revolving Credit Facility and the lenders under the Revolving Credit Facility will control substantially all matters related to RCF Priority Collateral and the rights and remedies with respect thereto of the collateral agent for the Notes. At any time that obligations are outstanding under the Revolving Credit Facility, the collateral agent under the Revolving Credit Facility shall have the sole and exclusive right to control, administer, account for and otherwise deal with RCF Priority Collateral and to determine the manner of every sale or other disposition of RCF Priority Collateral, in each case, upon enforcement of the interest of the collateral agent under the Revolving Credit Facility, and to foreclose on RCF Priority Collateral in any order which it deems appropriate. As a result, the collateral agent under the Revolving Credit Facility may dispose of or foreclose on, or take other actions with respect to, RCF Priority Collateral with which the holders of the Notes may disagree or that may be contrary to the interests of the holders of the Notes. Also, the collateral agent for the Notes and the holders of the Notes will be unable to exercise remedies with respect to RCF Priority Collateral unless and until (i) the collateral agent under the Revolving Credit Facility exercises its rights and remedies with respect to RCF Priority Collateral, and then only on a limited basis or (ii) until a standstill period has passed during which the collateral agent under the Revolving Credit Facility has not exercised or commenced any exercise of any rights or remedies with respect to RCF Priority Collateral. Similarly, the collateral agent under the Revolving Credit Facility will be subject to reciprocal restrictions relating to any Notes Priority Collateral. See “Description of Notes—Security” and “—Intercreditor Agreement”.

There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and the related guarantees will be released automatically, without the consent of the holders of the Notes or the consent of the trustee under the Indenture.

Under various circumstances, all or a portion of the collateral securing the Notes will be released automatically, including, without limitation:

•	a sale, transfer or other disposition of such collateral in a transaction not prohibited under the Indenture;

•	with respect to collateral held by a Guarantor, upon the release of such guarantor from its guarantee; and

•	to the extent required in accordance with the terms of the Intercreditor Agreement.

In addition, the guarantee of a Guarantor will be automatically released in connection with a sale of such guarantor in a transaction not prohibited by the Indenture.

The Indenture also permits the Issuer to designate one or more of the Guarantors as an unrestricted subsidiary. If the Issuer designates a Guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the Indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have claims to the assets of the unrestricted subsidiary and its subsidiaries that are senior to any claims of the holders of Notes.

Rights of holders of Notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that Tembec will inform the trustee or the collateral agent for the Notes of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the Notes.

Rights of holders of Notes in the collateral may be adversely affected by bankruptcy proceedings in the United States or other jurisdictions and holders of Notes may not be entitled to post-petition interest (including the portion of the principal amount of each Note constituting “unmatured interest”) in a U.S. bankruptcy proceeding.

The right of the collateral agent for the Notes to repossess and dispose of the collateral securing the Notes upon acceleration is likely to be significantly impaired by applicable U.S. federal bankruptcy law if bankruptcy proceedings are commenced by or against Tembec prior to or possibly even after the collateral agent has repossessed the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, applicable U.S. federal bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection”. The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor while the bankruptcy case is pending. In view of the broad discretionary powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent for the Notes would repossess or dispose of the collateral, or whether or to what extent holders of the Notes would be compensated for any delay in payment of loss or value of the collateral through the requirements of “adequate protection”. Furthermore, in the event a U.S. bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Notes, the claims of the holders of the Notes would be considered “undersecured” and would be bifurcated into a secured claim to the extent of the value of the collateral and an unsecured deficiency claim for the remainder owed. In addition, under U.S. federal bankruptcy laws holders of such “undersecured” claims are generally not entitled to the payment or accrual of interest (which would include the principal amount of the note in excess of its initial issue price plus the portion of any OID constituting “unmatured interest” under the U.S. Bankruptcy Code on the date of commencement of the bankruptcy case), costs and attorneys’ fees during the debtor’s bankruptcy case. Bankruptcy laws in other jurisdictions may also restrict the ability of holders of the Notes to proceed against the collateral.

You may have difficulty enforcing U.S. bankruptcy laws and your rights as a creditor may be limited under the bankruptcy laws of Canada.

Under bankruptcy laws in the United States, courts have jurisdiction over a debtor’s property wherever it is located, including property situated in other countries. However, courts outside of the United States may not recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, you may have difficulty administering a U.S. bankruptcy case involving Tembec, because the substantial majority of Tembec’s property is located outside of the United States. Any orders or judgments of a bankruptcy court in the United States may not be enforceable against Tembec with respect to Tembec’s property located outside the United States. Similar difficulties may arise in administering bankruptcy cases in other jurisdictions.

Under the Indenture and the related security documents, the respective rights of the collateral agent and the trustee for the Notes to enforce remedies on behalf of the Note holders are likely to be significantly impaired if Tembec seeks the benefit of the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation. For example, both the Bankruptcy and Insolvency Act (Canada) (the “BIA”) and the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others, allowing it to retain possession and administration of its property and to prepare and file a proposal or plan of compromise or arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors. The restructuring plan or proposal, if accepted by the requisite majorities of creditors and if approved by the court, would likely result in the compromise or extinguishment of your rights under the Notes and may result in the debtor retaining possession and administration of its property notwithstanding that an event of default occurred under the Notes.

The powers of the courts under the BIA and particularly under the CCAA have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, Tembec cannot predict whether payments under the Notes would be made following commencement of or during such a proceeding, whether or when the collateral agent and the trustee for the Notes could exercise their respective rights under the Indenture and the related security documents, whether your claims could be compromised or extinguished under such a proceeding or whether and to what extent holders of the Notes would be compensated for delays in payment, if any, of principal and interest.

The Revolving Credit Facility and the Indenture impose significant operating and financial restrictions on Tembec, which may prevent it from pursuing certain business opportunities and taking certain actions.

The Revolving Credit Facility and the Indenture impose, and Tembec’s future debt agreements may impose, significant operating and financial restrictions on Tembec. These restrictions, among other things, limit the Parent’s and its restricted subsidiaries’ ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends on, redeem or repurchase capital stock;

•	make investments or repay subordinated indebtedness;

•	engage in sale and leaseback transactions;

•	enter into transactions with affiliates;

•	sell assets;

•	create liens; and

•	engage in a consolidation, amalgamation or merger, or sell all or substantially all of their assets.

In addition, the Revolving Credit Facility requires Tembec to maintain compliance with certain financial covenants.

These restrictions may prevent Tembec from taking actions that it believes would be in the best interest of its business and may make it difficult for it to successfully execute its business strategy or effectively compete with companies that are not similarly restricted. Tembec may also incur future debt obligations that might subject Tembec to additional restrictive covenants that could affect its financial and operational flexibility. Tembec cannot assure you that it will be granted waivers or amendments to these agreements if for any reason it is unable to comply with these agreements, or that it will be able to refinance its debt on terms acceptable to it, or at all. The breach of any of these covenants and restrictions could result in a default under the Indenture or the Revolving Credit Facility. An event of default under Tembec’s debt agreements could permit its lenders or other debt holders to declare all amounts borrowed from them to become due and payable.

Tembec’s failure to comply with the agreements relating to its other indebtedness, including as a result of events beyond its control, could result in an event of default that could materially and adversely affect Tembec’s business, financial condition and results of operations.

If there were an event of default under any of the agreements relating to Tembec’s other indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. Tembec cannot assure you that its assets or cash flows would be sufficient to fully repay borrowings under its outstanding debt instruments if accelerated upon an event of default. Further, if Tembec is unable to repay, refinance or restructure its indebtedness under its secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of Tembec’s other debt instruments.

Applicable U.S. and Canadian laws allow courts, under certain circumstances, to void the Notes or the related guarantees and any related security or take other actions detrimental to the Note holders such that the resources of the Issuer and the Guarantors may not be available to make payments in respect of the Notes.

The Issuer’s creditors or the creditors of one or more Guarantors could challenge the issuances of any of the Notes or the related guarantees and any related security as fraudulent transfers, conveyances or preferences, transfers at under value or on other grounds under applicable Canadian federal or provincial law or applicable U.S. federal or state law. A court could void the obligations under the Notes or any guarantee and any related security or take other actions detrimental to the holders of the Notes if, among other things, it were to determine that the Issuer or the applicable Guarantor:

•	issued the Note or guarantee or related security with the intent to hinder, delay or defraud its existing or future creditors;

•	received less than reasonably equivalent value or fair consideration in return for issuing the Note or the guarantee or related security;

•	was insolvent or rendered insolvent by reason of issuing the Note or the guarantee; or

•

under Canadian law only and with respect only to the Issuer and Guarantors that are Canadian companies, acted in an oppressive manner, unfairly prejudicial to or unfairly disregarded the interests of any stakeholder or other interested party.

Under U.S. and Canadian law, to the extent a court voids a guarantee and any related security as a fraudulent transfer, preference or conveyance or holds it unenforceable for any other reason, holders of the Notes would cease to have any direct claim against the Guarantor that delivered the guarantee. If a court were to take this action, the Guarantor’s assets would be applied first to satisfy the Guarantor’s liabilities, including trade payables, and preferred stock claims, if any, before any payment in respect of the guarantee could be made. A Guarantor’s remaining assets may not be sufficient to satisfy the claims of holders of the Notes relating to any voided portions of the guarantees and any related security.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent for the Notes, including pursuant to security documents delivered after the date of the Indenture, may be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holders of the Notes to receive a greater recovery than if the pledge had not been given and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

Tembec intends to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for Tembec’s business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate Tembec fully for its losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to replace all of the lost collateral or to satisfy all of Tembec’s secured obligations, including the Notes.

The Issuer may not be able to satisfy its obligations to holders of the Notes upon a change of control.

If the Issuer experiences a change of control (as defined in the Indenture), the holders of the Notes will have the right to require the Issuer to purchase their Notes at a price equal to 101% of the principal amount of the Notes, together with any accrued and unpaid interest to the date of purchase. See “Description of Notes— Repurchase at the Option of Holders—Change of Control”. Tembec’s other debt agreements may contain a similar provision.

The Issuer cannot assure you that, if a change of control occurs, it will have available funds sufficient to meet any of the Issuer’s repurchase obligations. Accordingly, the Issuer may be unable to pay the holders of the Notes the change of control purchase price for their Notes. Pursuant to the terms of the Intercreditor Agreement, the Issuer will not be permitted to make an offer to purchase the Notes in the event of a change of control while a default has occurred and is continuing under the Revolving Credit Facility. Furthermore, the Issuer will not be permitted to use borrowings under the Revolving Credit Facility to purchase Notes tendered pursuant to an offer to purchase in connection with a change of control. The Issuer’s failure to pay the change of control purchase price when due will constitute a default under the Indenture and give the trustee and the holders of the Notes the rights described in “Description of Notes—Events of Default and Remedies”. The same events constituting a change of control under the Indenture may also constitute an event of default under the Revolving Credit Facility and permit the lenders under the Revolving Credit Facility to accelerate the indebtedness outstanding thereunder, if any. If such indebtedness is not paid, such lenders may enforce their security interests in RCF Priority Collateral, thereby limiting Tembec’s ability to raise cash to purchase the Notes and reducing the practical benefit to the holders of the Notes of the offer to purchase provisions of the Indenture.

The definition of change of control in the Indenture will include a phrase relating to the sale, conveyance, transfer or lease of “all or substantially all” of Tembec’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the Notes to require Tembec to repurchase Notes as a result of a sale, conveyance, transfer or lease of less than all of Tembec’s assets to another individual, group or entity may be uncertain.

Because the liability of each Guarantor under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.

The guarantees of the Notes are limited to the maximum amount that the Guarantors are permitted to guarantee under applicable law. As a result, a Guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such Guarantor. Further, under the circumstances discussed more fully above, a court under various fraudulent conveyance, transfer or preference statutes, or other relevant insolvency or corporate laws, could void the obligations under a guarantee, or take other actions detrimental to the Note holders. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes—Note Guarantees”.

Variable rate indebtedness subjects Tembec to interest rate risk, which could cause Tembec’s debt service obligations to increase significantly.

Tembec’s borrowings under the Revolving Credit Facility are at variable rates of interest and expose Tembec to interest rate risk. If interest rates increase, Tembec’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and Tembec’s net income would decrease. Tembec may enter into interest rate swaps or other hedging instruments to reduce interest rate volatility. Tembec cannot assure you, however, that it will be able to do so or that such swaps or hedging instruments will be effective.

The ability of U.S. investors in the Notes to enforce civil remedies may be affected for a number of reasons.

Each of the Issuer and the current Guarantors is organized under, and governed by, the applicable provincial or federal laws of Canada. Several of Tembec’s directors and officers, as well as certain of the experts named in this short form prospectus, are residents of Canada. Consequently, it may be difficult to effect service of process within the United States upon those persons. In addition, there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against the Issuer or such Guarantors or certain of their directors and officers, or certain of the experts named in this short form prospectus. See “Enforceability of Civil Liabilities Against Foreign Persons”.

An adverse rating of the Notes may cause their trading price to fall.

If a rating agency rates the Notes, it may assign a rating that is lower than the ratings assigned to the Issuer’s other debt. Rating agencies also may lower ratings on the Notes or the Issuer’s other debt in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of the Issuer’s debt in the future, the trading price of the Notes could significantly decline.

If you do not properly tender your Initial Notes, you will not receive Exchange Notes in the Exchange Offer, and you may not be able to sell your Initial Notes.

Only Initial Notes that are validly tendered and accepted for exchange in the Exchange Offer will be registered under the Securities Act. The Initial Notes that are not so exchanged may not be offered or sold in the

United States except pursuant to an exemption from the registration under the Securities Act and applicable state securities laws or pursuant to an effective registration statement. Similarly, the Initial Notes may not be offered or sold in Canada except pursuant to applicable prospectus registration exemptions. Tembec Industries will issue Exchange Notes only in exchange for Initial Notes that are timely received by the exchange agent, together with all required documents, including a properly completed and duly signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Initial Notes and should carefully follow the instructions on how to tender your Initial Notes.

Neither Tembec nor the exchange agent is required to notify you of any defects or irregularities with respect to your tender of the Initial Notes. If you do not tender your Initial Notes or if Tembec Industries does not accept your Initial Notes because you did not tender your Initial Notes properly, then, after consummation of the Exchange Offer, you will continue to hold Initial Notes that are subject to existing transfer restrictions.

Although Tembec Industries may in the future seek to acquire unexchanged Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, Tembec Industries has no present plans to acquire any unexchanged Initial Notes or to file with the SEC a shelf registration statement or a prospectus with any securities regulatory authority in Canada to permit resales of any unexchanged Initial Notes. In addition, holders who do not tender their Initial Notes, except for initial purchasers or holders of Initial Notes who are prohibited by applicable law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired in the Exchange Offer without delivering a prospectus and this short form prospectus is not appropriate or available for such resales by such holders, will not have any further registration rights and will not have the right to receive additional interest on their Initial Notes.

There is currently no public market for the Exchange Notes and Tembec Industries cannot assure you that an active trading market will develop for the Exchange Notes. If an active trading market does not develop for the Exchange Notes you may not be able to resell them.

The Exchange Notes will be a new issue of securities, and there is no existing market for the Exchange Notes. An active market may not develop for the Exchange Notes and there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes.

The liquidity of the trading market, if any, and future trading prices of the Exchange Notes will depend on many factors, including, among other things, the number of holders thereof, prevailing interest rates, Tembec’s operating results, financial performance and prospects, the interest of securities dealers in making a market in the Exchange Notes, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the Exchange Notes may be subject to similar disruptions. Any such disruptions may adversely affect the value of the Exchange Notes. If an active market does not develop you may not be able to resell the Exchange Notes at their fair market value or at all.

Tembec does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes in any automated dealer quotation system.

The market for the Initial Notes may be significantly more limited after the Exchange Offer.

Because Tembec anticipates that most holders of Initial Notes will elect to exchange their Initial Notes, it is likely that the liquidity of the market for any Initial Notes remaining after the completion of the Exchange Offer may be substantially limited. Any Initial Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Initial Notes outstanding. Accordingly, the liquidity of the market for any Initial Notes could be adversely affected and you may be unable to sell them. The extent of the market for the Initial Notes and the availability of price quotations would depend on a number of factors, including the number of holders of Initial Notes remaining outstanding and the interest of securities firms in maintaining a market in the Initial Notes. An issue of securities with a smaller number of units available for trading may command a lower, and more volatile, price than would a comparable issue of securities with a larger number of units available for trading; therefore, the market price for the Initial Notes that are not exchanged may be lower and more volatile as a result of the reduction in the aggregate principal amount of the Initial Notes outstanding.

If you do not properly tender your Initial Notes, you will not receive Exchange Notes in the Exchange Offer, and you may not be able to sell your Initial Notes.

Some persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the Exchange Notes.

Based on Tembec’s understanding of interpretations of the Staff of the SEC set forth in no-action letters issued to third parties in similar transactions, such as Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), Tembec believes that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this short form prospectus under “Plan of Distribution” certain holders of Exchange Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the Exchange Notes. If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. Tembec does not and will not assume, or indemnify such a holder against, this liability.

USE OF PROCEEDS

Tembec will not receive any proceeds from the issuance of the Exchange Notes. Tembec Industries is making this exchange solely to satisfy its obligations under the Registration Rights Agreement entered into in connection with the offering of the Initial Notes. In consideration for issuing the Exchange Notes, Tembec Industries will receive Initial Notes in the same aggregate principal amount.

Tembec received net proceeds of approximately US$241.7 million from the sale by private placement of the Initial Notes, after deducting the initial purchasers’ commission and offering expenses. These net proceeds, together with cash on hand, were used to permanently repay all outstanding indebtedness and pay premiums under Tembec’s then existing secured term loan facility.

CAPITALIZATION

Since December 25, 2010, there has been no material change in Tembec’s share and loan capital. As no proceeds will be realized from the Exchange Offer, the completion of the Exchange Offer will have no material change on Tembec’s share and loan capital.

PRICE RANGE AND TRADING VOLUMES OF THE COMMON SHARES

The common shares of the Parent (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol TMB. The following table sets forth, for the periods indicated, the reported high and low daily trading prices and the aggregate volume of trading for the common shares on the TSX:

2010	High		Low		Volume
February		$1.26		$1.05	47,766
March		$2.89		$1.07	430,923
April		$3.09		$2.21	323,030
May		$2.84		$1.65	316,182
June		$2.34		$1.65	206,895
July		$2.35		$1.58	107,755
August		$2.23		$1.67	51,121
September		$2.05		$1.60	122,174
October		$2.39		$1.80	481,442
November		$3.72		$2.17	426,642
December		$4.45		$3.30	252,338

2011
January		$5.03		$3.71	563,527
February (1 to )	$		$

On                     , 2011, the last trading day prior to the announcement of the Exchange Offer, the closing price of a Common Share on the TSX was $            .

EARNINGS COVERAGE RATIOS

Tembec’s interest requirements, after giving effect to the issuance of the Initial Notes and following the consummation of the Exchange Offer, amounted to $36 million for the twelve months ended September 25, 2010 and for the twelve months ended December 25, 2010. Tembec’s earnings before interest and income tax for the twelve months ended September 25, 2010 was $64 million which is 1.8 times Tembec’s interest requirements for such period and Tembec’s earnings before interest and income tax for the twelve months ended December 25, 2010 was $62 million, which is 1.7 times Tembec’s interest requirements for such period. If the ratios had been calculated including the carrying charges for debt classified as current liabilities, Tembec’s earning coverage ratios would have been 1.7 times for the twelve months ended September 25, 2010 and for the twelve months ended December 25, 2010.

DESCRIPTION OF MATERIAL INDEBTEDNESS AND OTHER COMMITMENTS

Initial Notes

On August 17, 2010, Tembec Industries issued and sold US$255 million aggregate principal amount of senior secured notes, the Initial Notes, which bear interest semi-annually in cash in arrears on June 15 and December 15 of each year, commencing December 15, 2010, at a rate of 11.25% per annum, with principal repayable on December 15, 2018. If all the conditions of the Exchange Offer are satisfied, Tembec Industries intends to exchange the Initial Notes that are validly tendered and not validly withdrawn for the Exchange Notes. See “The Exchange Offer” and “Description of Notes”.

Revolving Credit Facility

The Company has access to a fully-committed Revolving Credit Facility in an aggregate principal amount of $205 million made available by a syndicate of financial institutions represented by CIBC Asset-Based Lending Inc. (formerly CIT Business Credit Canada Inc.), as administrative agent and collateral agent.

Under the Revolving Credit Facility, Tembec Industries, Tembec Enterprises Inc. and Tembec (partnership), as joint and several borrowers (the “Borrowers”), have access to direct cash advances by way of $ prime rate loans, BA equivalent $ loans, US-base rate loans and LIBOR loans. Sublimits are provided for other forms of credit accommodation, including a $25 million sublimit for hedging transactions and an $80 million sublimit for indemnities to be given to banks issuing letters of credit for the benefit of the Borrowers.

The Revolving Credit Facility is asset-based. Credit is restricted to a fixed percentage of the Borrowers’ combined borrowing base less specified reserves. Each Borrower’s borrowing base is comprised of (i) 90% of its Eligible Accounts Receivable that are insured under policies approved by the administrative agent under the Revolving Credit Facility; (ii) 85% of other Eligible Accounts Receivable; (iii) 60% of the aggregate book value of Eligible Inventory consisting of raw materials and finished goods; and (iv) 46% of the aggregate book value of Eligible Inventory consisting of work-in-process inventory. Whenever total Availability (as defined below) under the Revolving Credit Facility is less than $35 million, advance rates against Eligible inventory are limited to 85% of the net orderly liquidation value of the inventory. “Availability” means the difference between (i) the lesser of the principal amount of the Revolving Credit Facility and the borrowing base, and (ii) the outstanding balance of indebtedness under the Revolving Credit Facility. The definitions of “Eligible Accounts Receivable” and “Eligible Inventory” are generally consistent with those customarily used in asset-based financing transactions.

The current maturity date of the Revolving Credit Facility is December 15, 2011. The maturity date is automatically extended for successive one year-periods unless the administrative agent under the Revolving Credit Facility gives written notice to the Borrowers or the Borrowers give written notice to the administrative agent, as the case may be, no later than 90 days prior to the then current maturity date of it or their intention not to so extend the maturity date.

RCF Amendment

In connection with the issuance of the Initial Notes, the administrative agent under the Revolving Credit Facility executed a consent and waiver, which, among other things, provided for a reduction in availability under the Revolving Credit Facility of approximately $52 million. As part of the consent and waiver, the Parent, the Borrowers and the administrative agent under the Revolving Credit Facility entered into a Waiver and Second Amending Agreement to the Revolving Credit Facility (the “RCF Amendment”).

The RCF Amendment provides for, among other things, (i) the addition of a reporting covenant relating to the funding status of Tembec USA LLC’s (a subsidiary of Tembec Industries) pension plans and other related matters; (ii) the addition of a covenant that prohibits the Company from entering into receivables transactions (other than the French receivables factoring facilities described in this section under “—French Receivables Factoring Facilities and Unsecured Lines of Credit”); (iii) the addition of a covenant that prohibits the Company from incurring additional indebtedness under “Credit Facilities” pursuant to clause (i) of the definition of “Permitted Debt” (as such terms are defined under “Description of Notes”), other than indebtedness incurred pursuant to the Revolving Credit Facility; (iv) a prohibition on any refinancing of the Notes or any renewal, replacement or amendment of the Indenture and the related security documents without the requisite consent of the lenders under the Revolving Credit Facility; and (v) the addition of a covenant requiring the Company to execute any amendment or restatement of the guarantees and security documents relating to the Revolving Credit Facility as may be reasonably required by the administrative agent under the Revolving Credit Facility to conform such documents to the Indenture and related security documents.

Interest

Advances outstanding under the Revolving Credit Facility as $ prime rate loans or US-base rate loans bear interest at the then applicable prime rate or US-base rate, as the case may be, plus 0.50%. BA equivalent $ loans bear interest at the BA equivalent rate (a simple average of the quoted rates for $ bankers’ acceptances displayed on Reuters “CDOR Page”) plus 2%. LIBOR loans bear interest at LIBOR plus 2%. All interest (other than interest on LIBOR loans and BA $ equivalent loans) is calculated and payable monthly based on the actual number of days elapsed in the year.

The fee of the administrative agent under the Revolving Credit Facility for its joint indemnity in respect of any letter of credit is equal to 1.75% per annum. The issuing bank’s fee is an additional 0.25%.

Security

Each Subsidiary (as defined in the Revolving Credit Facility) other than Foreign Subsidiaries (as defined below) and Immaterial Subsidiaries (as defined below) has given its irrevocable and unconditional guarantee of the Borrowers’ obligations under the Revolving Credit Facility and each of the Borrowers and the guarantors thereunder has granted a first ranking Lien on its ABL Priority Collateral (as defined below) and a second ranking Lien on its Term Priority Collateral (as defined below) as security for the obligations under the Revolving Credit Facility. “ABL Priority Collateral” includes trade accounts receivable, inventory, guarantees and other credit support for such trade accounts receivable (or other ABL Priority Collateral), chattel paper, instruments, documents of title evidencing any trade accounts receivable (or other ABL Priority Collateral) as well as insurance for any of the foregoing and all proceeds from any such collateral. “Term Priority Collateral” is all property and other assets of the Borrowers and guarantors that is not ABL Priority Collateral. “Foreign Subsidiaries” are Subsidiaries organized under the laws of a jurisdiction other than Canada or one of its provinces or the United States or one of its states or territories. An “Immaterial Subsidiary” is a Subsidiary that, together with its consolidated Subsidiaries, has assets and revenues representing less than 2.50% of the consolidated total assets and 2.50% of consolidated total revenues, respectively, of the Parent.

Covenants and Obligations

The Borrowers’ covenants and other obligations under the Revolving Credit Facility are generally consistent with those for facilities of this kind. The affirmative covenants include detailed reporting obligations, obligations to maintain adequate books and records, legal compliance, maintenance of property, casualty and business interruption insurance, payment of taxes and preservation of the value of the assets forming the Borrowing Base. The negative covenants include limitations on liens, asset sales, incurrence of debt, mergers and corporate reorganizations, restricted payments, investments, transactions with affiliates, and changes that would adversely affect the perfection or enforceability of the security or material contracts.

The covenants under the Revolving Credit Facility are more restrictive during any “Non-availability Period”. A “Non-availability Period” is a period during which Availability exceeds by less than $35 million the outstanding balance of the indebtedness under the Revolving Credit Facility. There are also various triggers in the covenants and other similar obligations respecting the Revolving Credit Facility whereby covenants and obligations applicable to Term Priority Collateral cease to be in force when the security on the Term Priority Collateral is released. The Agent is bound to release the security under the Term Priority Collateral when the liens charging such collateral in favor of any senior secured term lender are released.

Events of Default

The events of default under the Revolving Credit Facility are generally consistent with those for credit facilities of this kind and include: failure to pay when due amounts owed under the Revolving Credit Facility; any incorrect or materially misleading representation and warranty; failure to perform or observe any covenant or other obligation under the Revolving Credit Facility; cross-acceleration of any debt of $25 million or more owed to a third person; commencing or becoming subject to any insolvency or bankruptcy proceeding; a change of control; a breach or event of default under a material agreement; any event or development that is reasonably likely to have a material adverse effect; the unenforceability or non-perfection of any credit document or security relating to the Revolving Credit Facility; a qualified auditor’s report; and the occurrence of certain ERISA events or similar events in respect of a Canadian pension plan.

Optional Redemption and Mandatory Offers to Purchase

Pursuant to the terms of the Intercreditor Agreement, the Issuer will not be permitted to redeem notes pursuant to an optional redemption or offer to purchase notes in the event of a change of control or an asset sale while a default has occurred and is continuing under the Revolving Credit Facility. Furthermore, the Issuer will not be permitted to use borrowings under the Revolving Credit Facility to redeem notes pursuant to an optional redemption or to purchase notes tendered pursuant to an offer to purchase in connection with a change of control or an asset sale.

6% Unsecured Notes

The Parent is indebted to the Government of Québec, represented by Investissement Québec and Société Générale de Financement, under certain unsecured promissory notes issued on March 30, 2008 and due on September 30, 2012.

As of December 25, 2010, the aggregate outstanding principal amount of the notes was $7 million. The notes bear interest at a rate of 6% per annum and are repayable in semi-annual installments of $2 million in March and September of each year.

Province of Ontario Development Loans

Desjardins Credit Union Inc. Term Loan

Kirkland Lake Engineered Wood Products Inc., or Kirkland, an unrestricted subsidiary that does not guarantee the Notes, is party to a term loan (the “Desjardins Loan”) by Desjardins Credit Union Inc. (“Desjardins”), which was assigned to the Province of Ontario in December 2009 after Desjardins exercised its right thereunder to require the Province of Ontario to repay all amounts owed to Desjardins. The Province of Ontario has assumed the Desjardins Loan. Due to a temporary closure of the plant, Kirkland is in default under the Desjardins Loan and is in negotiations with the Province of Ontario to obtain a payment holiday until the plant resumes operations.

Under the Desjardins Loan, Kirkland granted a first lien over certain of its real property and a general security interest in its equipment and other assets. No recourse is available against the Parent, any of its other subsidiaries or any of their respective assets. As of December 25, 2010, approximately $6 million of principal and accrued and unpaid interest was outstanding under the Desjardins Loan.

The Desjardins Loan matures on January 1, 2016 and interest is payable at a rate of 0.75% basis points above the Government of Canada bond rate per annum.

Northern Ontario Heritage Fund Corporation Term Loan

Kirkland is party to a term loan (the “NOHF Loan”) with the Northern Ontario Heritage Fund Corporation (“NOHF”), an agency of the Province of Ontario. Under the NOHF Loan, Kirkland granted a general security interest in all of its accounts, inventory, equipment and other personal property and a mortgage over certain of its real property. No recourse is available against the Parent, any of its other subsidiaries or any of their respective assets.

Kirkland is currently in default under the NOHF Loan and, as of December 25, 2010, approximately $2 million of principal and accrued and unpaid interest was outstanding. The NOHF Loan matures on January 1, 2013 and interest is payable at a rate of 6.50% per annum. Kirkland is in negotiations with NOHF to obtain a payment holiday until the plant resumes operations.

French Receivables Factoring Facilities and Unsecured Lines of Credit

Tembec Tartas has entered into factoring facilities with Natixis Factor, S.A. In consideration for such factoring services, Tembec Tartas pays, among other fees, a 0.07% factoring commission to Natixis Factor, S.A. (subject to certain minimum prescribed commissions). The factoring facilities provide for advances based on the value of eligible accounts receivable and continue in effect until terminated by either party. During the period from June 2009 to December 2010, the average of daily available advances under these factoring facilities was approximately $18.7 million with average drawings of approximately $5.7 million. As of December 25, 2010, there were no outstanding advances under such facilities and based on the value of eligible accounts receivable on such date provided for $16.7 million of availability.

Tembec Avébène S.A.S. has entered into factoring facilities with HSBC Factoring France. In consideration for such factoring services, Tembec Avébène S.A.S. pays a 0.16% factoring commission (subject to certain minimum prescribed commissions) and a financing commission of EURIBOR 3 months plus a 0.75% margin to HSBC Factoring France. The factoring facilities provide for advances based on the value of eligible accounts receivable and continue in effect until terminated by either party. During the period from December 2009 to December 2010, the average of daily available advances under these factoring facilities was approximately $2.1 million, and during the same period, no drawings were made. As of December 25, 2010, there were no outstanding advances under such facilities and based on the value of eligible accounts receivable on such date provided for $1.9 million of availability. The obligations of Tembec Avébène S.A.S. under the facilities are secured by a first priority lien on the deposit account relating to such accounts receivable.

Société Générale, S.A. has made available to Tembec S.A.S. unsecured lines of credit. As of December 25, 2010, the facilities were undrawn with $5 million of borrowing availability. The obligations of Tembec S.A.S. under the lines of credit are guaranteed by Tembec Industries.

Tembec Envirofinance S.A.S. Term Loans

Agence de l’eau Adour-Garonne has made available to Tembec Envirofinance S.A.S. unsecured amortizing interest-free term loans, aggregating approximately 15 million Euros in principal amount, of which approximately 11 million Euros was outstanding as of December 25, 2010. Environnement Cellulose Papier (ENCELPA) has made available to Tembec Envirofinance S.A.S. unsecured amortizing interest-free term loans, aggregating approximately 7.6 million Euros in principal amount, of which approximately 6 million Euros was outstanding as of December 25, 2010. The obligations of Tembec Envirofinance S.A.S. under these loans are guaranteed by the Parent and mature over a period of eight to ten years, beginning 2012 through 2016.

THE EXCHANGE OFFER

Background and Purpose of the Exchange Offer

Tembec Industries issued the Initial Notes on August 17, 2010, in a private placement to Banc of America Securities LLC and Credit Suisse Securities (USA) LLC. In connection with this issuance, Tembec Industries and the Guarantors entered into the Registration Rights Agreement, pursuant to which they agreed, subject to certain exceptions, to use commercially reasonable efforts to:

•	file the Exchange Offer registration statement with the SEC;

•	cause such registration statement to be declared effective by the SEC and keep such registration statement continuously effective until the consummation of the Exchange Offer;

•	keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Initial Notes; and

•	cause the Exchange Offer to be completed no later than 270 days after the issue date of the Initial Notes.

The Exchange Notes will be accepted for clearance through DTC, Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the Exchange Offer will be made available at the offices of Wilmington Trust FSB, the exchange agent.

A copy of the Registration Rights Agreement has been filed as an exhibit herewith.

Except as discussed below, upon the consummation of the Exchange Offer, Tembec Industries will have no further obligations to register your Initial Notes. As soon as practicable after 5:00 p.m., New York City time, on                     , 2011, unless Tembec Industries decides to extend this expiration date, the Exchange Offer will be consummated when Tembec Industries:

•	accepts for exchange your Initial Notes validly tendered and not validly withdrawn pursuant to the Exchange Offer; and

•

delivers to the trustee for cancellation all your Initial Notes accepted for exchange and issues to you Exchange Notes equal in principal amount to the principal amount of the Initial Notes surrendered by you and accepted by Tembec Industries.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale or transfer of such Exchange Notes. See “Plan of Distribution”.

Representations

Tembec Industries needs representations from you before you can participate in the Exchange Offer. To participate in the Exchange Offer, you are required to represent to Tembec Industries that:

•	you are acquiring the Exchange Notes in the ordinary course of business;

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

•	you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of Tembec Industries or any Guarantor; and

•

if you are a broker-dealer, you will receive Exchange Notes for your own account in exchange for your Initial Notes that were acquired as a result of market-making or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of your Exchange Notes.

Resale of the Exchange Notes

Based on Tembec’s understanding of interpretations of the Staff of the SEC, as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), Tembec believes that the Exchange Notes issued under the Exchange Offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act unless the holder:

•	acquired the Exchange Notes other than in the ordinary course of the holder’s business;

•	is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in a distribution of Exchange Notes;

•	is an “affiliate” (as defined in Rule 405 under the Securities Act) of Tembec Industries or any Guarantor; or

•

is a broker-dealer who purchased Initial Notes directly from Tembec Industries for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act and not as a result of market-making or other trading activities.

Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on these interpretations by the SEC’s Staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale or transfer of such Exchange Notes. See “Plan of Distribution”. Broker-dealers meeting the requirements of the Securities Act who acquired Initial Notes directly from Tembec Industries and not as a result of market-making or other trading activities may not rely on the SEC’s Staff’s interpretations discussed above or participate in the Exchange Offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Initial Notes.

The Exchange Notes are not being offered for sale and may not be offered or sold, directly or indirectly in Canada, or to any resident thereof, except in accordance with the securities laws of the provinces and territories of Canada.

Terms of the Exchange Offer

Tembec Industries will accept any validly tendered Initial Notes that are not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. Exchange Notes will be issued in minimum denominations of US$2,000 principal amount and integral multiples of US$1,000 in exchange for Initial Notes in minimum denominations of US$2,000 and integral multiples of US$1,000. You may tender some or all of your Initial Notes in the Exchange Offer.

The form and terms of the Exchange Notes will be the same as the form and terms of your Initial Notes except that the Exchange Notes:

•	will be freely tradable in the United States by persons not affiliated with Tembec Industries or any Guarantor;

•	will not bear legends restricting their transfer; and

•	will not contain the registration rights and additional interest provisions of the Initial Notes described in the Registration Rights Agreement.

The Exchange Notes will evidence the same indebtedness as the Initial Notes, which they replace. The Exchange Notes will be issued under, and be entitled to the benefits of, the same Indenture that authorized the issuance of the Initial Notes. As a result, both the Exchange Notes and the Initial Notes will be treated as a single class of debt securities under the Indenture and together are considered a “series” of securities under the Indenture. The Exchange Offer does not depend upon any minimum aggregate principal amount of Initial Notes being surrendered for exchange.

This short form prospectus, together with the letter of transmittal you received with this short form prospectus, is being sent to you and to others believed to have beneficial interests in the Initial Notes. You do not have any appraisal or dissenters’ rights under the Indenture. Tembec Industries intends to conduct the Exchange Offer in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

Tembec Industries will have accepted your validly tendered Initial Notes when it has given oral or written notice to the exchange agent, which will occur as soon as practicable after the expiration date. The exchange agent will act as agent for you for the purpose of receiving the Exchange Notes from Tembec Industries. If Tembec Industries does not accept your tendered Initial Notes for exchange because of an invalid tender or other valid reason, Tembec Industries will return the certificates representing Initial Notes, if any, without expense, to you as promptly as practicable after the expiration date. Certificates, if any, for Exchange Notes will likewise be sent to you as promptly as practicable following Tembec Industries’ acceptance of the tendered Initial Notes following the expiration date.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your Initial Notes. Tembec Industries and the Guarantors will pay all charges and expenses other than any taxes you may incur in connection with the Exchange Offer.

In consideration for issuing the Exchange Notes as contemplated in this short form prospectus, Tembec Industries will receive in exchange the Initial Notes in like principal amount. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued.

None of Tembec, its directors or its management recommends that you tender or not tender your Initial Notes in the Exchange Offer. In addition, no one has been authorized to make any such recommendation. You must make your own decision whether to participate in the Exchange Offer and, if you choose to participate, the aggregate principal amount of your Initial Notes to tender, after carefully reading this short form prospectus and the letter of transmittal. Tembec urges you to consult your financial and tax advisors in making your decision on what actions, if any, to take.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer will expire at 5:00 p.m., New York City time, on                                                  , 2011, unless Tembec Industries extends the expiration date. In any event, Tembec Industries will hold the Exchange Offer open for at least 20 business days after the commencement of the Exchange Offer in accordance with the Registration Rights Agreement and with Rule 14e-1(a) under the Exchange Act. In order to extend the Exchange Offer, Tembec Industries will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Tembec Industries reserves the right, in its sole discretion:

•	to delay accepting your Initial Notes;

•	to extend the Exchange Offer;

•	to terminate the Exchange Offer if any of the conditions have not been satisfied by giving oral or written notice of any delay, extension or termination to the exchange agent; or

•	to amend the terms of the Exchange Offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. Tembec Industries will give oral notice (promptly confirmed in writing) or written notice of any delay, extension or termination to the exchange agent.

Conditions to the Exchange Offer

Tembec Industries will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered Initial Notes, and its determination will be final and binding on you. Tembec Industries reserves the absolute right to reject any and all Initial Notes not properly tendered or reject any Initial Notes for which an exchange would be unlawful in the opinion of its counsel. Tembec Industries also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. Tembec Industries’ interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Initial Notes as Tembec Industries determines. Although Tembec Industries intends to notify you of defects or irregularities with respect to tenders of your Initial Notes, none of Tembec, the exchange agent or any other person will not incur any liability for failure to give any such notification. Your tender of Initial Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the termination or expiration of the Exchange Offer.

Tembec Industries reserves the right to purchase or make offers for any Initial Notes that remain outstanding after the expiration date or to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the Exchange Offer.

These conditions are for Tembec Industries’ sole benefit, and it may assert or waive them at any time or for any reason. Tembec Industries’ failure to exercise any of its rights will not be a waiver of its rights.

Tembec Industries will not accept for exchange any Initial Notes you tender, and no Exchange Notes will be issued to you in exchange for your Initial Notes, if at that time any stop order is threatened or in effect with respect to the registration statement or the qualification of the Indenture relating to the Exchange Notes under the Trust Indenture Act of 1939, as amended. Tembec Industries is required to use commercially reasonable efforts to obtain the withdrawal of any stop order at the earliest practicable time.

In all cases, issuance of Exchange Notes to you will be made only after timely receipt by the exchange agent of:

•	a book-entry confirmation of your Initial Notes into the exchange agent’s account at the book-entry transfer facility or certificates for your Initial Notes;

•	with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, or a properly completed and duly executed letter of transmittal; and

•	all other required documents.

In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility under the book-entry transfer procedures described below, your non-exchanged Initial Notes will be credited to an account designated by you maintained at the book-entry transfer facility. If Tembec Industries does not accept any of your tendered Initial Notes or if you submit your Initial Notes for a greater principal amount than you desire to exchange, Tembec Industries will return any unaccepted or non-exchanged Initial Notes to you at Tembec Industries’ expense. This will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, Tembec Industries will not be required to accept for exchange, or to issue Exchange Notes to you in exchange for, any of your Initial Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of your Initial Notes for exchange or the exchange of the Exchange Notes for your Initial Notes, Tembec Industries determines that:

•	the Exchange Offer violates any applicable law, SEC policy or any order of any governmental agency or court of competent jurisdiction;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in Tembec Industries’ sole judgment, might materially impair its ability to proceed with the Exchange Offer or any development has occurred in any existing action or proceeding which may be harmful to Tembec; or

•	any governmental approval has not been obtained, which Tembec Industries believes is necessary for the consummation of the Exchange Offer as outlined in this short form prospectus.

Procedures for Tendering Initial Notes

Only you may tender your Initial Notes in the Exchange Offer. Except as stated under “—Book-Entry Tender”, to tender your Initial Notes in the Exchange Offer, you must:

•	complete, sign and date the enclosed letter of transmittal (or a copy of it);

•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or have an agent’s message delivered in connection with a book-entry transfer; and

•	mail, fax or otherwise deliver the letter of transmittal (or copy of it) to the exchange agent before the expiration date.

In addition, either:

•

the exchange agent must receive a timely confirmation of a book-entry transfer of your Initial Notes, if that procedure is available, into the account of the exchange agent at DTC (the “book-entry transfer facility”) under the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive certificates for your Initial Notes, the letter of transmittal and all other required documents before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

For your Initial Notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automatic Tender Offer Program, or ATOP, or a letter of transmittal and all other required documents before the expiration date. Delivery of the Initial Notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;

•	to be bound by the terms of, and to make the representations and warranties contained in, the letter of transmittal; and

•	that Tembec Industries may enforce the agreement against the participant.

If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and Tembec Industries in compliance with the terms and conditions in this short form prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF YOUR INITIAL NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR SOLE ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, TEMBEC INDUSTRIES RECOMMENDS THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. DO NOT SEND A LETTER OF TRANSMITTAL OR INITIAL NOTES DIRECTLY TO TEMBEC INDUSTRIES. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where the Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes. See “Plan of Distribution”.

Procedure if the Initial Notes Are Not Registered in Your Name

If you are a beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your Initial Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in your name or obtain a properly completed bond power from the registered holder. Tembec Industries urges you to act immediately since the transfer of registered ownership may take considerable time.

Book-Entry Tender

The exchange agent will make requests to establish accounts at the book-entry transfer facility for purposes of the Exchange Offer within two business days after the date of this short form prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your Initial Notes being tendered by causing the book-entry transfer facility to transfer your Initial Notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your Initial Notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal (or copy of it) with any required signature guarantees and any other required documents, except as discussed in the following paragraph, before the expiration date or the guaranteed delivery below must be complied with.

DTC’s ATOP is the only method of processing the Exchange Offer through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your Initial Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of, and agreement to be bound by, the letter of transmittal for your Initial Notes.

Signature Requirements and Signature Guarantees

Unless you are a registered holder who requests that your Exchange Notes be mailed to you and issued in your name or unless you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act, each an “Eligible Institution”, you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Institution.

If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing and submit satisfactory evidence to Tembec Industries with the letter of transmittal demonstrating their authority to act on your behalf.

Guaranteed Delivery Procedures

If you are a registered holder of Initial Notes and desire to tender your Initial Notes, and (i) the certificates for your Initial Notes are not immediately available, (ii) you cannot complete the procedures for book-entry transfer before 5:00 p.m., New York City time, on the expiration date or (iii) you cannot deliver your Initial Notes, the letter of transmittal and all other required documents to the exchange agent before 5:00 p.m., New York City time, on the expiration date, you may tender your Initial Notes if:

•	the tender is made through an Eligible Institution;

•

before the expiration date, the exchange agent receives from an Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, in the form provided by Tembec Industries;

•

a book-entry confirmation or the certificates for all physically tendered Initial Notes, in proper form for transfer, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery; and

•

the notice of guaranteed delivery states your name and address, the certificate numbers, if applicable, and the principal amount of Initial Notes you are tendering, that your tender is being made thereby and you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation or the certificates for all physically tendered Initial Notes, in proper form for transfer, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent.

Beneficial Owner Instructions to Holders of Initial Notes

Only a holder whose name appears on the books of the registrar or in the case of Initial Notes held through book-entry, the book-entry transfer facility whose name appears on a DTC security position listing as a holder of Initial Notes, or the legal representative or attorney-in-fact of this holder, may execute and deliver the letter of transmittal.

Holders of Initial Notes who are not registered holders of, and who seek to tender, Initial Notes should (1) obtain a properly completed letter of transmittal for such Initial Notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal Initial Notes properly endorsed for transfer by the registered holder thereof or accompanied by a properly completed bond power from the registered holder with signatures on the endorsement or bond power guaranteed by an Eligible Institution or (2) effect a record transfer of such Initial Notes and comply with the requirements applicable to registered holders for tendering Initial Notes before 5:00 p.m., New York City time, on the expiration date. Any Initial Notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at Tembec Industries’ discretion. Tembec Industries has no obligation to transfer any Initial Notes from the name of the registered holder if it does not accept these Initial Notes for exchange.

Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest on the Initial Notes, certificates evidencing Exchange Notes and/or certificates evidencing Initial Notes for amounts not accepted or submitted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the Initial Notes, Exchange Notes or Initial Notes not accepted or submitted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the Initial Notes tendered.

Issuance of Exchange Notes in exchange for Initial Notes will be made only against deposit of the tendered Initial Notes.

Tembec Industries will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered Initial Notes, and Tembec Industries’ determination will be final and binding on you. Tembec Industries reserves the absolute right to reject any and all Initial Notes not properly tendered or reject any Initial Notes for which an exchange would be unlawful in the opinion of Tembec Industries’ counsel. Tembec Industries also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. Tembec Industries’ interpretation of the terms and conditions of the Exchange Offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Initial Notes as Tembec Industries determines. Although Tembec Industries intends to notify you of defects or irregularities with respect to tenders of your Initial Notes, none of Tembec, the exchange agent or any other person will incur any liability for failure to give any such notification. Your tender of Initial Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as promptly as practicable following the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

As further described in and otherwise qualified by this short form prospectus, Tembec Industries will accept all Initial Notes validly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn. The acceptance for exchange of Initial Notes validly tendered and not validly withdrawn and the delivery of Exchange Notes will be made as promptly as practicable after the expiration date. Subject to rules promulgated pursuant to the Exchange Act, Tembec Industries expressly reserves the right to delay acceptance of any of the Initial Notes or to terminate the Exchange Offer and not accept for exchange any Initial Notes not theretofore accepted if any of the conditions set forth under the heading “—Conditions to the Exchange Offer” shall not have been satisfied or waived by it. Tembec Industries will deliver Exchange Notes in exchange for Initial Notes pursuant to the Exchange Offer as promptly as practicable after the expiration date and the acceptance of the Initial Notes for exchange. In all cases, exchange for Initial Notes accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of Initial Notes (or confirmation of book-entry transfer thereof) and a properly completed and validly executed letter of transmittal (or a facsimile thereof) or, in the case of book-entry transfer, an agent’s message and any other documents required thereby.

For purposes of the Exchange Offer, Tembec Industries shall be deemed to have accepted validly tendered and not validly withdrawn Initial Notes when, as and if Tembec Industries gives oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the Exchange Notes from Tembec Industries and transmitting new certificates representing Exchange Notes to the tendering holders. Under no circumstances will any additional amount be paid by Tembec or the exchange agent by reason of any delay in making such payment or delivery.

If, for any reason, acceptance for exchange of any Initial Notes tendered pursuant to the Exchange Offer is delayed, or Tembec Industries is unable to accept for exchange Initial Notes tendered pursuant to the Exchange Offer, then, without prejudice to its rights set forth herein, the exchange agent may nevertheless, on behalf of Tembec Industries and subject to rules promulgated pursuant to the Exchange Act, retain tendered Initial Notes, and such Initial Notes may not be withdrawn except to the extent that the tendering holder of such Initial Notes is entitled to withdrawal rights as described herein. See “—Withdrawal Rights”.

If any tendered Initial Notes are not accepted for exchange because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted Initial Notes will be returned, at Tembec Industries’ expense, to the tendering holder thereof as promptly as practicable after the expiration date or the termination of the Exchange Offer.

No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a letter of transmittal (or facsimile thereof), waives all rights to receive notice of acceptance of such holder’s Initial Notes for exchange.

Withdrawal Rights

You may withdraw your tender of your Initial Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal must be received by the exchange agent at its address found in this short form prospectus before Tembec Industries notifies the exchange agent that Tembec Industries has accepted the tender of Initial Notes, and in any case, before 5:00 p.m., New York City time, on the expiration date.

Your notice of withdrawal must:

•	specify your name;

•	identify your Initial Notes to be withdrawn, including the certificate number or numbers, if any, and principal amount of your Initial Notes;

•	include a statement that you are withdrawing your election to have such Initial Notes exchanged;

•

be signed by you in the same manner as the original signature on the letter of transmittal by which your Initial Notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of your Initial Notes register the transfer of your Initial Notes into your name; and

•	specify the name in which your Initial Notes are to be registered, if you do not want your Initial Notes registered in your name.

Tembec Industries will determine all questions as to the validity, form and eligibility, including time of receipt, of your notice, and its determination will be final and binding on all parties. Any Initial Notes you withdraw will not be considered to have been validly tendered. Tembec Industries will return your Initial Notes which have been tendered but not exchanged for any reason without cost to you as promptly as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. You may retender your properly withdrawn Initial Notes by following one of the above procedures at any time prior to the expiration date.

Consequences of Failure to Exchange

Any Initial Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest. The Initial Notes will remain “restricted securities” within the meaning of the Securities Act and will remain subject to existing transfer restrictions. Accordingly, before the date that is one year after the later of the date of the original issue of the Initial Notes and the last date on which Tembec Industries or any of its affiliates was the owner of the Initial Notes, the Initial Notes may be resold only:

(1) to Tembec Industries or its affiliates upon redemption or otherwise;

(2) so long as the Initial Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom you reasonably believe is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act;

(3) to an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that prior to such transfer, furnishes the trustee under the Indenture a signed letter containing certain representations and agreements relating to the registration of transfer of the Initial Notes and, if such transfer is in an aggregate principal amount of less than US$250,000, an opinion of counsel acceptable to Tembec Industries that such transfer is in compliance with the Securities Act;

(4) outside the United States in a transaction meeting the requirements of Regulation S under the Securities Act;

(5) pursuant to an exemption from registration under the Securities Act provided by Rule 144 under the Securities Act; or

(6) pursuant to an effective registration statement under the Securities Act.

In each of cases (1) through (6) above, such sale shall be in accordance with any applicable securities laws of any state of the United States.

As a result, the liquidity of the market for non-tendered Initial Notes could be adversely affected upon completion of the Exchange Offer.

Additional Registration Rights

Under certain circumstances, Tembec Industries may be required to file a shelf registration statement covering resales of the Initial Notes. This requirement will be triggered if:

•	Tembec Industries is not permitted to effect the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy;

•	for any reason Tembec Industries and the Guarantors do not consummate the Exchange Offer within 270 days after the issue date of the Initial Notes; or

•

any holder of Initial Notes, (A) is prohibited by applicable law or SEC policy from participating in the Exchange Offer, (B) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the registration statement relating to the Exchange Offer is not appropriate or available for such resales by such holder, or (C) is a broker-dealer and holds Initial Notes acquired directly from Tembec Industries or one of its affiliates, and in each case, such holder so requests;

then, subject to certain exceptions, Tembec Industries and the Guarantors will use commercially reasonable efforts to take the following actions:

•	cause to be filed a shelf registration statement with the SEC pursuant to Rule 415 under the Securities Act as promptly as practicable;

•	cause such shelf registration statement to be declared effective by the SEC on or before the 180th day after the date on which the obligation to file such shelf registration statement arises; and

•

keep such shelf registration statement effective until the second anniversary of the issue date of the Initial Notes (or such shorter period that will terminate when all the Initial Notes covered by the shelf registration statement have been sold pursuant to such shelf registration statement).

A holder selling such Initial Notes or Exchange Notes pursuant to the shelf registration statement generally:

•	would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification rights and obligations thereunder).

Tembec Industries and the Guarantors may suspend use of the prospectus included in any shelf registration statement for a period of time (a “Blackout Period”) not to exceed an aggregate of 90 days in any 12-month period if Tembec Industries reasonably determines that the continuing effectiveness of the prospectus would require disclosure of any material event or development with respect to Tembec Industries, any Guarantor or any of their respective affiliates that, in the reasonable judgment of Tembec Industries, would be detrimental to Tembec Industries, any Guarantor or any of their respective affiliates if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction. Tembec Industries is not required to disclose the business purpose for any such suspension.

Additional interest will accrue on the applicable Initial Notes, subject to certain exceptions, if:

•	the Exchange Offer has not been completed on or before the 270th day after the issue date of the Initial Notes;

•

Tembec Industries and the Guarantors are obligated to file a shelf registration statement, the shelf registration statement has not been declared effective by the SEC on or before the 180th day after the date on which the obligation to file such shelf registration statement arises; or

•

other than during a Blackout Period, any shelf registration statement required to be filed has been declared effective by the SEC but ceases to be effective (without being succeeded immediately by a post-effective amendment thereto that cures such failure and that is itself immediately declared effective) before the second anniversary of the issue date of the Initial Notes (or shorter period that will terminate when all the Initial Notes that are entitled to be covered by such shelf registration statement have been sold pursuant to such shelf registration statement) (each such event, a “registration default”);

from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured.

Upon the occurrence of any registration default listed above, interest rate borne by the Initial Notes shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.00% per annum.

Exchange Agent

You should direct all executed letters of transmittal to the exchange agent. Wilmington Trust FSB is the exchange agent for the Exchange Offer. All executed letters of transmittal, questions, requests for assistance, requests for additional copies of the prospectus, a letter of transmittal or requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Regular, Registered or Certified Mail, or Overnight Delivery:	By Hand Delivery:	By Facsimile Transmission:

Wilmington Trust FSB c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	Wilmington Trust FSB c/o Wilmington Trust Company Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626	(For Eligible Institutions Only) (302) 636-4139 Confirm by Telephone: (302) 636-6181

Fees and Expenses

Tembec Industries has not retained any dealer-manager in connection with the Exchange Offer and currently does not intend to make any payments to brokers, dealers or others to solicit acceptances of the Exchange Offer. Tembec Industries and the Guarantors will bear the expenses of soliciting Initial Notes for exchange. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by its officers and employees of Tembec. Tembec Industries and the Guarantors will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture, filing fees and legal, accounting, printing and related fees and expenses.

Transfer Taxes

If you tender Initial Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct Tembec Industries to register Exchange Notes in the name of or request that your Initial Notes not tendered or not accepted in the Exchange Offer be returned to a person other than you, you will be responsible for the payment of any transfer tax owed.

Lost or Missing Certificates

If a holder of Initial Notes desires to tender an Initial Note pursuant to the Exchange Offer, but the Initial Note has been mutilated, lost, stolen or destroyed, such holder should write to or telephone the trustee under the Indenture at the address listed below, concerning the procedures for obtaining replacement certificates for such Initial Note, arranging for indemnification or any other matter that requires handling by such trustee.

Trustee:

Wilmington Trust FSB

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Facsimile: (612) 217-5651

Attention: Corporate Trust Administration

DESCRIPTION OF NOTES

On August 17, 2010, Tembec Industries Inc. issued $255,000,000 in aggregate principal amount of 11.25% Senior Secured Notes due 2018 (the “Initial Notes”) under an indenture, dated as of the same date (the “Indenture”), by and among Tembec Industries Inc., the Guarantors, Computershare Trust Company of Canada, as Collateral Agent (the “Collateral Agent”) and Wilmington Trust FSB, as Trustee (the “Trustee”). Pursuant to the Exchange Offer described elsewhere in this short form prospectus, all Initial Notes validly tendered and not validly withdrawn will be exchanged for an equal principal amount of 11.25% Senior Secured Notes due 2018 (the “Exchange Notes”) that will be issued under the same Indenture and have the same terms as the Initial Notes, except that the Exchange Notes will be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”). As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and additional interest provisions of the Initial Notes.

Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes”, references to “Notes” include the Initial Notes, any Additional Notes actually issued, as well as the Exchange Notes. “Company”, “we”, “us” and “our” or similar terms shall mean Tembec Industries Inc. without its subsidiaries. The definitions of certain other capitalized terms used in the following summary are set forth below under “—Certain Definitions”. References herein to “$” or “dollars” are to United States dollars.

The statements under this caption relating to the Indenture, the Notes, the Intercreditor Agreement and the Security Documents are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture, the Notes, the Intercreditor Agreement and the Security Documents. The following description is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. Copies of the Indenture, the Intercreditor Agreement and the Security Documents are available upon request from the Company. We urge you to read these documents carefully because they, and not the following description, govern your rights as a Holder of the Notes.

The Company is subject to the provisions of the Canada Business Corporations Act (the “CBCA”), including those provisions governing trust indentures. However, the Company has obtained an exemption for the Indenture from these provisions.

General

Subject to the limitations described below under the covenants “Limitation on Incurrence of Debt” and “Limitation on Liens” (including the “Permitted Additional Pari Passu Obligations” definition), the Company may from time to time, without the consent of the holders of the Notes, issue additional Notes (“Additional Notes”) under the Indenture having the same terms in all respects as the Notes, or similar in all respects to the Notes except for the payment of interest on the Notes (1) scheduled and paid prior to the date of issuance of those Additional Notes or (2) payable on the first interest payment date following that date of issuance. The Notes offered hereby and any Additional Notes would be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions, offers to purchase and with respect to the Note Guarantees. Any Additional Notes issued after this offering will be secured by the Collateral, equally and ratably, with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the security interest of the Collateral for the then outstanding Notes and any Permitted Additional Pari Passu Obligations. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers and may be represented by a different global note or notes.

The Notes will mature on December 15, 2018. The Notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the Notes will accrue at a rate of 11.25% per annum and will be payable semi-annually in cash in arrears on June 15 and December 15 of each year. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding June 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of original issuance. Interest will be calculated based on a 360-day year consisting of 12 months of 30 days. The yearly rate of interest that is equivalent to the rate payable under the Notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for the purpose of providing the disclosure required by the Interest Act (Canada).

Interest on overdue principal and interest, including Additional Interest, if any, will, to the extent permitted by applicable law, accrue at a rate that is 1.0% higher than the then applicable interest rate on the Notes. Additional Interest may accrue on the Notes in certain circumstances if we do not consummate the exchange offer or shelf registration, as applicable, as provided in the Registration Rights Agreement.

The Company will pay the principal of, premium, if any, interest and Additional Interest, if any, on the Notes:

•	at the office or agency maintained for that purpose;

•	at its option, by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of the Notes; or

•

with respect to Notes represented by global Notes the holders of which have provided the Company or the paying agent with wire transfer instructions, by wire transfer of immediately available funds to the account or accounts specified.

Until the Company designates another office or agency, its office or agency for the payment of the principal of, premium, if any, interest and Additional Interest, if any, on the Notes will be a corporate trust office of the Trustee, initially located at 301 West 11th Street, Wilmington, DE 19801, WTP 1. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Guarantees

The Notes will be fully and unconditionally Guaranteed (the “Note Guarantees”), on a joint and several basis, by each of the Guarantors. On the Issue Date, Tembec Inc. and all of Tembec Inc.’s Restricted Subsidiaries (other than the Company) became Guarantors (other than any Foreign Subsidiary or Immaterial Subsidiary existing on the Issue Date). After the Issue Date, Tembec Inc. will cause each of its Restricted Subsidiaries (other than (w) any Foreign Subsidiary, (x) any Restricted Subsidiary that is prohibited by law from Guaranteeing the Notes or that would experience adverse regulatory consequences as a result of providing a Guarantee of the Notes (so long as, in the case of this clause (x), such Restricted Subsidiary has not provided a Guarantee of any other Debt of the Company or any Guarantor), (y) any Receivable Subsidiary and (z) any Immaterial Subsidiary) to Guarantee the Notes.

As of the date of the Indenture, all of our Subsidiaries are “Restricted Subsidiaries”, with the exception of each of Kirkland Lake Engineered Wood Products, Inc. and Tembec Investments USA II, Inc. and each of their direct and indirect Subsidiaries, all of which will be Unrestricted Subsidiaries. Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”, any of our Subsidiaries on or after the date of the Indenture may be designated as “Unrestricted Subsidiaries”. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not Guarantee the Notes. The Notes will be structurally subordinated in right of payment to all Debt and other liabilities (including trade payables and lease obligations) of Subsidiaries that do not provide Note Guarantees. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, and with respect to United States non-Guarantor Subsidiaries, claims of minority stockholders (other than the Company and the Guarantors) of those subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company and the Guarantors, including Holders of the Notes. As of December 25, 2010, Tembec Inc.’s Subsidiaries which are not Guarantors represented approximately 21% of Tembec Inc.’s consolidated assets and for the quarter ended December 25, 2010, Tembec Inc.’s Subsidiaries that were not Guarantors accounted for approximately 11.2% Tembec Inc.’s consolidated revenues.

The obligations of a Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance, fraudulent transfer, preference or transaction that is undervalued under applicable law. The Note Guarantees will be secured by Liens on the Collateral described below under “—Security”. See “Risk Factors—

Because the liability of each Guarantor under its guarantee may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.” and “Risk Factors—Applicable U.S. and Canadian laws allow courts, under certain circumstances, to void the guarantees of the Notes and any related security, such that the resources of the Guarantors may not be available to make payments in respect of the Notes.”

The Note Guarantee of a Guarantor and its obligations under the Note Documents will be automatically and unconditionally released:

(a)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Tembec Inc. or a Restricted Subsidiary of Tembec Inc., if the sale or other disposition complies with the “Asset Sale” or “Consolidation, Amalgamation, Merger, Conveyance, Transfer or Lease” provisions of the Indenture;

(b)	in connection with any sale, issuance or other disposition of Equity Interests of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Tembec Inc. or a Restricted Subsidiary of Tembec Inc., if the sale, issuance or other disposition complies with the “Asset Sale” provisions of the Indenture and the Guarantor ceases to be a Restricted Subsidiary of Tembec Inc. as a result of such sale, issuance or other disposition;

(c)	if Tembec Inc. designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(d)	upon that Guarantor becoming an Immaterial Subsidiary;

(e)	upon the release of such Guarantor from its Note Guarantee with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”; or

(f)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the caption “—Satisfaction and Discharge of the Indenture; Defeasance”.

Upon any release of a Guarantor from its Note Guarantee, such Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents.

Ranking

Ranking of the Notes

The Notes will be senior secured obligations of the Company and will rank:

•	equally in right of payment with all existing and future senior Debt of the Company, including any Permitted Additional Pari Passu Obligations;

•	senior in right of payment to all existing and future subordinated Debt of the Company;

•

effectively subordinated to the Credit Facility Obligations, to the extent of the value of the Credit Facility Priority Collateral, and effectively senior to the Credit Facility Obligations, to the extent of the value of the Notes Priority Collateral; and

•	structurally subordinated to any Debt or Obligations of any non-Guarantor Subsidiaries of Tembec Inc.

The Notes will be secured by a first-priority security interest in the Notes Priority Collateral and a second-priority security interest in the Credit Facility Priority Collateral (subject as to priority and otherwise, in each case, to certain exceptions and Permitted Liens). The Credit Facility Obligations are secured by a first-priority security interest in the Credit Facility Priority Collateral and a second-priority security interest in the Notes Priority

Collateral (subject as to priority and otherwise, in each case, to certain exceptions and Permitted Liens). As a result, the Notes will be (a) effectively subordinated to (i) the Credit Facility Obligations, to the extent of the value of the Credit Facility Priority Collateral and (ii) any Debt of the Company and the Guarantors secured by assets which are not part of the Collateral securing the Notes, to the extent of the value of such assets, (b) effectively senior to the Credit Facility Obligations, to the extent of the value of the Notes Priority Collateral and (c) equal in right of payment with any Permitted Additional Pari Passu Obligations.

Ranking of the Note Guarantees

The Notes will be fully and unconditionally Guaranteed, on a joint and several basis, by each of the Guarantors. Each Note Guarantee will be a senior secured obligation of the applicable Guarantor and will rank:

•	equally in right of payment with all existing and future senior Debt of such Guarantor;

•	senior in right of payment to all existing and future subordinated Debt of such Guarantor, if any; and

•

effectively subordinated to the Credit Facility Obligations guaranteed by such Guarantor, to the extent of the value of the Credit Facility Priority Collateral of such Guarantor, and effectively senior to the Credit Facility Obligations guaranteed by such Guarantor, to the extent of the value of the Notes Priority Collateral of such Guarantor.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Security

The Obligations of the Company with respect to the Notes, the Obligations of the Guarantors under the Note Guarantees, and the performance of all other Obligations of the Company and the Guarantors under or relating to the Note Documents will be secured equally and ratably (together with any other Permitted Additional Pari Passu Obligations) by:

(i) a second-priority security interest in the Credit Facility Priority Collateral (other than assets of the type described in clause (f) thereof); and

(ii) a first-priority security interest in substantially all of the other assets of the Company and the Guarantors, in each case whether now owned or hereafter acquired, including, without limitation, the following assets (other than the Excluded Assets) (the “Notes Priority Collateral”):

•	equipment (as defined in the PPSA or Article 9 of the UCC, as applicable) and documents (as defined in Article 9 of the UCC) relating to equipment;

•	Equity Interests of each Restricted Subsidiary of Tembec Inc. that do not constitute Excluded Notes Pledged Collateral (collectively, the “Notes Pledged Collateral”);

•

all right, title and interest of the Company or any Guarantor in any owned real property (including all fixtures, easements and appurtenances relating thereto and improvements thereon together with all rents therefrom) owned by the Company or any Guarantor on the Issue Date or acquired by the Company or any Guarantor after the Issue Date (except to the extent subject to clause (vii) of the definition of “Excluded Assets” or a Lien permitted by clause (a), (g), (j), (l), (m), (o), (t), (v), (w), (x), (aa), (bb) or (hh) of the definition of Permitted Liens to the extent that and for so long as the documentation relating to such Lien prohibits the granting of a Lien thereon to secure the Note Obligations (in each case, after giving effect to the applicable provisions of the UCC or PPSA));

•	all general intangibles (as defined in Article 9 of the UCC) (excluding any general intangibles constituting Credit Facility Priority Collateral) and hedging agreements;

•	letter of credit rights arising from or derivative of the foregoing;

•	supporting obligations (as defined in Article 9 of the UCC) and certain commercial tort claims (as defined in Article 9 of the UCC), in each case, relating to the foregoing;

•	the Notes Priority Collateral Account and other identifiable cash proceeds of Notes Priority Collateral;

•	to the extent not constituting Credit Facility Priority Collateral, all other personal property;

•	all proceeds of any and all of the foregoing which fall into any of the categories of Notes Priority Collateral set forth above.

“Excluded Assets” will include, among other things, the following assets of the Company and the Guarantors:

(i)	assets located outside the United States and Canada to the extent a Lien on such assets cannot be perfected by the filing of UCC or PPSA financing statements in the jurisdictions of organization of the Company and the Guarantors;

(ii)	assets subject to Liens pursuant to clause (a), (g), (j), (l), (m), (o), (t), (v), (w), (x), (aa), (bb) or (hh) of the definition of “Permitted Liens” to the extent that and for so long as the documentation relating to such Liens prohibit such assets from being Collateral (in each case, after giving effect to the applicable provisions of the UCC or PPSA);

(iii)	motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC or PPSA financing statements in the jurisdictions of organization of the Company and the Guarantors;

(iv)	Equity Interests of (a) Unrestricted Subsidiaries and each of their direct and indirect Subsidiaries, including, but not limited to, Kirkland Lake Engineered Wood Products, Inc. and Tembec Investments USA II, Inc., (b) any joint venture or partnership held by Tembec, Inc. or any of its Restricted Subsidiaries that is not a direct or indirect Subsidiary of Tembec Inc. (i) to the extent and for so long as the documents governing such Equity Interests prohibit such Equity Interests from being Collateral or (ii) if the Fair Market Value of such Equity Interests does not exceed $7.5 million, (c) Spruce Falls Acquisition Corp., (d) Tembec Luxembourg S.a.r.l. and each of its direct and indirect Subsidiaries and (e) Tembec Envirofinance SAS and each of its direct and indirect Subsidiaries (collectively, “Excluded Notes Pledged Collateral”);

(v)	any contract, lease, license or other agreement to the extent that and for so long as the grant of a security interest therein would violate applicable law, result in the invalidation thereof or provide any party thereto with a right of termination with respect thereto (in each case, after giving effect to applicable provisions of the UCC or PPSA);

(vi)	any amount of cash or investment property which is deposited as collateral for any other Debt of the Company (other than the Credit Facility Obligations) in a transaction permitted by the Indenture to the extent that and for so long as the documentation relating to such Debt does not permit the Notes Lien to extend to such cash or investment property;

(vii)	all of the Company’s and the Guarantors’ right, title and interest in owned real property to the extent the book value thereof does not exceed $2.0 million on the Issue Date (or in the case of any owned real property acquired after the Issue Date, upon the later of the acquisition thereof or the completion of construction of any improvements thereon);

(viii)	any leasehold interest in any real property of the Company or any Guarantor, as tenant; and

(ix)	proceeds and products of any and all of the foregoing Excluded Assets described in clause (i) through (viii) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (i) through (viii) above.

The Collateral has been pledged pursuant to a security agreement by and among the Company, the Guarantors and the Collateral Agent (the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure debt (the “Mortgages”) or other grants or transfers for security executed and delivered by the Company or the applicable Guarantor to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Equity Interests owned by any such Subsidiary) shall constitute Collateral.

So long as no Event of Default and no event of default under any Permitted Additional Pari Passu Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Company and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Security Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, to the extent permitted by law and following notice by the Collateral Agent to the Company and the Guarantors:

(1)	all of the rights of the Company and the Guarantors to exercise voting or other consensual rights with respect to all Equity Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2)	the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement described below under “—Intercreditor Agreement”, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the registered holders of a majority of the Notes and any Permitted Additional Pari Passu Obligations.

The Indenture and the Security Documents require that the Company and the Guarantors grant to the Collateral Agent, for the benefit of the Collateral Agent, the Trustee and the Holders of the Notes, a first-priority lien on all property acquired after the Issue Date of the type described above as Notes Priority Collateral and a second-priority Lien on property acquired after the Issue Date of the type described in the definition of Credit Facility Priority Collateral (other than assets of the type described in clause (f) thereof) (subject as to priority and otherwise, in each case, to certain exceptions and Permitted Liens).

Intercreditor Agreement

On the Issue Date, the Company, the Guarantors, the Collateral Agent, on behalf of the Trustee, the Holders of Notes, and the Holders of any Permitted Additional Pari Passu Obligations, and the Credit Facility Collateral Agent, on behalf of the holders of the Credit Facility Obligations, entered into an intercreditor agreement (the “Intercreditor Agreement”) that sets forth, among other things, the relative priority of the Liens in favor of the Credit Facility Collateral Agent on Collateral securing the Credit Facility Obligations (the “Credit Facility Liens”) and Liens in favor of the Collateral Agent on Collateral securing the Note Obligations and any Permitted Additional Pari Passu Obligations (the “Note Liens”), as well as certain other rights, priorities and interests of the Holders of the Notes and any Permitted Additional Pari Passu Obligations and the holders of the Credit Facility Obligations. The Intercreditor Agreement also places certain restrictions on the Company. The Intercreditor Agreement provides, among other things:

Lien Priority

Notwithstanding the time, order or method of creation or perfection of any Credit Facility Obligations, Credit Facility Liens, Obligations under the Notes or any Permitted Additional Pari Passu Obligations or the Note Liens (or the enforceability of any such Liens), (i) the Credit Facility Liens on the Credit Facility Priority Collateral will rank senior to any Note Liens on the Credit Facility Priority Collateral and (ii) the Note Liens on the Notes

Priority Collateral will rank senior to any Credit Facility Liens on the Notes Priority Collateral. The Collateral of the Company and the Guarantors securing the Credit Facility Obligations and the Note Obligations and any Permitted Additional Pari Passu Obligations will be the same except that (i) the Credit Facility Obligations will be secured by Liens on Excluded Assets which on the Issue Date constituted collateral securing obligations under the financing agreement referred to in clause (i) of the definition of “Credit Facilities”, (ii) the Note Obligations and any Permitted Additional Pari Passu Obligations will be secured by Liens on the Notes Pledged Collateral, and (iii) to the extent that the holders of the Credit Facility Obligations agree in the documentation for the Credit Facility that any Collateral that would otherwise constitute Credit Facility Priority Collateral shall no longer constitute Credit Facility Priority Collateral, then that portion of such Collateral shall cease to constitute Credit Facility Priority Collateral and shall automatically constitute Note Priority Collateral.

Prohibition on Contesting Liens and Obligations

No Holder of any Note Obligations or Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the Credit Facility Liens or the Credit Facility Obligations and no holder of any Credit Facility Obligations may contest the validity or enforceability of the Note Liens, the Note Obligations or any Permitted Additional Pari Passu Obligations.

Exercise of Remedies and Release of Liens

The Collateral Agent will have no right to take any enforcement action with respect to the Credit Facility Priority Collateral until 90 days (the “Note Standstill Period”) following the receipt by the Credit Facility Collateral Agent of a written notice by the Collateral Agent of the occurrence of an event of default under the Indenture and its intention to take an enforcement action with respect to the Credit Facility Priority Collateral and/or the Notes Priority Collateral, and then only if the Credit Facility Collateral Agent is not diligently pursuing in good faith an enforcement action with respect to the Credit Facility Priority Collateral. The Credit Facility Collateral Agent will have no right to take any enforcement action with respect to the Notes Priority Collateral until 90 days (the “Credit Facility Standstill Period”) following the receipt by the Collateral Agent of a written notice by the Credit Facility Collateral Agent of the occurrence of an event of default under the Credit Agreement and its intention to take an enforcement action with respect to the Notes Priority Collateral and/or the Credit Facility Priority Collateral, and then only if the Collateral Agent is not diligently pursuing in good faith an enforcement action with respect to the Notes Priority Collateral. Upon any sale of any Credit Facility Priority Collateral in connection with any enforcement action consented to by the Credit Facility Collateral Agent which results in the release of the Credit Facility Lien on such item of Credit Facility Priority Collateral, the Note Lien on such item of Credit Facility Priority Collateral will be automatically released. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the Collateral Agent which results in the release of the Note Lien on such item of Notes Priority Collateral, the Credit Facility Lien on such item of Notes Priority Collateral will be automatically released.

Limitation on Optional Redemptions, Change of Control Offers and Asset Sale Offers

Pursuant to the terms of the Intercreditor Agreement, the Company will not be permitted to redeem Notes pursuant to an optional redemption or offer to purchase Notes in the event of a Change of Control or an Asset Sale while a default has occurred and is continuing under the Revolving Credit Facility. Furthermore, the Company will not be permitted to use borrowings under the Revolving Credit Facility to redeem Notes pursuant to an optional redemption or to purchase Notes tendered pursuant to an offer to purchase in connection with a Change of Control or an Asset Sale.

Credit Facility Collateral Agent’s Access and Use Rights

Pursuant to the terms of the Intercreditor Agreement, the Credit Facility Collateral Agent may occupy and use the Note Priority Collateral on a non-exclusive basis for up to 120 days (the “Liquidation Period”) following the earlier to occur of (a) the commencement of an enforcement action by the Credit Facility Collateral Agent in respect of the Credit Facility Priority Collateral and (b) the receipt by the Credit Facility Collateral Agent of a notice from the Collateral Agent of the acceleration of the Note Obligations and/or Permitted Additional Pari Passu Obligations and its intention to take enforcement action.

Tracing of Collateral and Treatment of Cash

Any proceeds of Notes Priority Collateral in excess of $10 million shall be deposited into a Notes Priority Collateral Account (as defined below). No proceeds of Credit Facility Priority Collateral or Excluded Assets are to be deposited into the Notes Priority Collateral Account. So long as no Event of Default shall have occurred and be continuing, the Company (or the Restricted Subsidiary or Tembec Inc., as the case may be) shall be allowed to draw upon and direct the application of such cash proceeds of Notes Priority Collateral in accordance with the “Limitation on Asset Sales” covenant.

Application of Proceeds

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) Credit Facility Priority Collateral will first be applied to the repayment of all Credit Facility Obligations before being applied to any Note Obligations or any Permitted Additional Pari Passu Obligations and (y) Notes Priority Collateral will first be applied to the repayment of all the Note Obligations and any Permitted Additional Pari Passu Obligations before being applied to any Credit Facility Obligations.

Amendment and Refinancings

The Credit Facility Obligations, the Note Obligations and any Permitted Additional Pari Passu Obligations may be amended or refinanced subject to continuing rights of the holders of such amended or refinanced Debt under the Intercreditor Agreement.

Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, the Company and the Guarantors will have the right under the Note Documents to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral

The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Note Liens securing the Obligations under the Notes and the Note Guarantees under any one or more of the following circumstances:

(1)	in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2)	in connection with asset dispositions permitted or not prohibited under the covenant described below under “—Limitation on Asset Sales”;

(3)	in connection with the sale or other disposition of accounts receivable and related assets pursuant to a Receivables Transaction, as to the accounts receivables and related assets transferred to a Receivables Subsidiary;

(4)	if any Guarantor is released from its Note Guarantee in accordance with the terms of the Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Note Liens securing the Obligations under the Notes and the Note Guarantees; or

(5)	if required in accordance with the terms of the Intercreditor Agreement.

The Note Liens securing the Obligations under the Notes and the Note Guarantees also will be released:

(1)	upon legal defeasance or covenant defeasance or satisfaction and discharge of the Indenture as described below under the captions “—Satisfaction and Discharge of the Indenture; Defeasance”; or

(2)	with the consent of the holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver”.

Certain Canadian Bankruptcy and Insolvency Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. You should be aware that the rights of the Collateral Agent and Trustee to enforce remedies on behalf of Holders of the Notes are likely to be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the Company or any Guarantor. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others, allowing it to retain possession and administration of its property and to prepare and file a proposal or plan of compromise or arrangement for consideration by all or some of its creditors to be voted on by the various classes of its creditors affected thereby. Such a restructuring plan or proposal, if accepted by the requisite majorities of creditors and if approved by the relevant Canadian court, would likely result in the compromise or extinguishment of your rights under the Notes and may result in the debtor retaining possession and administration of its property notwithstanding that an event of default occurred under the Notes.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, we cannot predict if payments under the Notes would be made following commencement of or during any such proceeding, whether or when the Collateral Agent and the Trustee could exercise their respective rights under the Indenture and the applicable Security Documents, whether claims of Holders of the Notes could be compromised or extinguished under such a proceeding or whether and to what extent Holders of the Notes would be compensated for any delays in payment, if any, of principal, interest and costs, including the fees and disbursements of the Trustee and the Collateral Agent.

Optional Redemption

Optional Redemption prior to third anniversary. At any time and from time to time during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, the Company, at its option, may redeem a portion of the Notes upon not less than 30 nor more than 60 days’ prior written notice, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to but not including the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date); provided, that the maximum aggregate principal amount of the Notes that may be redeemed during any such 12 consecutive month period shall not exceed 10% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under the Indenture.

Optional Redemption on or after December 15, 2014. At any time and from time to time on and after December 15, 2014, the Company, at its option, may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior written notice, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest and Additional Interest, if any, to but not including the applicable redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the 12-month period beginning on December 15 of each of the years set forth below.

Year	Redemption Price
2014	105.625%
2015	102.813%
2016 and thereafter	100.000%

Optional Redemption with Proceeds of Qualified Equity Offerings. At any time and from time to time prior to December 15, 2013, upon not less than 30 nor more than 60 days’ prior written notice, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the outstanding Notes (including any Additional Notes) at a redemption price equal to 111.250% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to but not including the applicable redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date) if:

•	such redemption is made with the net proceeds of one or more Qualified Equity Offerings;

•

at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Tembec Inc. or its Subsidiaries); and

•	the redemption occurs within 90 days following the closing of such Qualified Equity Offering.

Optional Redemption at Make-Whole Price. At any time and from time to time prior to December 15, 2014, upon not less than 30 nor more than 60 days’ prior written notice, the Company, at its option, may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to but not including the redemption date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date).

In addition to the foregoing, the Notes may be redeemed in the circumstances described below under “—Redemption for Tax Reasons”.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes (or portions thereof) for redemption as follows:

•	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•

if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to DTC’s procedures as applicable).

No Notes of $2,000 principal amount or less will be redeemed in part. Notices of redemption will be mailed by first class mail (or, to the extent permitted by applicable procedures or regulations, electronically) at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, will cease to accrue on Notes or portions thereof called for redemption.

The Company may at any time, and from time to time, purchase Notes by means other than redemption, whether pursuant to a tender offer, in open market transactions, pursuant to privately negotiated purchases or otherwise, subject to compliance with applicable securities laws.

Additional Amounts

The Indenture provides that payments made by the Company under or with respect to the Notes or any of the Guarantors under or with respect to any Note Guarantee will be made without withholding or deduction for or on account of any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Company or any Guarantor is from time to time organized, engaged in business for tax purposes or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including the jurisdiction of any paying agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by the Company under or with respect to the Notes or any of the Guarantors under or with respect to any Note Guarantee, the Company or the relevant Guarantor, as applicable, will pay to each Holder of Notes, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment to a Holder of the Notes (to the extent the following exclusions apply, an “Excluded Holder”):

(a)	which is subject to such Taxes by reason of it not dealing at arm’s length (within the meaning of the Income Tax Act) with the Company or the Guarantors, as applicable, at the time of making such payment,

(b)	which is subject to such Taxes by reason of its being connected with a relevant Tax Jurisdiction or any province or territory thereof otherwise than by the acquisition, ownership or disposition of the Notes, the receipt of payments in respect of such Note or a Note Guarantee or the enforcement thereof,

(c)	in respect of such Taxes that would not have been so withheld or deducted if the Note had been presented for payment within 30 days after the Company made available to such Holder a payment of principal in accordance with the terms of the Indenture, except to the extent that such Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period and there were no additional withholdings or deductions as a result of such late presentment,

(d)	in respect of any estate, inheritance, gift, transfer, excise, personal property or similar taxes, duties assessments or other similar governmental charges,

(e)	which, despite being required by law, statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes, failed to comply with a timely request of the Company to provide information concerning such holder’s nationality, residence, entitlement to treaty benefits, identity or connection with a Tax Jurisdiction or to make any timely or valid declaration or similar claim or satisfy any certification information or other reporting requirement, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such holder but for this clause, or

(f)	any combination of the above clauses in this proviso.

The Company or the relevant Guarantor will also:

(a)	make such withholding or deduction, and

(b)	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company or the relevant Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes are due pursuant to applicable law, copies of tax receipts, if any (or other documentation), evidencing the payments of Taxes made by the Company, or a Guarantor, as the case may be on behalf of the Holders.

The Company and the Guarantors will indemnify and hold harmless each Holder of Notes and upon written request reimburse each such Holder for the amount of:

(a)	any Taxes (other than any Taxes excluded from Additional Amounts in clauses (a) through (f) above) levied or imposed and paid by such Holder as a result of any failure of the Company or the relevant Guarantor to withhold, deduct or remit to the relevant authority, on a timely basis, the full amount required under applicable law,

(b)	any liability (including penalties, interest and expense) arising therefrom or with respect thereto, and

(c)	any Taxes (other than (i) any Taxes excluded from Additional Amounts in clauses (a) through (f) above and (ii) any Taxes that are in the nature of taxes on net income, taxes on capital, franchise taxes, net worth taxes and similar taxes that, in each case, are imposed by any jurisdiction as a result of the Holder being connected with such jurisdiction or any province or territory thereof otherwise than by the acquisition, ownership or disposition of the Notes, the receipt of payments in respect of such Note or a Note Guarantee or the enforcement thereof) imposed with respect to any reimbursement under clause (a) or (b) above.

In addition to the foregoing, the Company and the Guarantors will also pay and indemnify each Holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other liabilities related thereto) which are levied by any relevant Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee or any other document referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee.

If the Company or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or a Note Guarantee, the Company or such Guarantor, as the case may be, will deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or such Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amounts so payable and will set forth such other information as is reasonably necessary to enable the Paying Agent to pay such Additional Amounts to the Holders of the Notes on the payment date.

Whenever in the Indenture or in this “Description of Notes” there is mentioned, in any context:

(a)	the payment of principal (and premium, if any),

(b)	purchase prices in connection with a repurchase of Notes,

(c)	interest and Additional Interest, if any, or

(d)	any other amount payable on or with respect to any of the Notes or any Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the Indenture and any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Note Guarantee) and, in each case, any department or political subdivision thereof or therein.

Redemption for Tax Reasons

The Company may at any time redeem, in whole but not in part, the outstanding Notes (upon giving notice of such redemption within 60 days of the announcement or the effectiveness of any change described in clauses (a) or (b) below, which notice shall be irrevocable) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, and all Additional Amounts (if any) then due and which will be come due on the date of redemption as a result of the redemption or otherwise, if on the next date on which any amount would be payable in respect of the Notes, the Company has become or would become obligated to pay any Additional Amounts in respect of the Notes, and the Company cannot avoid any such payment obligation by taking reasonable measures available to it, as a result of:

(a)	any change in or amendment to the laws (or regulations promulgated thereunder) of a relevant Tax Jurisdiction, or

(b)	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced and is effective on or after the Issue Date (or, if the applicable relevant Tax Jurisdiction became a Tax Jurisdiction on a date after the Issue Date, such later date); provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it as determined by resolution of the Board of Directors of the Company or as certified in an Officers’ Certificate, and the Company has delivered to the Trustee a certified copy of such resolution or such Officers’ Certificate, as applicable, prior to giving the applicable notice of redemption. See “—Additional Amounts”.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, the Company will be required to make an Offer to Purchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price (the “Purchase Price”) in cash equal to 101% of the principal amount of the Notes tendered, plus accrued and unpaid interest and Additional Interest, if any, to but not including the Purchase Date (subject to the right of holders of the Notes on the relevant record date to receive interest due on an interest payment date falling on or prior to the Purchase Date). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following a Change of Control, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price and (ii) all Notes validly tendered (and not withdrawn) pursuant to the Offer to Purchase are purchased in accordance with the terms of such Offer to Purchase.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase upon a Change of Control made by the Company and purchases all Notes validly tendered (and not withdrawn) under such Offer to Purchase or (ii) a notice of redemption for all of the outstanding Notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption”. An Offer to Purchase (an “Advanced Offer to Purchase”) may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time such Advanced Offer to Purchase is made. The Company will not be required to make another Offer to Purchase upon such Change of Control if an Advanced Offer to Purchase has already been made.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with any Offer to Purchase as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Purchase Date, the Company will, to the extent lawful:

•	accept for payment all Notes or portions thereof validly tendered (and not withdrawn) pursuant to the Offer to Purchase;

•	deposit with the paying agent an amount equal to the aggregate purchase price to be paid in such Offer to Purchase in respect of all Notes or portions thereof validly tendered (and not withdrawn); and

•

deliver or cause to be delivered to the Trustee the Notes or portions thereof so accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The paying agent will promptly mail or wire transfer to each Holder of Notes or portions of Notes so accepted for payment the Purchase Price payable with respect to such Notes or portions of Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Purchase Date.

The phrase “all or substantially all”, as used in the definition of “Change of Control”, has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, amalgamation or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified with the written consent of Holders of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver”.

Certain Covenants

Set forth below are certain covenants contained in the Indenture.

Suspension of Covenants

The covenants described below (the “Suspended Covenants”) under:

•	“—Limitation on Incurrence of Debt”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Transactions with Affiliates”;

•	“—Limitation on Business Activities”;

•	clauses (ii) and (iii) of the covenant described below under “—Limitation on Sale and Leaseback Transactions”; and

•	clause (vi) of the covenant described below under “—Consolidation, Amalgamation, Merger, Conveyance, Transfer or Lease”

will not apply during any period during which the Notes have an Investment Grade Status (a “Suspension Period”).

Additionally, during any Suspension Period, the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that Tembec Inc. and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have Investment Grade Status, then the Suspended Covenants will apply with respect to events occurring following the Reversion Date (unless and until the Notes subsequently attain an Investment Grade Status, in which case the Suspended Covenants will again be suspended for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default, Event of Default or breach of any kind will be deemed to exist under any of the Note Documents with respect to the Suspended Covenants, and none of Tembec Inc. or any of its Subsidiaries will bear any liability for any actions taken or events occurring during a Suspension Period and before any related Reversion Date, or any actions taken at any time pursuant to any contractual obligation or binding commitment arising prior to such Reversion Date, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period. There can be no assurance that the Notes will ever achieve an Investment Grade Status or that any such rating will be maintained.

On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt existing on the Issue Date. For purposes of calculating the amount available to be made as Restricted Payments under clause (c) of the first paragraph of the “—Limitation on Restricted Payments” covenant on or after the Reversion Date, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (ii) through (xi) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (c) of the first paragraph of such covenant; provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. In addition, for purposes of the other Suspended Covenants all agreements entered into and all actions taken during the Suspension Period, including, without limitation, the Incurrence of Debt shall be deemed to have been taken or to have existed prior to the Issue Date.

Limitation on Incurrence of Debt

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Company and any Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of Tembec Inc. would be greater than 2.25 to 1.0 and (b) no Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

Notwithstanding the first paragraph above, Tembec Inc. and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance with this “—Limitation on Incurrence of Debt” covenant, (x) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of the amount of Debt shall not be included and (y) in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt and/or would have been permitted to have been Incurred pursuant to the first paragraph of this “—Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, may classify, and from time to time may reclassify, all or any portion of such item of Debt as being within one or more of such categories or as being Debt permitted to be Incurred pursuant to the first paragraph of this “—Limitation on Incurrence of Debt” covenant.

The accrual of interest and dividends, the accretion of accreted value, the amortization of original issue discount, the payment of interest on any Debt in the form of additional Debt, the payment of dividends on Equity Interests in the forms of additional shares of Equity Interests with the same terms, and changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder will not be deemed to be an Incurrence of Debt.

Any increase in the United States dollar equivalent of outstanding Debt of Tembec Inc. or any of its Restricted Subsidiaries denominated in a currency other than United States dollars resulting from fluctuations in the exchange values of currencies will not be considered to be an Incurrence of Debt for purposes of this covenant; provided that the amount of Debt of Tembec Inc. and its Restricted Subsidiaries outstanding at any time for purposes of covenant compliance will be the United States dollar equivalent of all such Debt of Tembec Inc. and its Restricted Subsidiaries outstanding at such time.

Tembec Inc. will not, and will not permit the Company or any Guarantor to incur, any Debt that pursuant to its terms is subordinate or junior in right of payment to any other Debt of Tembec Inc., the Company or such Guarantor, unless such Debt is also subordinated in right of payment to the Notes or the Note Guarantee of such Guarantor, as the case may be, on substantially identical terms; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or by virtue of being secured on a junior lien or priority basis.

Limitation on Restricted Payments

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of such Restricted Payment:

(a)	no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	after giving effect to such Restricted Payment on a pro forma basis, Tembec Inc. could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “—Limitation on Incurrence of Debt” covenant; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Tembec Inc. and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1)	50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of Tembec Inc. accrued on a cumulative basis during the period (taken as one accounting period) from and including the first day of the fiscal quarter during which the Issue Date occurred and ending on the last day of Tembec Inc.’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(2)	100% of the aggregate net cash proceeds (including the Fair Market Value of property other than cash) received by Tembec Inc. subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance or sale (other than to a Restricted Subsidiary) of its Equity Interests (other than Disqualified Stock); provided that this shall apply only to the extent such net cash proceeds have not been used to make any Restricted Payments pursuant to clauses (ii) and (iii)(y) of the next succeeding paragraph, plus

(3)

the amount equal to the sum of (x) the net reduction in Investments (other than Permitted Investments) made by Tembec Inc. or any Restricted Subsidiary, subsequent to the Issue Date, in any Person, resulting from payments of interest on Debt; dividends; repayments of loans or advances; repurchases, repayments or redemptions of such Investments by such Person; proceeds representing the return of capital; and proceeds received upon the sale or other disposition of such Investments (but, in each case, only to the extent such interest, dividends, repayments, repurchases, repayments, redemptions, returns of capital or proceeds are not included in the calculation of Consolidated Net Income) and (y) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, the portion (proportionate to Tembec Inc.’s or any Restricted Subsidiary’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is re-designated a Restricted Subsidiary; provided, however, that the foregoing sum will not exceed, in the case of any such Person, the amount of Investments (other than Permitted Investments) previously made (and treated as a Restricted Payment) by Tembec Inc. or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(4)	the amount by which Debt of Tembec Inc. and its Restricted Subsidiaries is reduced on Tembec Inc.’s balance sheet upon the conversion or exchange (other than by a Subsidiary of Tembec Inc.) subsequent to the Issue Date, of any Debt of Tembec Inc. or any of its Restricted Subsidiaries convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Tembec Inc. or any of its Restricted Subsidiaries (less the amount of any cash, or the Fair Market Value of any other property, distributed by Tembec Inc. or any of its Restricted Subsidiaries upon such conversion or exchange).

Notwithstanding the foregoing provisions, Tembec Inc. and its Restricted Subsidiaries may take the following actions:

(i)	the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the Indenture;

(ii)	any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale (other than to a Subsidiary of Tembec Inc.) of Equity Interests (other than Disqualified Stock) of Tembec Inc. or a substantially concurrent cash capital contribution received by Tembec Inc.;

(iii)	the making of any payment on or with respect to, or the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Debt or Disqualified Stock of Tembec Inc. or any of its Restricted Subsidiaries that is subordinate in right of payment to the Notes or to any Note Guarantee with, in exchange for, or with the net cash proceeds from (x) an Incurrence of new Debt (other than Debt issued or sold to a Subsidiary of Tembec Inc.) of Tembec Inc. or any of its Restricted Subsidiaries, as the case may be, Incurred in accordance with the Indenture or (y) an issuance or sale of Equity Interests (other than Disqualified Stock) of Tembec Inc.;

(iv)	the purchase, repurchase, redemption, retirement or other acquisition for value of Equity Interests in Tembec Inc. held by current or former officers, directors, employees or consultants (or their respective permitted transferees, estates or beneficiaries under their estates) of Tembec Inc. or any of its Subsidiaries; provided that the aggregate consideration paid for such purchase, repurchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $5.0 million (plus the amount of net cash proceeds received by Tembec Inc. and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by Tembec Inc. to members of management of Tembec Inc. and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment) in any fiscal year; provided that any unused amounts in any fiscal year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $10.0 million (plus the amount of net cash proceeds received by Tembec Inc. and its Restricted Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by Tembec Inc. to members of management of Tembec Inc. and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment) in any fiscal year;

(v)

repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent all or a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities or all or a portion of any taxes required to be withheld in connection with such exercise;

(vi)	the prepayment of Debt owed by Tembec Inc. or any of its Restricted Subsidiaries to Tembec Inc. or any of its Restricted Subsidiaries, the Incurrence of which was permitted pursuant to the covenant described under “—Limitation on Incurrence of Debt”;

(vii)	cash payments, in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Tembec Inc. or any of its Restricted Subsidiaries;

(viii)	so long as no Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Tembec Inc. or any of its Restricted Subsidiaries issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt” to the extent such dividends are included in the definition of Consolidated Fixed Charges;

(ix)	the declaration of any dividend or distribution by any of Tembec Inc.’s Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis;

(x)	upon the occurrence of (i) a Change of Control and after the completion of the Offer to Purchase described above under “—Repurchase at the Option of the Holders—Change of Control” or (ii) an Asset Sale to the extent that an Offer to Purchase is required to be made in accordance with the Indenture and after the completion of the Offer to Purchase as described below under “—Limitation on Asset Sales” (including, in each case, the purchase of all Notes validly tendered (and not withdrawn), any purchase, defeasance, retirement, redemption or other acquisition of Debt that is contractually subordinated in right of payment to the Notes or any Note Guarantee required under the terms of such Debt as a result of such Change of Control or Asset Sale, as applicable; and

(xi)	other Restricted Payments not in excess of $15.0 million in the aggregate.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments”, the Company may classify such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify from time to time any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “—Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets or securities, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on the Collateral, except Permitted Collateral Liens. Subject to the immediately preceding sentence, Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, on any of its property or assets now owned or hereafter acquired (other than property or assets constituting Collateral) without securing the Notes and all other amounts due under the Indenture and the Security

Documents in respect of the Notes (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien. Notwithstanding the foregoing, Tembec Inc. shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind to secure Debt on the Equity Interests of (x) Tembec Luxembourg S.a.r.l. or any of its direct and indirect Subsidiaries or (y) Tembec Envirofinance SAS or any of its direct and indirect Subsidiaries.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions to Tembec Inc. or any of its Restricted Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)	pay any Debt owed to Tembec Inc. or any of its Restricted Subsidiaries;

(iii)	make loans or advances to Tembec Inc. or any of its Restricted Subsidiaries; or

(iv)	transfer any of its property or assets to Tembec Inc. or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a)	agreements or instruments in effect or entered into on the Issue Date, including agreements or instruments governing Debt outstanding on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions are not materially more restrictive, taken as a whole, as determined in good faith by the Company, with respect to such dividend and other payment restrictions than those contained in the agreements or instruments governing such Debt on the Issue Date;

(b)	an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions are not materially more restrictive, taken as a whole, as determined in good faith by the Company, with respect to such dividend and other payment restrictions than those contained in the agreement prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions;

(c)

any agreement or other instrument of a Person acquired by Tembec Inc. or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions are not materially more restrictive, taken as a whole, as determined in good faith by the Company, with respect to such dividend and other payment restrictions than those contained in the agreements or other instruments prior to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or extensions;

(d)	customary provisions restricting subletting or assignment of any property or asset that is subject to any lease, contract, or license of Tembec Inc. or any of its Restricted Subsidiaries or provisions in agreements that restrict the assignment or transfer of such agreement or any rights thereunder;

(e)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(f)	any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property;

(g)	the Note Documents;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	customary provisions limiting the disposition or distribution of assets or property in partnership agreements, limited liability company organizational materials, stockholder agreements, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets (including Equity Interests of Subsidiaries) that are the subject of such agreements;

(j)	Liens permitted to be incurred under the Indenture, including under the provisions of the covenant described above under the caption “—Limitation on Liens”, that limit the right of Tembec Inc. or any of its Restricted Subsidiaries to sell or dispose of the property or assets subject to such Liens;

(k)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(l)	customary arrangements entered into or incurred by and relating exclusively to a Receivable Subsidiary in connection with a Receivables Transaction that, in the good faith determination of the Company’s Board of Directors, is reasonably necessary to effect such Receivables Transaction;

(m)	(m)(i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capital Lease Obligations permitted under the Indenture that impose restrictions on the property purchased or leased of the nature described in clause (iv) of the preceding paragraph; and

(n)	other Debt of Tembec Inc. or any of its Restricted Subsidiaries permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described above under “—Limitation on Incurrence of Debt”; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, as determined in good faith by the Company, with respect to such dividend and other payment restrictions than those contained in the Indenture.

Nothing contained in this “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent Tembec or any of its Restricted Subsidiaries from creating, incurring or suffering to exist any Permitted Lien or Permitted Collateral Lien.

Limitation on Asset Sales

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Tembec Inc. or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received by Tembec Inc. or such Restricted Subsidiary, as the case may be, in the Asset Sale is in the form of cash, Cash Equivalents or Replacement Assets; provided that to the extent the assets disposed of constituted Notes Priority Collateral, any Replacement Assets received constitute Notes Priority Collateral and to the extent such assets constituted Credit Facility Priority Collateral any Replacement Assets received constitute Collateral. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on the most recent consolidated balance sheet of Tembec or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee or, in the case of Notes Priority Collateral, any liabilities that are not secured by a Lien ranking prior to the Lien securing the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation or assignment and assumption agreement that releases Tembec Inc. or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by Tembec Inc. or any such Restricted Subsidiary from such transferee that are converted by Tembec Inc. or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of their receipt to the extent of the cash or Cash Equivalents received in that conversion.

In the case of an Asset Sale to the extent relating to Notes Priority Collateral (or, after the Discharge of Credit Facility Obligations, to the extent relating to Collateral), the Company shall deposit the Net Cash Proceeds therefrom in a segregated account or accounts (each, a “Notes Priority Collateral Account”) held by or under the control of (for purposes of the Uniform Commercial Code) the Collateral Agent or its agent to secure the Notes (and, in accordance with the Intercreditor Agreement, the Credit Facility Obligations) pursuant to arrangements substantially similar to arrangements relating to any similar collateral account in effect on the Issue Date or arrangements otherwise reasonably satisfactory to the Collateral Agent which shall, so long as no Event of Default shall have occurred and be continuing, allow for Tembec Inc. or the Restricted Subsidiary, as the case may be, to draw upon and direct the application of such Net Cash Proceeds at its option for any of the purposes set forth below; provided, that no such deposit shall be required, except to the extent that the aggregate Net Cash Proceeds from all such sales to the extent relating to Notes Priority Collateral (or, after the Discharge of Credit Facility Obligations, to the extent relating to Collateral) that are not held in a Notes Priority Collateral Account, and have not previously been applied in accordance with the provisions of this covenant, exceed $10.0 million.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, Tembec Inc. or the applicable Restricted Subsidiary, as the case may be, may apply (or cause to be applied) such Net Cash Proceeds at its option:

(1)	to the extent such Net Cash Proceeds constitute proceeds from the sale of Credit Facility Priority Collateral, to repay Credit Facility Obligations;

(2)

to prepay, repay or purchase (or offer to prepay, repay or purchase, as applicable) the Notes and any other Permitted Additional Pari Passu Obligations on a pro rata basis; provided that any repayment, prepayment or purchase of (or offer to repay, prepay or purchase) obligations under the Notes shall be made (x) as provided above under “Optional Redemption”, (y) through open-market purchases (to the extent such purchases are at or above 100% of the principal amount of the Notes purchased, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase) or (z) by making an Offer to Purchase

(in accordance with the procedures set forth below with respect to Excess Proceeds) to all holders of Notes to purchase their Notes (at 100% of the principal amount of the Notes purchased, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase);

(3)	to make capital expenditures or expenditures for maintenance, repair or improvement of existing properties and assets; provided that to the extent such Net Cash Proceeds constitute proceeds from the disposition of Notes Priority Collateral, such properties and assets constitute Notes Priority Collateral;

(4)	to acquire Replacement Assets; provided that to the extent such Net Cash Proceeds constitute proceeds from the disposition of Notes Priority Collateral, such Replacement Assets also constitute Notes Priority Collateral; or

(5)	any combination of the foregoing;

or enter into a binding commitment regarding clauses (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of Net Cash Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365 day period. If such acquisition or expenditure is not consummated on or before such 180th day and Tembec Inc. or such Restricted Subsidiary shall not have applied such Net Cash Proceeds pursuant to clauses (1)–(5) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Cash Proceeds.

Pending the final application of any such Net Cash Proceeds, Tembec Inc. or a Restricted Subsidiary may temporarily reduce Debt under Credit Facilities or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the third paragraph of this covenant will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $15.0 million, within thirty days thereof, the Company will make an Offer to Purchase to all Holders of Notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, in each case, equal to the maximum principal amount of Notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase will be equal to 100% of the principal amount of the Notes purchased, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of such an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture. If the aggregate principal amount of Notes and such other Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from in any transaction or series of related transactions, or enter into or make or amend, any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to Tembec Inc. or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by Tembec Inc. or such Restricted Subsidiary with an unaffiliated third party;

(2)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Company delivers to the Trustee a resolution adopted by the Board of Directors of the Company approving such Affiliate Transaction and an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(3)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Company obtains and delivers to the Trustee a written opinion of an investment banking, accounting, consulting or appraisal firm of national standing in Canada or the United States (an “Independent Financial Advisor”) to the effect that the transaction is fair, from a financial point of view, to Tembec Inc. or such Restricted Subsidiary, as the case may be.

The foregoing limitation does not limit, and shall not apply to:

(1)	Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments;

(2)	any employment or consulting agreement, director’s engagement agreement, employee benefit plan, officer or director indemnification agreement, severance arrangement, compensation or any similar arrangement entered into by Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business or approved in good faith by the relevant Board of Directors and payments pursuant thereto;

(3)	the payment of reasonable fees, compensation and other benefits (including retirement, health, stock, option, deferred compensation and other benefit plans) and indemnities to directors, officers and employees of Tembec Inc. and its Restricted Subsidiaries;

(4)	transactions between or among Tembec Inc. and one or more of its Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction) or between or among one or more Restricted Subsidiaries (including any Person that becomes a Restricted Subsidiary in connection with such transaction);

(5)	any transaction with a Person (other than an Unrestricted Subsidiary of Tembec Inc.) which would constitute an Affiliate Transaction solely because Tembec Inc. or a Restricted Subsidiary owns, directly or indirectly, Equity Interests of or otherwise controls such Person;

(6)	the issuance or sale of Equity Interests (other than Disqualified Stock) of Tembec Inc. (including, without limitation, to officers, directors and employees pursuant to stock option, stock ownership or other equity-based incentive plans);

(7)	any agreement, instrument or arrangement as in effect on the Issue Date and any transactions contemplated thereby and amendment or modification thereto or replacement thereof, so long as such amendment, modification or replacement is not materially less favorable, taken as a whole, to the Holders of the Notes than the original agreement, instrument or arrangement as in effect on the Issue Date;

(8)	transactions as to which the Company delivers to the Trustee a written opinion of an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view or otherwise, to Tembec Inc. or the Restricted Subsidiary that is a party thereto, as the case may be;

(9)	any contribution of capital to the Company or Tembec Inc.;

(10)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are not less favorable, taken as a whole, to Tembec Inc. or such Restricted Subsidiary, than those that might reasonably have been obtained in a comparable arm’s length transaction with an unaffiliated third party; and

(11)	sales or other dispositions of accounts receivable and related assets and interests therein of the type specified in the definition of “Receivables Transaction” to a Receivables Subsidiary in a Receivables Transaction and Permitted Investments and other transactions in connection with a Receivables Transaction and any other Standard Securitization Undertakings in connection with a Receivables Transaction.

Limitation on Sale and Leaseback Transactions

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i)	the consideration received in such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction as determined by a resolution of the Board of Directors of the Company or as certified to in an Officers’ Certificate;

(ii)	Tembec Inc. or the Restricted Subsidiary, as applicable, could have incurred Debt in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the covenant described above under the caption “—Limitation on Incurrence of Debt”; and

(iii)	if such Sale and Leaseback Transaction constitutes an Asset Sale, the transfer of assets in such Sale and Leaseback Transaction is permitted by, and Tembec Inc. or such Restricted Subsidiary, as the case may be, applies the Net Cash Proceeds of such transaction in compliance with the covenant described above under the caption “—Limitation on Asset Sales”.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, Tembec Inc. will furnish to the Trustee and, upon request, will furnish to beneficial owners of and prospective investors in the Notes a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the SEC’s rules and regulations that would be applicable if Tembec Inc. were required to file (or furnish, as applicable) such reports:

(1) (a)	all annual financial information that Tembec Inc. would have been required to file with the SEC on Forms 20-F or 40-F, as applicable (or any successor forms), containing the information required therein (or required in such successor form), if Tembec Inc. was permitted to file such Forms and was a reporting issuer under the securities laws of the Province of Quebec or Ontario; and

(b)	for the first three quarters of each year, all quarterly financial information that Tembec Inc. would have been required to file or furnish with the SEC on Form 6-K (or any successor form), if Tembec Inc. was permitted to file or furnish, as applicable, such Form and was a reporting issuer under the securities laws of the Province of Quebec or Ontario, and in each case including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by Tembec Inc.’s independent chartered accountants. Additionally, unless the SEC will not accept the filing or furnishing of such reports, the Company will file or furnish, as applicable, all reports on Forms 20-F or 40-F and 6-K with the SEC. Submission of any of the foregoing reports on the EDGAR system of the SEC (or any similar or successor system) will be deemed to constitute the furnishing of the information contained therein to the Holders of the Notes; and

(2)	all current reports that would otherwise be required to be filed or furnished by Tembec Inc. with the SEC on Form 6-K if Tembec Inc. was permitted to file or furnish, as applicable, such Form and was a reporting issuer under the securities laws of the Province of Quebec or Ontario;

provided, however, that to the extent permitted by the rules and regulations of the SEC, reports provided pursuant to clauses (1) and (2) above shall not be required to comply with (a) sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, and Items 307, 308 and 402 of Regulation S-K; or (b) Regulation G under the Exchange Act or item 10(e) of Regulation S-K with respect to any non-GAAP financial information contained therein.

In addition, all such financial information and reports will contain all financial information required to be provided in annual or quarterly reports, as applicable, under the laws of Canada or any province thereof to security holders of a company with securities listed on the Toronto Stock Exchange.

Notwithstanding the foregoing:

(1)	if at any time Tembec Inc. (or any successor) is not both a Guarantor and the parent company of the Company; or

(2)	if at any time the Company, if it was required to file or furnish, as applicable, with the SEC its own reports of the type described in the first paragraph of this covenant, would not (by virtue of Tembec Inc.’s reports being provided pursuant to the first paragraph of this covenant) be exempt from the obligation to file its own reports with the SEC pursuant to either (x) the provisions of Rule 12h-5 of the Exchange Act (or any successor provision thereto) or (y) if applicable, Section 13.4 of National Instrument 51-102—Continuous Disclosure Obligations (or any successor provision thereto);

the reports, information and other documents of Tembec Inc. required to be filed and provided as described above shall be those of, in the case of clause (1), the Company (combined, as applicable, with the information of existing Guarantors whose results would not otherwise be consolidated with those of the Company and its Subsidiaries) or, in the case of clause (2), both Tembec Inc. and the Company.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company designates any of Tembec Inc.’s Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Act) or Subsidiaries, the reports referred to in clause (1) of the first paragraph of this covenant shall include a statement setting forth, on an aggregated basis, the net income, revenue and total assets of such Subsidiary or Subsidiaries.

Additional Note Guarantees

After the Issue Date, Tembec Inc. caused each of its Restricted Subsidiaries (other than (v) the Company, (w) any Foreign Subsidiary, (x) any Restricted Subsidiary that is prohibited by law from Guaranteeing the Notes or that would experience adverse regulatory consequences as a result of providing a Guarantee of the Notes (so long as, in the case of this clause (x), such Restricted Subsidiary has not provided a Guarantee of any other Debt of the Company or any Guarantor), (y) any Receivable Subsidiary and (z) any Immaterial Subsidiary) to Guarantee the Notes.

Any Restricted Subsidiary that becomes a Guarantor after the Issue Date shall execute (i) a supplemental indenture, in accordance with the terms of the Indenture, pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a senior secured basis, all of the Company’s Obligations under the Notes upon the terms set forth in the Indenture and (ii) a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Notes, and take all actions required by the Security Documents to cause the Note Liens created thereunder to be duly perfected in accordance with applicable law, including the execution and delivery of other applicable Security Documents and the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

Further Assurances

The Company and each of the Guarantors shall execute and deliver such additional instruments, certificates or documents, and take all such further actions as may be reasonably required from time to time in order to:

(1)	carry out more effectively the purposes of the Security Documents;

(2)	create, grant, perfect and maintain the validity, effectiveness and priority (subject to Permitted Collateral Liens) of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3)	ensure the protection and enforcement of any of the rights granted or intended to be granted to the Collateral Agent or Trustee under any other instrument executed in connection therewith.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of Tembec Inc. to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1)	Kirkland Lake Engineered Wood Products, Inc. and Tembec Investments USA II, Inc. and each of their direct and indirect Subsidiaries;

(2)	any Subsidiary of Tembec Inc. designated as such by the Board of Directors of the Company after the Issue Date as set forth below; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

After the Issue Date, the Company may designate any Subsidiary of Tembec Inc. to be an Unrestricted Subsidiary unless, after giving effect to such designation, such Subsidiary would own any Equity Interests of, or would own or hold any Lien on any property of, any other Restricted Subsidiary of Tembec Inc.; provided that either:

(x) the Subsidiary to be so designated has total assets (determined on a consolidated basis in accordance with GAAP) of $10,000 or less; or

(y) Tembec Inc. could make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment or Permitted Investment, as applicable, for the purpose of calculating the amount available for Restricted Payments or Permitted Investments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

Consolidation, Amalgamation, Merger, Conveyance, Transfer or Lease

Neither the Company nor Tembec Inc. shall, in any transaction or series of related transactions (i) consolidate or amalgamate with or merge with or into any other Person (other than a merger or amalgamation of a Restricted Subsidiary into or with, as applicable, the Company or Tembec Inc. in which the Company or Tembec Inc. is the continuing or surviving Person, or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction or series of transactions becomes or merges into a Restricted Subsidiary) or (ii) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the property and assets of, in the case of Tembec Inc., Tembec Inc. and its Restricted Subsidiaries, taken as a whole, and, in the case of the Company, the Company and its Restricted Subsidiaries, taken as a whole, to any other Person, unless:

(i)	either:

(a)	if the transaction or series of transactions is a consolidation or amalgamation of Tembec Inc. or the Company with or a merger of Tembec Inc. or the Company with or into any other Person, Tembec Inc. or the Company, as the case may be, shall be the surviving Person of such consolidation, amalgamation or merger; or

(b)	the Person (if other than the Company or Tembec Inc., as the case may be) formed by such consolidation or amalgamation or into which the Company or Tembec Inc. is merged, or to which all or substantially all of such properties and assets are sold, assigned, conveyed, transferred, leased or otherwise disposed of (such Person, the “Surviving Entity”) shall be a corporation, partnership, limited liability company or similar entity organized and existing under the federal laws of Canada or the laws of any province thereof or the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, and such Person shall expressly assume by (i) supplemental indenture, all of the Obligations of (x) Tembec Inc. under its Note Guarantee and the Indenture or (y) the Company under the Notes and the Indenture, as the case may be, and (ii) amendment, supplement or other instrument, all of the Obligations of Tembec Inc. or the Company, as applicable, under the Security Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Note Lien created under the Security Documents on the Collateral owned by or transferred to the Surviving Entity; provided that in a transaction involving the Company, if the Surviving Entity is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)	immediately before and after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Debt Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(iii)	the Company delivers, or causes to be delivered, to the Trustee, in form reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each to the effect that such consolidation, amalgamation, merger, sale, conveyance, assignment, transfer, lease or other disposition does not contravene the requirements of the Indenture;

(iv)	the Company, Tembec Inc. or the Surviving Entity, as applicable, causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law to preserve and protect the Note Lien of the Security Documents on the Collateral owned by or transferred to the Company, Tembec Inc. or the Surviving Entity, as applicable;

(v)	the Collateral owned by or transferred to the Company, Tembec Inc. or the Surviving Entity, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Note Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and (c) not be subject to any Lien other than Permitted Collateral Liens;

(vi)

after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the applicable determination period, Tembec Inc. (or the Surviving Entity if the Company or Tembec Inc., as applicable, is not continuing) would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the Consolidated

Fixed Charge Coverage Ratio test set forth under the first paragraph of the “—Limitation on Incurrence of Debt” covenant; and

(vii)	the property and assets of each Person which is merged, consolidated or amalgamated with or into the Company or Tembec Inc., as applicable, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Company, Tembec Inc. or the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Note Lien of the Security Documents in the manner and to the extent required in the Indenture.

The foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of any properties or assets by any Restricted Subsidiary of Tembec Inc. to the Company or any Guarantor or by any Immaterial Subsidiary to another Immaterial Subsidiary, or the consolidation, amalgamation or merger of any Restricted Subsidiary of Tembec Inc. with or into the Company or any Guarantor or of any Immaterial Subsidiary with or into another Immaterial Subsidiary. Clauses (ii) through (vii) of the preceding paragraph shall not apply to (a) a merger of Tembec Inc. or the Company with an Affiliate solely for the purpose of reincorporating Tembec Inc. or the Company in another jurisdiction, (b) a merger transaction among any of Tembec Inc., the Company or any direct or indirect parent of the Company or (c) a merger, consolidation or amalgamation of a Foreign Subsidiary with another Foreign Subsidiary or the sale, assignment , conveyance, transfer, lease or other disposition of any properties or assets of a Foreign Subsidiary to another Foreign Subsidiary.

In connection with any consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated by the foregoing provisions, Tembec Inc. shall deliver, or cause to be delivered, to the Trustee, in form reasonably satisfactory to the Trustee, an Officers’ Certificate and an opinion of counsel, each to the effect that such consolidation, amalgamation, merger, sale, assignment, conveyance, transfer, lease or other disposition complies with the requirements of the Indenture.

Upon the consummation of any transaction or series of related transactions that are of the type, and are effected in accordance with the conditions, described in the immediately preceding paragraphs (i) the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company or Tembec Inc., as the case may be, under the Note Documents with the same effect as if such Surviving Entity had originally been named as the Company or Tembec Inc., as the case may be, therein; and (ii) when a Surviving Entity duly assumes all of the obligations and covenants of the Company or Tembec Inc. pursuant to the Indenture, the Notes and the Note Guarantees, as applicable, the predecessor Person shall be released from of all of its Obligations and covenants under the Note Documents, except in the case of a lease.

Limitation on Business Activities

Tembec Inc. shall not, and shall not permit any of its Restricted Subsidiaries, to engage in any business other than a Permitted Business.

Events of Default

An “Event of Default” will be defined in the Indenture as:

(1)	default in the payment when due of the principal of (or premium, if any, on) any Note (whether at Stated Maturity, upon redemption or otherwise);

(2)	default in the payment of any interest (including Additional Interest, if any) upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)	failure to perform or comply with the Indenture provisions described under “Consolidation, Amalgamation, Merger, Conveyance, Transfer or Lease”;

(4)

except as permitted by the Indenture, the Note Guarantee of Tembec Inc. or any Note Guarantee of any Subsidiary of Tembec Inc. that is not an Immaterial Subsidiary (or any group of Restricted Subsidiaries that, taken together, would not constitute an Immaterial Subsidiary), shall be held in a judicial proceeding to be unenforceable or invalid, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee (other than by reason of a release of such Guarantor in accordance with the Indenture);

(5)	default in the performance, or breach, of (i) any covenant or agreement of the Company or any Guarantor in the Indenture (other than (x) a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clause (1), (2), (3) or (4) above or (y) the covenant described under “—Reports”), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes or (ii) the covenant described above under “—Reports” and continuance of such default or breach for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6)	default under any bonds, debentures, notes or other evidences of Debt for money borrowed (other than the Notes) by Tembec Inc. or any of its Restricted Subsidiaries whether such Debt exists on the date of the Indenture or shall thereafter be created, which default (A) is caused by a failure to pay the principal of such Debt when due and payable after the expiration of any applicable grace period provided in such Debt (a “Payment Default”) or (B) results in the acceleration of such Debt prior to its Stated Maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $25.0 million;

(7)	failure by Tembec Inc. or any Restricted Subsidiary that is not an Immaterial Subsidiary (or any group of Restricted Subsidiaries that, taken together, would not constitute an Immaterial Subsidiary) to pay final and non-appealable judgments aggregating in excess of $25.0 million, which are not covered by indemnities or third-party insurance, which judgments are not paid, discharged, vacated or stayed for a period of 60 consecutive days;

(8)	certain events of bankruptcy or insolvency described in the Indenture affecting Tembec Inc. or any Restricted Subsidiary of Tembec Inc. that is not an Immaterial Subsidiary (or any group of Restricted Subsidiaries that, taken together, would not constitute an Immaterial Subsidiary);

(9)	unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, the default, repudiation or disaffirmation by Tembec Inc. or any of its Restricted Subsidiaries of any of their obligations under the Security Documents (other than by reason of a release of such obligation or Lien related thereto in accordance with the Indenture or the Security Documents), which default, repudiation or disaffirmation results in Collateral having an aggregate Fair Market Value in excess of $10.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Collateral Documents), or a determination in a judicial proceeding that the Security Documents are unenforceable or invalid against Tembec Inc. or any of its Restricted Subsidiaries for any reason with respect to Collateral having an aggregate Fair Market Value of $10.0 million or more; provided that such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes demanding that such default be remedied.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company or Tembec Inc.) occurs and is continuing, then and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and any accrued and unpaid interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by Tembec Inc. or such Restricted Subsidiary or waived by the holders of the relevant Debt within 30 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company or Tembec Inc., the principal amount of and any accrued and unpaid interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver”. The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest on, any Note) if the Trustee determines that withholding notice is in the interests of the Holders.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (i) such Holder shall have previously given the Trustee written notice of a continuing Event of Default, (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have requested the Trustee to institute such proceeding, (iii) such Holders shall have offered the Trustee indemnity reasonably satisfactory to the Trustee and (iv) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a proceeding instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a compliance certificate stating that the Company and its Restricted Subsidiaries are not in default in the performance or observance of any of the terms and provisions of the Indenture. The Company will also be required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

Without the consent of any Holders of Notes, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement the Notes Documents to:

(1)	cure any ambiguity, defect, omission, mistake or inconsistency or to make any modification of a formal, minor or technical nature;

(2)	evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants and other obligations of the Company or such Guarantor under the Indenture, the Notes, the Note Guarantees or the Security Documents;

(3)	comply with the covenant relating to consolidations, amalgamations, mergers, conveyances, transfers and leases;

(4)	add to the covenants of the Company or any Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor;

(5)	add additional Events of Default;

(6)	provide for uncertificated Notes in addition to or in place of certificated Notes;

(7)	evidence and provide for the acceptance and appointment under the Indenture or the Security Documents of a successor Trustee or Collateral Agent;

(8)	provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(9)	add Guarantors with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the Indenture;

(10)	make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights of the holders in any material respect, as determined by the Company in good faith;

(11)	comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(12)	make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)	conform the text of the Indenture or any other Notes Document to any provision of this “Description of Notes” to the extent that such was intended to be a verbatim recitation of a provision of the Indenture or any other Notes Documents;

(14)	mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Notes Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to the Collateral Agent for the benefit of the Holders of the Notes pursuant to the Indenture, any of the Security Documents or otherwise;

(15)	(i) enter into additional or supplemental Security Documents or (ii) provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, the Intercreditor Agreement or the Indenture; or

(16)	secure any Permitted Additional Pari Passu Obligations under the Security Documents.

Except as provided below, the Notes Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Notes Documents may be waived with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)	reduce the principal of, or rate of interest on, or premium payable on, any Note;

(3)	change the place of payment where, or the currency in which, the principal of, or interest or premium, if any, on any Note is payable or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof;

(4)	change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (it being understood that a change to any advance notice requirement with respect to such date shall not be deemed to be a change of such date);

(5)	reduce the percentage in aggregate principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(6)	after the Company’s obligation to make an Offer to Purchase upon a Change of Control or from the Excess Proceeds of an Asset Sale arises under the Indenture, amend, change or otherwise modify in any material respect (A) such obligation or (B) the provisions or definitions with respect thereto;

(7)	subordinate, in right of payment, the Notes to any other Debt of the Company or Tembec Inc.;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9)	waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes and the consequences thereof by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(10)	waive a redemption payment with respect to any Note (other than a payment required by one of the provisions described above under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Limitation on Asset Sales”);

(11)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium, if any, and interest on the Notes when due and payable; or

(12)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the Notes Documents that has the effect of releasing all or substantially all of the Collateral from the Note Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the outstanding Notes.

Satisfaction and Discharge of the Indenture; Defeasance

The Indenture will be discharged and will, subject to certain surviving provisions, cease to be of further effect as to all Notes issued thereunder (a “Discharge”) when:

(1)	either:

(A)	all Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation, or

(B)	all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust of cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof in an amount sufficient to pay and discharge the principal, premium, if any, and interest on, the Notes to the Stated Maturity thereof or the date of redemption, as the case may be;

(2)	the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3)	the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)	the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been satisfied.

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“legal defeasance”) except for:

(1)	the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest (including Additional Interest, if any) on such Notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to the Notes concerning issuing temporary Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4)	the legal defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligation of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control) that are described in the Indenture (“covenant defeasance”), and thereafter any omission to comply with those covenants shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

(1)	the Company must irrevocably deposit or cause to be irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent chartered public accountants, expressed in a written opinion thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)	in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of such legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)	in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or the granting of any Lien to secure such borrowing);

(5)	such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the Trust Indenture Act (assuming all Notes are in default within the meaning of such Act);

(6)	such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(7)	the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each to the effect that all conditions precedent relating to such legal defeasance or covenant defeasance have been satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (y) will become due and payable within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee.

The Collateral will be released from the Note Liens securing the Notes and the Notes Guarantees of the Guarantors will be released as described above under the captions “—Guarantees” and “—Release of Collateral” upon a legal defeasance, covenant defeasance or satisfaction and discharge.

The Trustee and the Collateral Agent

Wilmington Trust FSB, the Trustee under the Indenture, is the initial paying agent and registrar for the Notes and Computershare Trust Company of Canada is the Collateral Agent under the Security Documents. The Trustee and the Collateral Agent from time to time may extend credit to the Company in the ordinary course of business. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. The Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of Notes, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien.

No Personal Liability of Stockholders, Partners, Officers or Directors

No past, present or future director, officer, employee, general or limited partner, incorporator or stockholder of the Company, Tembec Inc. or any of its Subsidiaries, as such, will have any personal liability for any obligations of the Company or any Guarantor by reason of his, her or its status as such director, officer, employee, stockholder, general partner, limited partner or incorporator, under the Notes Documents or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws or other corporate laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Notes and the Registration Rights Agreement are governed by, and will be construed in accordance with, the laws of the State of New York. The Note Guarantees, the Security Agreement and the Intercreditor Agreement are governed by, and will be construed in accordance with, the laws of the Province of Ontario. The other Security Documents will be governed by the laws of the Provinces of Ontario or Québec, as applicable.

Consent to Jurisdiction and Service of Process

The Company and each Guarantor will irrevocably appoint C T Corporation as its agent for service of process in any suit, action or proceeding with respect to the Indenture, the Notes or the Note Guarantees brought in any Federal or state court located in the City of New York and each of the Company and the Guarantors will submit to the non-exclusive jurisdiction thereof.

Enforceability of Judgments

The Company and the Guarantors have been informed by their Canadian counsel, Fraser Milner Casgrain LLP, that the laws of the Provinces of Québec and Ontario permit an action to be brought before a court of competent jurisdiction in the Provinces of Québec or Ontario, as applicable (a “Canadian Court”), to recognize and enforce a final and conclusive judgment in personam against the judgment debtor of any Federal or state court located in the Borough of Manhattan in The City of New York (a “New York Court”) that is not impeachable as void or voidable under the laws of the State of New York (“New York Law”) for a sum certain if: (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by a Canadian Court (and submission by the Company and the Guarantors in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice in contravention of the fundamental principles of procedure and the decision and the enforcement thereof would not be (A) inconsistent with public policy as the term is understood under the laws of the Province of Ontario or (B) manifestly inconsistent with public order as understood in international relations, as the term is understood under the laws of the Province of Québec; (iii) in the Province of Québec, such judgment is not subject to ordinary remedies and is final and enforceable in the State of New York; (iv) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue (unless, in the case of the Province of Québec, there is reciprocity), expropriatory or penal laws; (v) the action to enforce such judgment is commenced within applicable limitation periods; (vi) in the Province of Québec, the decision has not been rendered by default unless the plaintiff proves that the act of procedure initiating the proceedings was duly served on the defaulting party in accordance with New York Law and a court of competent jurisdiction in the Province of Québec may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn the act of procedure or it was not given sufficient time to offer its defense. In any such action brought before a court of competent jurisdiction in the Province of Québec, the defendant will only be permitted to argue that the conditions set out above were not met.

In addition, under the Currency Act (Canada), a Canadian Court may only render judgment for a sum of money in Canadian currency, and in enforcing a foreign judgment for a sum of money in a foreign currency, a Canadian Court will render its decision in the Canadian currency equivalent of such foreign currency.

In the Province of Québec, a Canadian Court may decline to hear an action to enforce a judgment if it considers that the courts of another jurisdiction are in a better position to decide the dispute. It may also refrain from ruling if another action between the same parties, based on the same facts and having the same object, is pending before a foreign authority; provided that such action can result in a decision which may be recognized in the Province of Québec, or if such a decision has already been rendered by a foreign authority.

In the opinion of such counsel, a Canadian Court would not avoid enforcement of judgments of a New York Court respecting the Indenture, the Notes or the Note Guarantees on the basis of public order, as that term is understood in international relations and under the laws of the Province of Québec, or on the basis of public policy, as that term is understood under the laws of the Provinces of Ontario including in each case, the federal laws of Canada applicable therein.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be issued and initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between such participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers of the Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants of DTC. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of its participants and indirect participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the participants designated by the initial purchasers of the Notes with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants or indirect participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person holding a beneficial interest in a Global Note to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder thereof. Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee, has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal, interest and Additional Interest, if any), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants and will not be the responsibility of DTC, the Issuer or the Trustee. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any participants or indirect participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between participants of DTC, on the one hand, and participants of Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes with legends, in certificated form, and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary within 90 days thereafter; or

(2)	there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same-Day Settlement and Payment

The Issuer will make payments in respect of any Notes represented by a Global Note (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the account or accounts specified by DTC as the registered holder of such Global Note. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant of DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant of DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Debt” means Debt of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by the Company, Tembec Inc. or a Restricted Subsidiary in connection with the acquisition of assets from such Person; provided, however, that Debt of such Person which is redeemed, defeased, retired, or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such asset acquisition shall not be Acquired Debt.

“Additional Interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest provided for in the registration rights agreement.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1)	1.00% of the then outstanding principal amount of the Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at December 15, 2014 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption—Optional Redemption on or after December 15, 2014”,) plus (ii) all required interest payments due on the Note through December 15, 2014 (excluding accrued but unpaid interest and Additional Interest, if any, to the redemption date), in each case, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the Note.

“Asset Acquisition” means:

(a)	an Investment by Tembec Inc. or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into Tembec Inc. or any of its Restricted Subsidiaries; or

(b)	the acquisition by Tembec Inc. or any of its Restricted Subsidiaries of the assets of any Person (other than Tembec Inc. or any of its Restricted Subsidiaries) which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(a)

the sale, lease, transfer, conveyance or other disposition of any assets of Tembec Inc. or any of its Restricted Subsidiaries in any single transaction or series of related transactions; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the consolidated assets of Tembec Inc. and its Restricted Subsidiaries taken as a whole, or the Company and its Restricted Subsidiaries taken as a whole, as applicable, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Certain Covenants—Consolidation,

Amalgamation, Merger, Conveyance, Transfer or Lease” and not by the provisions described under the caption “—Limitation on Asset Sales”; and

(b)	the issue or sale by Tembec Inc. or any of its Restricted Subsidiaries of Equity Interests in any of Tembec Inc.’s Restricted Subsidiaries (other than Equity Interests in the Company or Tembec Inc. or directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law).

provided, however, that the term “Asset Sale” shall exclude:

(a)	any sale, lease, transfer, conveyance or other disposition of Equity Interests, property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

(b)	transfers, sales or other dispositions of (i) cash, (ii) Cash Equivalents or (iii) other Investments in existence on the Issue Date that are properly characterized under GAAP as cash and cash equivalents, short term investments, restricted cash or long term investments;

(c)	the sale, disposition, abandonment or lease of equipment, products, services, and inventory in the ordinary course of business and any sale, disposition or abandonment of damaged, worn-out, surplus, obsolete or permanently retired assets or assets that, in the good faith judgment of the Company, are no longer used or useful in its business.

(d)	the sale and leaseback of any assets within 90 days of the acquisition thereof;

(e)	a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(f)	any trade-in of equipment in exchange for other equipment in the ordinary course of business;

(g)	the Incurrence of a Lien otherwise than in contravention of the provisions described in “Limitation on Liens” (and the exercise of any power of sale or other remedy thereunder);

(h)	leases, assignments or subleases in the ordinary course of business of Tembec Inc. and its Subsidiaries to third persons not interfering in any material respect with the business of Tembec Inc. or any of its Restricted Subsidiaries and otherwise not prohibited under the Indenture;

(i)	sales, leases, transfers, conveyances or other dispositions (i) by a Restricted Subsidiary to Tembec Inc. or (ii) by Tembec Inc. or a Restricted Subsidiary to a Restricted Subsidiary;

(j)	issuances of Equity Interests by a Restricted Subsidiary to Tembec Inc. or to a Restricted Subsidiary;

(k)	sales, transfers or other dispositions of accounts receivable in the ordinary course of business and consistent with past practice, including, without limitation, (i) in connection with the collection or compromise thereof or (ii) pursuant to Existing Factoring Agreements;

(l)	any surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort, intangible claims or other claims;

(m)	licensing of intellectual property in the ordinary course of business;

(n)	transfers, sales or other dispositions of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Receivables Transaction; or

(o)	transfers, sales or other dispositions of accounts receivable to a Receivable Subsidiary pursuant to a Receivables Transaction for the Fair Market Value thereof; including cash in an amount at least equal to 90% of the Fair Market Value thereof. For the purposes of this clause (o), Purchase Money Notes will be deemed to be cash.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may, at the option of the lessor, be extended); provided, however, that if such Sale and Leaseback transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Board of Directors” means (i) with respect to Tembec Inc. or any of its Restricted Subsidiaries, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Borrowing Base” means, at any time, an amount equal to the sum of (1) 90% of the book value of the accounts receivable of Tembec Inc. and its Restricted Subsidiaries and (2) 70% of the book value of the inventory of Tembec Inc. and its Restricted Subsidiaries, in each case, calculated in accordance with GAAP.

“Capital Lease Obligation” means, as to any Person, the obligation of such Person under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP; and the amount of such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated or prepaid by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens”, a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock or shares;

(2)	in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) similar to corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(a)	United States dollars or Canadian dollars;

(b)	securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by the United States government or the Canadian government, or by any state, commonwealth, territory or province of the United States of America or Canada, or, in each case, by any political subdivision or taxing authority thereof;

(c)	certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or Canada, or any state, territory, commonwealth or province thereof, or the District of Columbia, having capital and surplus in excess of US$500.0 million;

(d)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition or with respect to commercial paper in Canada, a rating in the “R-1” category by the Dominion Bond Rating Service Limited; and

(f)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

“Change of Control” means the occurrence of any of the following events:

(a)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), becoming the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock in the Company or Tembec Inc.; or

(b)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s or Tembec Inc.’s Board of Directors (together with any new directors whose election to the Company’s or Tembec Inc.’s Board of Directors or whose nomination for election by the equityholders of the Company or Tembec Inc. was approved by a majority of the members of the Company’s or Tembec Inc.’s Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s or Tembec Inc.’s Board of Directors then in office; or

(c)(i)	Tembec Inc. or any Restricted Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of Tembec Inc.’s and its Restricted Subsidiaries’ assets (determined on a consolidated basis) to any Person other than Tembec Inc. or a Restricted Subsidiary of Tembec Inc., or (ii) the Company or Tembec Inc. merges, amalgamates or consolidates with a Person other than a Restricted Subsidiary of Tembec Inc. (unless the equityholders of the Company or Tembec Inc. immediately prior to such merger, amalgamation or consolidation control, directly or indirectly, more than 50% of the Voting Stock in the surviving or successor Person immediately following such merger, amalgamation or consolidation).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” means, collectively, the Notes Priority Collateral and the Credit Facility Priority Collateral.

“Collateral Agent” means Computershare Trust Company of Canada, in its capacity as Collateral Agent under the Security Documents together with its successors in such capacity.

“Commodity Agreement” means any futures contract, forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent on, fluctuations in commodity prices.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i)	the sum, without duplication, of the amounts for such period, taken as a single accounting period, of:

(a)	Consolidated Net Income;

(b)	Consolidated Non-cash Charges;

(c)	Consolidated Fixed Charges to the extent the same was deducted in computing Consolidated Net Income;

(d)	Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

(e)	any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be Incurred by the Indenture (whether or not successful) or related to this offering of the Notes; less

(ii)	non-cash items increasing Consolidated Net Income for such period, other than (I) the accrual of revenue consistent with past practice, and (II) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated Cash Flow Available for Fixed Charges of such Person for the four most recent full fiscal quarters, treated as one period, for which internal financial statements are available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four-Quarter Period”) to the Consolidated Fixed Charges of such Person for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(a)	the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of Tembec Inc. or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Incurrence (and the application of the proceeds thereof) or repayment, as the case may be, occurred on the first day of the Four-Quarter Period; and

(b)	any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Tembec Inc. or any of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Debt) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four-Quarter Period and giving effect to any pro forma expense and cost reductions associated with any such Asset Acquisition or Asset Sale calculated on a basis consistent with Regulation S-X under the Exchange Act.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(a)

interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) shall be deemed to have accrued at the average rate per annum on such Debt during the Four Quarter Period (or if less, such period of time that it was outstanding);

(b)	if interest on any Debt (other than working capital borrowings under any revolving credit facility incurred in the ordinary course of business) actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(c)	notwithstanding clause (a) or (b) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i)	Consolidated Interest Expense; and

(ii)	the product of (a) all dividends and other distributions paid or accrued during such period in respect of Disqualified Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Equity Interests not constituting Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial, territorial and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, provincial, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period the sum, without duplication, of:

(i)	the interest expense of such Person and its Restricted Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net cost under Interest Rate Agreements (including any amortization of discounts);

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar activities; and

(e)	all accrued interest; plus

(ii)	the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; plus

(iii)	the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; plus

(iv)	all capitalized interest of such Person and its Restricted Subsidiaries for such period; less

(v)	interest income of such Person and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Interest Expense will exclude the amortization or write off of debt issuance costs and deferred financing fees, commissions, fees and expenses, including, but not limited to, any premiums, fees and expenses (including the amortization thereof) payable in connection with any refinancing or repayment of Debt.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by:

(A)	excluding, to the extent included in calculating such net income, without duplication

(i)	all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii)	the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

(iii)	gains or losses in respect of any Asset Sales after the Issue Date by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)	the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis;

(v)	solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments”, the net income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its articles, charter or other similar document or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its shareholders (except to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

(vi)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles, including any impact resulting from the conversion to International Financial Reporting Standards (“IFRS”);

(vii)	any fees and expenses paid in connection with the issuance of the Notes;

(viii)	the write-off of deferred financing costs, discounts and any charges relating to any premium or penalty paid, in each case accrued during such period in connection with the redemption or retirement of Debt with the proceeds of the Notes offered hereby;

(ix)	non-cash compensation expense incurred in connection with any issuance of Equity Interests to an employee of such Person or any Restricted Subsidiary;

(x)	any net after-tax gains or losses attributable to the early extinguishment of Debt; and

(B)	including, without duplication, dividends from Persons that are not Restricted Subsidiaries actually received in cash by the Company, Tembec Inc. or any Restricted Subsidiary.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person and its Restricted Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of such Person but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of such Person and computed in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash items and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period), including, without limitation, non-cash charges related to (i) any non-cash expense realized or resulting from the pricing or repricing or issuances of Equity Interests of Tembec Inc. or the Company to employees of the Company or other Persons (whether accruing at or subsequent to the time of such repricing or issuance), (ii) impairment of goodwill, intangibles or fixed assets, (iii) any loss on translation of foreign denominated debt, (iv) purchase accounting adjustments, and (v) restructuring charges, deferred financing costs, non-capitalized transaction costs and other non-cash charges incurred in connection with actual or proposed Investments, financings, refinancings, amendments or modifications to the Notes or other Debt, acquisitions or divestitures (including, without limitation, borrowings under Credit Facilities, the issuance of the Notes or any refinancing of any of the foregoing) of such Person for such period.

“Consolidated Total Debt” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Debt of Tembec Inc. and its Restricted Subsidiaries (excluding (x) Hedging Obligations and (y) any undrawn letters of credit issued in the ordinary course of business) determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt of Tembec Inc. and its Restricted Subsidiaries on the date of determination to (b) Consolidated Cash Flow Available for Fixed Charges of Tembec Inc. and its Restricted Subsidiaries for the then most recent Four-Quarter Period prior to such date for which Tembec Inc. has internal financial statements available, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow Available for Fixed Charges as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Credit Facilities” means (i) that certain Second Amended and Restated Financing Agreement dated as of February 29, 2008 by and among Tembec Inc., Tembec Enterprises Inc., Tembec and the Company, as borrowers, the guarantors named therein, CIT Business Credit Canada Inc. (predecessor in name to CIBC Asset-Based Lending Inc.), as administrative agent and collateral agent and the other lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement extending the maturity thereof, refinancing, replacing, supplementing or otherwise restructuring all or any portion of the Debt thereunder or increasing or supplementing the amount loaned or issued thereunder or altering the maturity thereof, whether pursuant to a credit agreement, indenture or other debt facility (any of the foregoing, an “Amendment”) and (ii) whether or not the financing agreement referred to in clause (i) remains outstanding, if designated by the Company to be included in the definition of “Credit Facilities”, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to a Receivables Subsidiary or other special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time; provided, Tembec Inc. and the Restricted Subsidiaries, taken as a whole, do not incur Debt pursuant to any Amendment defined in clause (i) or any Debt incurred under clause (ii) in an aggregate principal amount at any time outstanding in excess of the maximum aggregate principal amount of Debt permitted to be incurred pursuant to clause (i) of the definition of “Permitted Debt”.

“Credit Facility Collateral Agent” means (i) CIBC Asset-Based Lending Inc., as administrative agent and collateral agent under the financing agreement referred to under clause (i) of the definition of “Credit Facilities” in effect on the Issue Date, and its successors and/or assigns in such capacity and (ii) any other collateral agent, administrative agent or similar agent under any other Credit Facility, and its successors and/or assigns in such capacity.

“Credit Facility Obligations” means the Debt and other obligations which are secured by a Lien on the Collateral permitted by clause (b) of the definition of “Permitted Liens”.

“Credit Facility Priority Collateral” means all of the following property of the Company and the Guarantors whether now owned or hereafter acquired:

(a)	Accounts, Inventory (including any and all returned or repossessed merchandise or other goods which by sale resulted in Accounts) and Other Collateral of the Person;

(b)	books, records, ledger cards, files, correspondence, invoices, documents, papers, agreements, electronically recorded data, computer programs, tapes, disks and related software (owned by the Company and/or the Guarantors or in which the Company and/or the Guarantors has an interest, including any and all access codes in respect thereof) that at any time evidence or contain information relating to any Accounts, Inventory, Other Collateral or Policies (as defined clause (e) below) of the Company and/or the Guarantors or are otherwise necessary in the collection thereof or realization thereupon;

(c)	guarantees, letters of credits, letters of guarantee and encumbrances on real or personal property of any other Person that at any time in any way secure, guarantee or support any Accounts, Inventory, Other Collateral or Policies of the Company and/or the Guarantors, or are acquired for the purpose of securing, guarantee or supporting any item thereof, but only to the extent that the items listed above in this clause (c) secure, guarantee or support Credit Facility Priority Collateral as set forth in this definition and excluding any portion thereof that relates to Notes Priority Collateral;

(d)	chattel paper, instruments and Document of Title at any time evidence or to the extent pertaining to any Accounts, Inventory, Other Collateral or Policies of the Company and/or the Guarantors and rights of the Company and/or the Guarantors thereunder;

(e)	policies and certificates of insurance pertaining to the items covered by clauses (a) through (d) above, including business interruption insurance relating to the Company’s business and credit/receivables insurance, all policies issued by Coface, the Export Development Corporation and any other export insurer to the extent relating to the items covered by clauses (a) through (d) above, together with any and all schedules and endorsements thereto from time to time and any and all monies and other sums payable to or receivable by the Person from time to time under any of the foregoing, together with any and all present and future rights and benefits of the Person under and in connection with any of the foregoing and all agreements, permissions, approvals and consents from time to time granted to the Company under any or in connection with any of the foregoing, and all covenants, terms, conditions, representations and warranties made or expressed therein or implied by law in relation thereto, and all rights granted to the Company under any of the foregoing to make claims, enforce performance, sue for and collect amounts owing, give consents or approvals, make selections, exercise options participate in arbitration or other legal proceedings and/or give notices and declare defaults thereunder (collectively, the “Policies”);

(f)	Excluded Assets which on the Issue Date constitute collateral securing obligations under the financing agreement referred to in clause (i) of the definition of “Credit Facilities”;

(g)

proceeds of clauses (a) through (f) above and all claims of the Company and/or the Guarantors against third parties for loss of, damage to, or destruction of, and payments due or to become due under leases, rentals and hires of, any or all of clauses (a) through

(f) above and proceeds payable under, or unearned premiums with respect to the Policies (collectively, “Credit Facility Priority Proceeds”); and

in the case of clauses (a) through (g) above, that may at any time be or become subject to a security interest or Lien in favor of the Credit Facility Collateral Agent to secure the Credit Facility Obligations; provided that no proceeds of Credit Facility Priority Proceeds will constitute Credit Facility Priority Collateral unless such proceeds of Credit Facility Priority Proceeds would otherwise constitute Credit Facility Priority Collateral; provided further that Accounts containing identifiable Note Priority Proceeds under the definition of “Notes Priority Collateral” shall not constitute Credit Facility Priority Proceeds, but only to the extent of such identifiable Note Priority Proceeds.

Capitalized terms used above that are not defined herein have the meanings given such terms in the Intercreditor Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (except letters of credit that are (x) secured by cash or Cash Equivalents, (y) issued under any Credit Facility or (z) securing obligations, other than obligations referred to in clauses (i), (ii) and (v), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit), bankers’ acceptances or similar facilities issued for the account of such Person; (iv) indebtedness for the deferred purchase price of property and all obligations created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets), in each case, excluding any trade payables or other current liabilities incurred in the ordinary course of business; (v) all Capital Lease Obligations of such Person (but excluding obligations under operating leases); (vi) the maximum fixed redemption or repurchase price of Disqualified Stock in such Person at the time of determination; (vii) any Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Disqualified Stock that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Disqualified Stock are not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock; (b) the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

Notwithstanding the foregoing, in connection with the purchase or sale by Tembec Inc. or any of its Restricted Subsidiaries of any assets or business, the term “Debt” will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the other party may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided that the amount of such payment would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Discharge of Credit Facility Obligations” means (a) the payment in full in cash (or cash collateralized or defeased in accordance with the terms of the Credit Facilities or otherwise discharged in connection with any plan of reorganization, plan of arrangement or similar restructuring plan in an insolvency proceeding approved by the requisite percentage of lenders under the Credit Facilities) of all outstanding Credit Facility Obligations excluding Unasserted Contingent Obligations, (b) the termination of all commitments to extend credit under the Credit Facilities, and (c) there are no outstanding letters of credit or similar instruments issued under the Credit Facilities (other than such as have been cash collateralized or defeased in accordance with the terms of the Credit Facilities or otherwise discharged in connection with any plan of reorganization, plan of arrangement or similar restructuring plan in an insolvency proceeding approved by the requisite percentage of lenders under the Credit Facilities). For purposes of this definition, “Unasserted Contingent Obligations” shall mean at any time, any of the respective claims for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (i) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any respective claims, and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no written assertion of liability and no written claim or demand for payment has been made at such time by the lenders under the Credit Facilities and the Holders of the Notes, respectively (and, in the case of claims for indemnification, no written claim or demand for indemnification has been issued by the indemnitee at such time).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable under a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of Tembec Inc. or any of its Subsidiaries); or

(3)	is redeemable, in whole or in part, at the option of the holder thereof;

in each case on or prior to the day that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to the 91st day after the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable, as measured by the purchase or redemption price or the breadth of the definition of the event or events triggering such purchase or redemption obligation to the holders of such Capital Stock than the provisions of the covenants described under “—Certain Covenants—Limitation on Asset Sales” and “—Repurchase at the Option of Holders—Change of Control”, respectively, and any such requirement becomes operative only after compliance with such corresponding terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Equity Interests” in any Person means all Capital Stock in such Person and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock) in such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Factoring Agreements” means those certain factoring agreements entered into by (i) Tembec Tartas with Natixis Factor, SA and (ii) Tembec Avébène S.A.S. with HSBC Factoring France (in each case, as described in this short form prospectus).

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase”.

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors of the Company.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of Canada or any province or territory thereof, or the United States, any state thereof, any territory thereof, or the District of Columbia.

“Four-Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles in effect from time to time in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants (CICA), including the IFRS expected to be adopted in Canada in 2011, once the same are adopted by the CICA, or earlier if Tembec Inc. uses IFRS reporting, applicable to the relevant period, applied in a consistent manner from period to period.

“Guarantee” means, as applied to any Debt of another Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Debt. “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing.

“Guarantor” means Tembec Inc. and any Restricted Subsidiary of Tembec Inc. (other than the Company) that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered in the security register.

“IFRS” means generally accepted accounting standards as from time to time set forth in the statements issued by the International Accounting Standards Board (IASB) and includes International Financial Reporting Standards and interpretations approved by the IASB.

“Immaterial Subsidiary” means any Restricted Subsidiary (a) the Consolidated Net Tangible Assets of which are less than 3.0% of the Consolidated Net Tangible Assets of Tembec Inc. and its consolidated Subsidiaries as of the end of the most recent full fiscal quarter for which internal financial statements are available immediately preceding the date of determination or (b) the consolidated total revenues of which are less than 3.0% of the consolidated total revenues of Tembec Inc. and its consolidated Subsidiaries as of the end of the four most recent full fiscal quarters, treated as one period, for which internal financial statements are available immediately preceding the date of determination, in each of the foregoing cases (a) and (b), determined in accordance with GAAP; provided that all such designated Restricted Subsidiaries may not in the aggregate have (x) Consolidated Net Tangible Assets constituting in excess of 5.0% of the Consolidated Net Tangible Assets of Tembec Inc. and its consolidated Subsidiaries (such determination to be made at the end of each fiscal year based upon the most recent full fiscal quarter for which internal financial statements are available) or (y) consolidated total revenues constituting in excess of 5.0% of the consolidated total revenues of Tembec Inc. and its consolidated Subsidiaries (such determination to be made at the end of each fiscal year based upon the four most recent full fiscal quarters, treated as one period, for which internal financial statements are available), in each of the foregoing cases (x) and (y), determined in accordance with GAAP; provided further, that upon any Restricted Subsidiary or group of Restricted Subsidiaries ceasing to comply with the foregoing requirements, Tembec Inc. will, to the extent necessary, comply with the provisions set forth under “—Certain Covenants—Additional Note Guarantees” in connection therewith.

“Income Tax Act” means the Income Tax Act (Canada).

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Restricted Subsidiary of Tembec Inc. shall be deemed to be Incurred at the time at which such Person becomes a Restricted Subsidiary of Tembec Inc. “Incurrence”, “Incurred”, “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by Tembec Inc. or a Restricted

Subsidiary of Debt Incurred by Tembec Inc. or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1)	amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms;

(3)	the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4)	unrealized losses or charges in respect of Hedging Obligations.

“Intercreditor Agreement” means, as the context may require, (i) the intercreditor agreement, dated as of the Issue Date, among the Credit Facility Collateral Agent, the Collateral Agent, the Company and each Guarantor and (ii) any other intercreditor agreement that may be entered into after the date hereof by the Company, any Guarantor and the Collateral Agent in connection with Credit Facilities not otherwise prohibited by the Indenture (which is not materially less favorable to the Collateral Agent and the holders of the Notes than the intercreditor agreement referred to in clause (i) of this definition) (as certified to by the Company in an Officers’ Certificate delivered to the Trustee and the Collateral Agent), in each case, as it may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms thereof and the Indenture.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the form of loans, advances (or other extensions of credit) or capital contributions (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person), including, without limitation, the following: (i) the purchase or acquisition of any Equity Interest or other evidence of beneficial ownership in another Person; and (ii) the purchase, acquisition or Guarantee of the obligations of another Person but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in the ordinary course of business; (b) the acquisition of property and assets (including inventory, supplies, materials and equipment or licenses or leases of intellectual property) in the ordinary course of business; (c) the purchase or acquisition of the business or assets of another Person; (d) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the ordinary course of business; (e) negotiable instruments held for collection and endorsements for collection or deposit; and (f) commission, travel and similar advances to officers and employees made in the ordinary course of business. If Tembec Inc. or any Restricted Subsidiary of Tembec Inc. sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Tembec Inc. such that, after giving effect to any such disposition, such Person is no longer a Restricted Subsidiary of Tembec Inc., Tembec Inc. will be deemed to have made an Investment on the date of any such disposition equal to the Fair Market Value of Tembec Inc.’s Investments in such Person that were not sold or disposed of. The acquisition by Tembec Inc. or any Restricted Subsidiary of Tembec Inc. of a Person that holds an Investment in a third Person will be deemed to be an Investment by Tembec Inc. or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Status” shall apply at any time the Notes receive both a rating equal to or higher than BBB- (or the equivalent) from S&P and a rating equal to or higher than Baa3 (or the equivalent) from Moody’s.

“Issue Date” means August 17, 2010, the date on which the Initial Notes were originally issued under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, pledge, hypothecation, security interest, lien (statutory or otherwise), charge or encumbrance of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Cash Equivalents received, net of: (i) the direct costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, tax, investment banking, accounting, title and recording tax expenses, broker or finder fees, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than Tembec Inc. or any Restricted Subsidiary thereof) in connection with such Asset Sale; (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction and (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP or amount placed in an escrow account or cash reserves for purposes of such an adjustment and escrowed amounts and amounts taken by Tembec Inc. or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided, however, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

“Note Obligations” means the Obligations of the Company and the Guarantors under the Indenture, the Notes and the Security Documents, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee, the Collateral Agent and the Holders under the Indenture, the Notes and the Security Documents, according to the respective terms thereof.

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase”.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)	the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2)	the Expiration Date and the Purchase Date;

(3)	the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)	the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture);

(5)	that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $1,000 principal amount;

(6)	the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)	that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)	that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)	that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)	that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; and

(11)	if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officers’ Certificate” means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

“Pari Passu Indebtedness” means (1) the Notes and any Debt which ranks equally in right of payment to the Notes and, in respect of any Asset Sale involving Collateral, with an equal ranking Lien on the assets disposed of in such Asset Sale and (2) with respect to any Guarantor, its Note Guarantee and any Debt which ranks equally in right of payment to such Guarantor’s Note Guarantee and, in respect of any Asset Sale involving Collateral, with an equal ranking Lien on the assets disposed of in such Asset Sale.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Debt secured by the Collateral; provided that, if after giving effect to the Incurrence thereof the aggregate principal amount of Permitted Additional Pari Passu Obligations issued following the Issue Date would exceed $50.0 million, then immediately after giving effect to the incurrence of such Permitted Additional Pari Passu Obligations, the Consolidated Total Debt Ratio of Tembec Inc. and its Restricted Subsidiaries would be less than or equal to 3.0:1.0; provided that (i) the representative of such Permitted Additional Pari Passu Obligations (other than Additional Notes) executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Debt as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means any business similar in nature to any business conducted by Tembec Inc. and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to the business conducted by Tembec Inc. and its Restricted Subsidiaries on the Issue Date, or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company, including, but not limited to the operation of cogeneration facilities (whether or not the primary fuel source is wood or any wood byproduct).

“Permitted Collateral Liens” means Permitted Liens (other than Liens described in clauses (t) and (gg) of the definition thereof).

“Permitted Debt” means

(i)	Debt Incurred pursuant to Credit Facilities (including amounts outstanding on the Issue Date) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $250.0 million (less the aggregate amount of Net Cash Proceeds of Asset Sales applied to permanently repay any such Debt pursuant to clause (1) of the second paragraph of the “—Limitation on Asset Sales” covenant) and (y) the Borrowing Base; provided that the amount of Debt that may be incurred under this clause (i) shall be reduced by the amount of Debt incurred under clause (xxi) of this definition on a dollar for dollar basis;

(ii)	Debt outstanding under the Notes (including any Notes issued in exchange therefor pursuant to the exchange offer contemplated by the Registration Rights Agreement, but excluding any Additional Notes) and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii)	Guarantees of the Notes;

(iv)	Debt of Tembec Inc. or any of its Subsidiaries existing on the Issue Date (other than Debt described in clause (i), (ii) or (iii) above); provided that Debt Incurred under the Existing Factoring Agreements and the Unsecured Lines of Credit shall not constitute Debt existing on the Issue Date under this clause (iv);

(v)	intercompany Debt owed to Tembec Inc. or to any of its Restricted Subsidiaries; provided that if such Debt is owed by the Company or any Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt shall be subordinated in right of payment to the prior payment in full of the Company’s or such Guarantor’s Note Obligations;

(vi)	Guarantees Incurred by the Company or Tembec Inc. of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vii)	Guarantees by Tembec Inc. or any of its Restricted Subsidiaries of Debt of Tembec Inc. or any of its Restricted Subsidiaries, including Guarantees by any Restricted Subsidiary of Debt under Credit Facilities; provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “—Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated in right of payment to the Note Guarantees to the same extent, if any, as the Debt being guaranteed is subordinated in right of payment to the Notes;

(viii)	Debt incurred in respect of workers’ compensation claims, self-insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds or obligations, bankers’ acceptances, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business;

(ix)	the Incurrence of Hedging Obligations by Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business;

(x)	the Incurrence of Debt by Tembec Inc. or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of, or repairs, improvements or additions to, property (real or personal), plant or equipment used or useful in the business of Tembec Inc. or any of its Restricted Subsidiaries and Incurred within 180 days thereof; provided that at the time of Incurrence of any such Debt, the aggregate amount of Debt outstanding under this clause (x), including all Refinancing Debt Incurred to refund, refinance or replace any Debt Incurred pursuant to this clause (x), does not exceed $25.0 million;

(xi)	Debt arising from agreements of Tembec Inc. or any of its Restricted Subsidiaries providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xii)	the issuance by any of Tembec Inc.’s Restricted Subsidiaries to Tembec Inc. or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Tembec Inc. or its Restricted Subsidiaries; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Tembec Inc. or a Restricted Subsidiary of Tembec Inc.;

shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (xii);

(xiii)	Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided, however, that such Debt is extinguished within five business days after the Company receiving notice of the Incurrence thereof;

(xiv)	additional Debt of Tembec Inc. and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding, including all Debt Incurred to renew, refund, refinance, replace, defease or discharge any Debt Incurred pursuant to this clause (xiv), not to exceed $75.0 million; provided that the aggregate amount at any time outstanding of Debt of Restricted Subsidiaries that are not Guarantors (other than the Company) Incurred pursuant to this clause (xiv) shall not exceed $10.0 million;

(xv)	Refinancing Debt in respect of Debt permitted by clause (ii), (iii) or (iv) above, this clause (xv) or the first paragraph under “—Certain Covenants—Limitation on Incurrence of Debt”;

(xvi)	Permitted Additional Pari Passu Obligations of Tembec Inc. and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding, including all Debt Incurred to renew, refund, refinance, replace, defease or discharge any such Obligations;

(xvii)	Debt Incurred by Tembec Inc. or any of its Restricted Subsidiaries under the Unsecured Lines of Credit not to exceed $5.0 million at any time outstanding, including all Debt Incurred to renew, refund, refinance, replace, defease or discharge any such Obligations;

(xviii)	Debt of Tembec Inc. or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(xix)	Debt consisting of promissory notes or similar Debt issued by Tembec Inc. or any of its Restricted Subsidiaries to current, future or former officers, directors and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Tembec Inc. or any of its Restricted Subsidiaries to the extent described in clause (iv) of the second paragraph under the caption “Limitation on Restricted Payments”;

(xx)	Debt Incurred by Tembec Inc. or any of its Restricted Subsidiaries, to the extent that the net proceeds thereof are promptly deposited with the Trustee to redeem the Notes in full or to defease or to satisfy and discharge the Notes;

(xxi)	(x) Debt Incurred by a Receivables Subsidiary pursuant to a Receivables Transaction, (y) to the extent constituting Debt, Obligations of Tembec Inc. or any Restricted Subsidiary which is the seller or servicer (or any Obligations of Tembec Inc. or any Restricted Subsidiary in respect of a seller or servicer) in a Receivables Transaction in respect of any Standard Securitization Undertakings as to such Receivables Transaction or (z) Debt Incurred under the Existing Factoring Agreements and any Refinancing Debt Incurred to refund, refinance, renew, replace, repay, purchase, redeem, defease, retire or extend the Debt Incurred under such Existing Factoring Agreements, so long as such Refinancing Debt shall have substantially similar provisions with respect to security and collateral as under the Existing Factoring Agreements; provided that Debt incurred under this clause (xxi) shall reduce the amount of Debt that may be incurred under clause (i) of this definition on a dollar for dollar basis; provided further that Debt Incurred pursuant to sub-clause (z) above shall not exceed, at any time outstanding, $25.0 million, less the amount of Debt Incurred in reliance on clause (xvii) of this definition and then outstanding; and

(xxii)	additional Debt of the Company, Tembec Inc. and its Restricted Subsidiaries that are Guarantors owing to government sponsored enterprises in an aggregate principal amount at any time outstanding, including all Debt Incurred to renew, refund, refinance, replace, defease or discharge any Debt Incurred pursuant to this clause (xxii), not to exceed $15.0 million; provided that any Debt Incurred to renew, refund, refinance, replace, defease or discharge any Debt Incurred pursuant to this clause (xxii) shall also be owing to government sponsored enterprises.

“Permitted Investments” means:

(a)	Investments in existence on the Issue Date and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or increases thereof (other than as a result of accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms thereof); provided that the amount of any such Investments may be increased as otherwise permitted under the Indenture;

(b)	Investments required pursuant to any agreement or obligation of Tembec Inc. or any of its Restricted Subsidiaries, in effect on the Issue Date, to make such Investments;

(c)	Investments in (x) cash and Cash Equivalents and (y) the Notes and Permitted Additional Pari Passu Obligations (by way of purchase or other acquisition);

(d)	Investments in property and other assets, owned or used by Tembec Inc. or any of its Restricted Subsidiaries in the operation of a Permitted Business;

(e)	Investments by Tembec Inc. or any of its Restricted Subsidiaries in Tembec Inc. or any of its Restricted Subsidiaries;

(f)	Investments by Tembec Inc. or any of its Restricted Subsidiaries in a Person, if (A) as a result of such Investment such Person becomes a Restricted Subsidiary or (B) in connection with such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated or wound-up into, Tembec Inc. or any of its Restricted Subsidiaries;

(g)	Investments represented by Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(h)	Investments received or acquired (x) in settlement, compromise or resolution of obligations owed to Tembec Inc. or any of its Restricted Subsidiaries, including pursuant to bankruptcy, insolvency or similar proceedings (including as a result of any workout, reorganization or recapitalization), (y) on account of any claim or Lien against, or interest in, any other Person as a result of a foreclosure or enforcement by Tembec Inc. or any of its Restricted Subsidiaries with respect such claim or Lien against, or interest in, such other Person, or (z) in compromise or resolution of any litigation, arbitration or other disputes with Persons who are not Affiliates of Tembec Inc.;

(i)	loans and advances (including for travel and relocation) to officers, directors, consultants and employees in an amount not to exceed $3.0 million in the aggregate at any one time outstanding;

(j)	Investments in any Person to the extent the consideration for such Investments consist solely of Equity Interests of the Company or Tembec Inc.;

(k)	any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of property not constituting an Asset Sale;

(l)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(m)	guarantees by Tembec Inc. or any of its Restricted Subsidiaries of Debt of Tembec Inc. or any of its Restricted Subsidiaries otherwise permitted by the covenant described under “—Certain Covenants—Limitation on Incurrence of Debt”;

(n)	any Investment by Tembec Inc. or any of its Restricted Subsidiaries in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Equity Interests;

(o)	cash or Cash Equivalents or other property deposited in the ordinary course of business to secure (or to secure letters of credit, banker’s acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, leases, bids, agreements or other obligations under arrangements with utilities, insurance agreements, construction agreements, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(p)

Investments of a Person existing at the time such Person becomes a Restricted Subsidiary of Tembec Inc. or at the time such Person merges or consolidates with Tembec Inc. or any of its Restricted Subsidiaries, in either case, in compliance with the indenture; provided that such

Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Tembec Inc. or such merger or consolidation;

(q)	Investments in Permitted Joint Ventures and Unrestricted Subsidiaries made after the Issue Date in an amount, when taken together with all other Investments made pursuant to this clause (q) since the Issue Date and then outstanding, not to exceed $25.0 million;

(r)	Investments in Tembec Investments USA II, Inc. or any of its direct or indirect Subsidiaries (or payments made on their behalf) for the purpose of satisfying pension plan contributions, pension liabilities, obligations with respect to post-retirement medical benefits and other related payments or obligations, in each case as such payments or obligations are due and payable within 30 days of such Investment, in an aggregate amount, when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding, not to exceed $50.0 million; provided that all Investments made pursuant to this clause (r) shall be for the purposes of satisfying obligations originated by Tembec USA LLC; provided further that all Investments made pursuant to this clause (r) shall take the form of unsubordinated intercompany notes; and

(s)	other Investments not otherwise permitted under this definition in an aggregate amount, when taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding, not to exceed $35.0 million;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, at any time allocate all or any portion of such Investment to one or more of the above clauses (a) through (s) so that all or a portion of such Investment would be a Permitted Investment.

The amount of any Investment shall be measured on the date each such Investment was made and without giving effect to subsequent changes in value other than as a result of repayments of loans or advances, redemptions, returns of capital, sales or other dispositions thereof or similar events.

“Permitted Joint Venture” means, with respect to any Person at any time, any corporation, partnership, limited liability company or other business entity (1) of which at least 20%, but not more than 50%, of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries (other than a Receivable Subsidiary) of that Person and (2) whose primary business constitutes or is reasonably expected to constitute at such time a Permitted Business.

“Permitted Liens” means:

(a)	Liens existing on the Issue Date;

(b)	Liens to secure Obligations incurred pursuant to clause (i) of the definition of “Permitted Debt”; provided that, in each case, the Credit Facility Agent, or another agent for the holders of such Liens, shall have entered into the Intercreditor Agreement or a supplement or amendment thereto agreeing on behalf of the holders of such Liens to be bound by the terms thereof applicable to the holders of the Credit Facility Obligations;

(c)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith, if such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(d)	Liens imposed or permitted by applicable federal, state, provincial, municipal, territorial, local or statutory law, rules or regulations, including, but not limited to, carrier’s, freight forwarder’s, warehousemen’s, materialmen’s, logger’s, contractor’s, mechanic’s, landlord’s or other similar Liens and inchoate statutory Liens arising under ERISA, in each case, incurred in the ordinary course of business for sums not then due or payable or past due by more than 60 days (or which are being contested in good faith and, to the extent necessary to prevent the forfeiture or sale of the property or assets subject to any such Lien, by appropriate proceedings) and which do not secure Debt;

(e)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, utilities (including Liens securing the payment of charges for hydroelectricity), electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of Tembec Inc. and its Restricted Subsidiaries, taken as a whole, or materially impair the operation of the business of Tembec Inc. and its Restricted Subsidiaries, taken as a whole;

(f)	Liens, pledges and deposits (i) in connection with workers’ compensation, unemployment insurance, social security benefits and other types of statutory obligations or the requirements of any official body, (ii) to secure the performance of tenders, bids, surety, appeal or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the ordinary course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services; (iv) arising in connection with any attachment unless the Liens so arising shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay; or (v) to secure the payment or performance of statutory or public obligations (including environmental, municipal and public utility commission obligations and requirements);

(g)	Liens (x) on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with Tembec Inc. or any of its Restricted Subsidiaries; provided, that such Liens were in existence prior to the contemplation of such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged with or into or consolidated or amalgamated with Tembec Inc. or such Restricted Subsidiary; (y) on property (including Capital Stock) existing at the time of acquisition of the property by Tembec Inc. or any of its Restricted Subsidiaries; provided, that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition and (z) on assets, property or shares of Equity Interests of another Person at the time such other Person becomes a Subsidiary of Tembec Inc. or any of its Restricted Subsidiaries; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(h)	Liens in favor of Tembec Inc. or any of its Restricted Subsidiaries; provided that if such Liens are on the assets of a Guarantor, such Liens are in favor of the Company or another Guarantor;

(i)	other Liens (not securing Debt) incidental to the conduct of the business of Tembec Inc. or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets, taken as a whole, or materially impair the operation of the business of Tembec Inc. and its Restricted Subsidiaries, taken as a whole;

(j)	Liens to secure any Refinancing Debt incurred in compliance with this Indenture to refinance Debt secured by Liens referred to in clauses (a), (g), (m), (t), (o), (u) and (ii) of this definition; provided that (x) such Liens do not extend to any property or assets other than the property or assets securing the Debt being extended, renewed, refinanced or refunded and (y) the principal amount of the obligations secured by such Liens is not increased (except to the extent of any premiums paid and transaction costs incurred in connection with such extension, renewal, refinancing or refunding);

(k)	Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

(l)	Liens arising out of licenses, leases, sublicenses and subleases of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business;

(m)	Liens securing Debt (including Capital Lease Obligations) permitted to be incurred pursuant to clause (x) of the definition of “Permitted Debt”, covering only the property or assets (or property affixed or appurtenant thereto and any proceeds thereof) acquired with or financed by such Debt;

(n)	Liens upon specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(o)	Liens securing Debt (or Obligations in respect of such Debt) Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property acquired with the proceeds of such Debt or affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien must be Incurred within 180 days of the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(p)	(i) banker’s Liens, Liens that are contractual rights of set-off and similar Liens (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of Tembec Inc. or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of Tembec Inc. and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (X) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Y) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q)	Liens (i) arising by reason of any judgment, order or decree, but not giving rise to an Event of Default, (ii) arising pursuant to an order of attachment, condemnation, eminent domain, distraint or similar legal process arising in connection with legal proceedings, but not giving rise to an Event of Default and (iii) that are required to protect or enforce rights in any administrative, arbitration or other court proceeding in the ordinary course of business, but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r)	Deposits made in the ordinary course of business to secure liability to insurance carriers and Liens securing insurance premium financing arrangements;

(s)	Liens arising from UCC or PPSA financing statement filings (including as a precautionary measure) in connection with Capital Lease Obligations, operating leases or consignments entered into by Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business;

(t)	Liens on the assets of a Restricted Subsidiary that is not a Guarantor securing Debt and other obligations of such Restricted Subsidiary incurred in compliance with the Indenture (including Liens incurred in connection with a Receivables Transaction and the Existing Factoring Agreements);

(u)	Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes (including Additional Notes) and all Obligations under the Note Documents

(including the Notes Guarantees), the Permitted Additional Pari Passu Obligations and administrative expenses of the Collateral Agent;

(v)	Liens (i) on assets purported to be sold or otherwise transferred to a Receivables Subsidiary, (ii) over bank accounts of Tembec Inc. or any Restricted Subsidiary, into which assets of the Receivables Transaction are paid or (iii) on Equity Interests in a Receivables Subsidiary or on assets of a Receivables Subsidiary, in each case, created, incurred or arising in connection with a Receivables Transaction;

(w)	any customary provisions limiting the disposition or distribution of assets or property (including without limitation Equity Interests) or any related restrictions thereon in joint venture, partnership, membership, stockholder and limited liability company agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, including owners’, participation or similar agreements governing projects owned through an undivided interest; provided, however, that any such limitation is applicable only to the assets that are the subjects of such agreements;

(x)	Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due;

(y)	Liens securing Hedging Obligations so long as such Hedging Obligations relate to Debt that is permitted to be incurred under the Indenture;

(z)	Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(aa)	Liens consisting of conditional sale, title retention, consignment or similar arrangements for the sale of goods acquired by Tembec Inc. or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Tembec Inc. and its Restricted Subsidiaries prior to the date of the Indenture;

(bb)	any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Debt of such Unrestricted Subsidiary;

(cc)	Liens on any cash earnest money deposits made by Tembec Inc. or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(dd)	Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with Tembec Inc. or any Restricted Subsidiary in the ordinary course of business;

(ee)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(ff)	Liens on cash, Cash equivalents or other property arising in connection with the defeasance, discharge or redemption of Debt;

(gg)	Liens on assets not constituting Collateral securing Obligations in respect of Debt in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(hh)	Liens Incurred in the ordinary course of business of Tembec Inc. or any of its Restricted Subsidiaries with respect to Obligations in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding;

(ii)	Liens securing Obligations in respect of Debt incurred pursuant to clause (xxii) of the definition of the term “Permitted Debt”;

(jj)	Liens arising or imposed under ERISA or the Code in connection with any “plan” (as defined in ERISA); provided that reasonable and appropriate provision has been made in accordance with GAAP for the payment of the obligations secured thereby;

(kk)	Liens on accounts receivable and any assets related thereto, customarily created in connection with sales, assignments, transfers or other dispositions of accounts receivable in transactions not involving the Incurrence of Debt, and entered into in the ordinary course of business and consistent with past practice; and

(ll)	any extensions, substitutions, replacements or renewals of the foregoing.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“PPSA” means the Personal Property Security Act (Ontario) and other personal property security legislation of the Canadian province or provinces and the Canadian territory or territories relevant to Tembec Inc. and its Restricted Subsidiaries or the Collateral (including the Civil Code of the Province of Québec and the regulation respecting the register of personal and movable real rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase”.

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase”.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to Tembec Inc. or any of its Restricted Subsidiaries, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Receivables Transactions.

“Purchase Price” has the meaning set forth under “—Repurchase at the Option of Holders—Change of Control”.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Equity Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company or Tembec Inc. of at least $50.0 million or (ii) a private equity offering of Equity Interests of the Company or a direct or indirect parent entity of the Company (including, without limitation, Tembec Inc.) other than (x) any such public or private sale to an entity that is an Affiliate of the Company or Tembec Inc. and (y) any public offerings of securities to be offered to employees pursuant to employee benefit plans.

“Receivable Subsidiary” means a Subsidiary of Tembec Inc.:

(1)	that engages in no activities other than activities in connection with the financing of accounts receivable of Tembec Inc. and/or its Restricted Subsidiaries;

(2)	that is designated by the Board of Directors of the Company as a Receivable Subsidiary pursuant to a resolution set forth in an Officers’ Certificate and delivered to the Trustee;

(3)

no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by Tembec Inc. or any of its Restricted Subsidiaries (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates Tembec Inc. or any of its Restricted Subsidiaries in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of Tembec Inc. or any other Restricted Subsidiary of Tembec Inc. (other than accounts receivable and related assets as provided in the definition of “Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(4)	with which neither Tembec Inc. nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than (a) those entered into in the ordinary course of business on terms no less favorable to Tembec Inc. or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Tembec Inc., (b) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) any Purchase Money Note issued by such Receivable Subsidiary to Tembec Inc. or any of its Restricted Subsidiaries; and

(5)	with respect to which neither Tembec Inc. nor any other Restricted Subsidiary of Tembec Inc. has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.

“Receivables Transaction” means any transaction or series of transactions entered into by Tembec Inc. or any of its Subsidiaries pursuant to which Tembec Inc. or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivable Subsidiary (in the case of a transfer by Tembec Inc. or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Tembec Inc. or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces, repays, purchases, redeems, defeases, retires or extends any Debt permitted to be Incurred by Tembec Inc. or any of its Restricted Subsidiaries pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i)	the Refinancing Debt is subordinated in right of payment to the Notes to at least the same extent as the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended, if such Debt was subordinated in right of payment to the Notes,

(ii)	the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended or (b) at least 91 days after the maturity date of the Notes,

(iii)	the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced, repaid, repurchased, redeemed, defeased, retired or extended,

(iv)	such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount) then outstanding under the Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended, (b) the amount of accrued and unpaid interest and Additional Interest, if any, and premiums owed, if any, on such Debt being refunded, refinanced, renewed, replaced, repaid, purchased, redeemed, defeased, retired or extended and (c) the amount of all fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v)

such Refinancing Debt shall not include (x) Debt of a Restricted Subsidiary that is not a Guarantor that refinances Debt of the Company or a Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under

“—Certain Covenants—Limitation on Incurrence of Debt” or (y) Debt of Tembec Inc. or a Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Indenture, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Replacement Assets” means (i) assets not classified as current assets under GAAP that are used or useful in a Permitted Business or (ii) all or substantially all of the assets of, or any Equity Interests of, another Permitted Business, if, after giving effect to any such acquisition of Equity Interests, the Permitted Business is or becomes a Restricted Subsidiary of Tembec Inc.

“Restricted Payment” is defined to mean any of the following:

(a)	any dividend or other distribution declared and paid on the Equity Interests in Tembec Inc. or any of its Restricted Subsidiaries to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions to the extent payable in Equity Interests (other than Disqualified Stock) and dividends or distributions payable to Tembec Inc. or any of its Restricted Subsidiaries (and if such Restricted Subsidiary has stockholders other than Tembec Inc. or other Restricted Subsidiaries, to its stockholders on no more than a pro rata basis));

(b)	any payment made by Tembec Inc. or any of its Restricted Subsidiaries (other than to the extent payment is made in Equity Interests (other than Disqualified Stock)) to purchase, redeem, acquire or retire for value any Equity Interests in Tembec Inc. or any of its Restricted Subsidiaries (including any issuance of Debt in exchange for such Equity Interests or the conversion or exchange of such Equity Interests into or for Debt) other than any such Equity Interests held by Tembec Inc. or any of its Restricted Subsidiaries;

(c)	any payment made by Tembec Inc. or any of its Restricted Subsidiaries (other than to the extent payment is made in Equity Interests (other than Disqualified Stock)) to redeem, purchase, repurchase, defease or otherwise acquire or retire for value, prior to the scheduled final maturity, scheduled repayment or schedule sinking fund payment, any Debt (excluding any intercompany Debt between Tembec Inc. and any of its Restricted Subsidiaries or among Restricted Subsidiaries of Tembec Inc.) that is contractually subordinated in right of payment to the Notes or any Note Guarantee; except payments of principal or interest in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof; or

(d)	any Investment by Tembec Inc. or any of its Restricted Subsidiaries in any Person, other than a Permitted Investment.

“Restricted Subsidiary” means the Company and any other Subsidiary of Tembec Inc. that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property owned by Tembec Inc. or any of its Restricted Subsidiaries is sold or transferred to a Person and in connection therewith is thereafter leased back by Tembec Inc. or any of its Restricted Subsidiaries from such Person under a capital lease.

“Security Agreement” means the security agreement to be dated as of the Issue Date among the Collateral Agent, the Company and the Guarantors, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Security Documents” means the Security Agreement, any mortgages and all of the security agreements, hypothecs, debentures, fixed and floating charges, pledges, collateral assignments, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the Notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Tembec Inc. or any of its Subsidiaries which are reasonably customary in an accounts receivable securitization transaction in the ordinary course of business in connection with a Receivables Transaction.

“Stated Maturity”, when used with respect to any Debt (including the Notes) or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable, and will not include any contingent obligations to repay, redeem or repurchase any such principal or interest prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Assets” means the total assets of Tembec Inc. and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, as of the last day of the most recently ended fiscal quarter of Tembec Inc. for which internal financial statements are available.

“Treasury Rate” means with respect to the Notes, at any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2014; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to December 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unsecured Lines of Credit” means those certain unsecured lines of credit made available to (i) Tembec S.A.S. by Société Générale, S.A. and (ii) Tembec Tartas by Natexis Banques Populaires (in each case, as described in this short form prospectus).

“U.S. Government Obligation” means:

(1)

any security which is: (x) a direct obligation of the United States of America the payment of which the full faith and credit of the United States of America is pledged or (y) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally

Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, is not callable or redeemable at the option of the issuer thereof; and

(2)	any depository receipt issued by a bank (as defined in the Securities Act) as custodian with respect to any U.S. Government Obligation and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depository receipt.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or “ERISA”, imposes certain requirements on “employee benefit plans” (as defined in ERISA) subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans, which Tembec refers to collectively as “ERISA Plans”, and on those persons who are fiduciaries with respect to ERISA Plans.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets of an ERISA Plan (Section 4975 of the Code also imposes prohibitions for certain plans that are not subject to Title I of ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, which Tembec refers to together with ERISA Plans as the “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. Accordingly, each original or subsequent purchaser or transferee of a Note that is or may become a Plan is responsible for determining that its purchase and holding of such Note will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN ERISA IMPLICATIONS ASSOCIATED WITH AN INVESTMENT IN THE NOTES AND DOES NOT PURPORT TO BE COMPLETE. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN LEGAL, TAX, FINANCIAL AND OTHER ADVISORS PRIOR TO INVESTING IN THE NOTES TO REVIEW THESE IMPLICATIONS IN LIGHT OF SUCH INVESTORS’ PARTICULAR CIRCUMSTANCES.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following describes certain U.S. federal income tax considerations as a consequence of the acquisition, ownership and disposition of Exchange Notes by holders who acquired Exchange Notes pursuant to the Exchange Offer. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code”, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. Moreover, there is no assurance that the Internal Revenue Service (“IRS”) will not challenge any of the conclusions reached herein.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Exchange Notes that, for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. holder” is a beneficial owner of Exchange Notes that is for U.S. federal income tax purposes, an individual, corporation, estate, or trust and is not a U.S. holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds Exchange Notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships should consult their own tax advisors.

This discussion only applies to holders who hold the Exchange Notes as capital assets and who acquired the Exchange Notes in exchange for Initial Notes purchased for cash at original issue for the initial issue price (i.e., the first price at which a substantial amount of Initial Notes were sold to investors, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement trustees or wholesalers). The tax treatment of holders of the Exchange Notes may vary depending upon their particular situations. Certain holders, including insurance companies, tax exempt organizations, financial institutions, partnerships or other pass-through entities (or investors therein), expatriates, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar, broker-dealers and persons holding the Exchange Notes as part of a “straddle”, “hedge” or “conversion transaction”, may be subject to special rules not discussed below. This discussion does not address any estate, gift, foreign, state or local taxes. Tembec urges you to consult your own tax advisors regarding the particular U.S. federal income tax consequences to you of acquiring, owning and disposing of Exchange Notes, any tax consequences that may arise under other federal tax laws or the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws.

Internal Revenue Service Circular 230 Disclosure

Pursuant to Internal Revenue Service Circular 230, Tembec hereby informs you that the description set forth herein with respect to U.S. federal tax issues was not intended or written to be used, and such description cannot be used by any taxpayer, for the purpose of avoiding any penalties that may be imposed on the taxpayer under the Code. Such description was written to support the promotion or marketing of the Exchange Notes. Taxpayers should seek advice based on their particular circumstances from an independent tax advisor.

Tax Consequences of the Exchange

The exchange of the Initial Notes for Exchange Notes will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, a holder will not recognize gain or loss upon the exchange of an Initial Note for an Exchange Note, the holder’s adjusted tax basis in the Exchange Note will be the same as its adjusted tax basis in the corresponding Initial Note immediately before the exchange, and the holder’s holding period in the Exchange Note will include the holding period in the Initial Note exchanged therefore.

Certain Contingent Payments

In certain circumstances Tembec Industries may make a contingent payment upon the redemption of the Exchange Notes (see “Description of Notes”). These contingent payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments”. According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if each such contingency, as of the date of issuance, is either remote or incidental. Tembec intends to take the position that each of the foregoing contingencies is remote or incidental, and Tembec does not intend to treat the Exchange Notes as contingent payment debt instruments. Tembec’s position that such contingencies are remote or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Tembec’s position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate, on the Exchange Notes, and to treat as ordinary interest income any gain realized on the taxable disposition of an Exchange Note. The remainder of this discussion assumes that the Exchange Notes will not be treated as contingent payment debt instruments. Investors of Exchange Notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Exchange Notes.

Stated Interest

If you are a U.S. holder, interest paid to you on an Exchange Note that is “qualified stated interest” will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. “Qualified stated interest” is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually, at a single fixed rate. It is expected that the stated interest on the Exchange Notes will be treated as qualified stated interest.

Interest included in your gross income with respect to the Exchange Notes will be treated as foreign source income for U.S. federal income tax purposes. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific “baskets” of income. For this purpose, the interest should generally constitute “passive category income”, or in the case of certain U.S. holders, “general category income”. As an alternative to the tax credit, a U.S. holder may elect to deduct such taxes (the election would then apply to all foreign income taxes such U.S. holder paid in that taxable year). U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits.

Your adjusted tax basis in an Exchange Note will be decreased by the amount of any payment other than qualified stated interest with respect to the Exchange Note.

Subject to the discussion below under the caption “—U.S. Backup Withholding and Information Reporting”, if you are a Non-U.S. holder, payments to you of interest on an Exchange Note generally will not be subject to U.S. federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States.

Optional Redemption

Tembec may redeem 10% of the Exchange Notes per year during the first three years by paying the specified premium and Tembec may redeem all or part of the Exchange Notes at any time on or after December 15, 2014 by, in some cases, paying the specified premium (see “Description of Notes—Optional Redemption”). Treasury regulations contain special rules for determining the yield and maturity date of a debt instrument where the issuer of such debt instrument has an unconditional option to make payments under such debt instrument under an alternative payment schedule. Under such rules, it is assumed that the issuer of such debt instrument will exercise an option to redeem a debt instrument if such exercise will lower the yield to maturity of such debt instrument. Since the terms of Tembec’s options to redeem the Exchange Notes by, in some cases, paying a specified premium, would not lower the yield to maturity of the Exchange Notes, Tembec will disregard these optional redemption provisions in determining the yield and maturity date of the Exchange Notes.

Market Discount and Amortizable Bond Premium

If a holder purchased Initial Notes at a price other than their initial issue price, the market discount or amortizable bond premium rules may apply to such holder’s Exchange Notes. Each holder should consult its own tax advisor regarding this possibility.

Sale, Taxable Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

If you are a U.S. holder, upon a sale, taxable exchange, redemption, retirement or other taxable disposition of an Exchange Note, you generally will recognize gain or loss equal to the difference between the amount received upon the sale, taxable exchange, redemption, retirement or other taxable disposition (other than any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the Exchange Note at that time. Your adjusted tax basis in your Exchange Notes generally will equal the cost of your Exchange Notes decreased by payments other than qualified stated interest made with respect to the Exchange Notes. Gain or loss realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of an Exchange Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, taxable exchange, redemption, retirement or other taxable disposition, the Exchange Note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders are generally taxed at lower rates than items of ordinary income. Any gain or loss realized on the sale, taxable exchange, redemption, retirement or other taxable disposition of an Exchange Note generally will be treated as U.S. source gain or loss, as the case may be. Consequently, you may not be able to claim a credit for any Canadian or other foreign tax imposed upon a disposition of an Exchange Note unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. The deductibility of capital losses is subject to limitations.

Subject to the discussion below under the caption “—U.S. Backup Withholding and Information Reporting”, if you are a Non-U.S. holder, any gain realized by you upon a sale, taxable exchange, redemption, retirement or other taxable disposition of an Exchange Note generally will not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•

if you are an individual Non-U.S. holder, you are present in the United States for 183 days or more in the taxable year of a sale, taxable exchange, redemption, retirement or other taxable disposition and certain other conditions are met.

U.S. Backup Withholding and Information Reporting

In the case of a U.S. holder, (1) information reporting requirements generally apply to proceeds of the sale or other disposition (including a retirement or redemption of Exchange Notes) and (2) a backup withholding tax will apply to such amounts unless such U.S. holder certifies that it is exempt from backup withholding. Where applicable, a Non-U.S. holder will be exempt from backup withholding and related information reporting if such Non-U.S. holder properly certifies its non-U.S. status; provided that interest payable to a Non-U.S. holder will be subject to information reporting in any event.

Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided the required information is furnished to the IRS in a timely manner.

New Legislation

Newly enacted legislation requires certain U.S. holders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, interest and capital gains from the sale or other disposition of Exchange Notes for taxable years beginning after December 31, 2012. In addition, for taxable years beginning after March 18, 2010, new legislation requires certain U.S. holders who are individuals to report information relating to an interest in Exchange Notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. holders are urged to consult their tax advisers regarding the effect, if any, of new U.S. federal income tax legislation on their ownership and disposition of Exchange Notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of Exchange Notes. Prospective acquirers of Exchange Notes should consult their own tax advisors concerning the tax consequences of their particular situations.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Fraser Milner Casgrain LLP, Tembec’s Canadian counsel, the following is, as of the date of this short form prospectus, a fair and adequate discussion of the principal Canadian federal income tax consequences to a beneficial owner of the Exchange Notes who is a non-resident of Canada. This discussion is based on the current provisions of the Income Tax Act (Canada) (the “Canadian Income Tax Act”) and the regulations under it, Tembec’s counsel’s understanding of the current published administrative practices of the Canada Revenue Agency, and all specific proposals to amend the Canadian Income Tax Act and the regulations under it publicly announced by the Minister of Finance prior to the date of this short form prospectus. This discussion does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada.

This discussion assumes that, throughout the period the Exchange Notes are outstanding, Tembec Industries will deal with the beneficial owners of Exchange Notes (and with DTC) at arm’s length within the meaning of the Canadian Income Tax Act.

The payment by Tembec Industries of interest or principal on the Exchange Notes to a beneficial owner who is a non-resident of Canada and with whom Tembec Industries deals at arm’s length within the meaning of the Canadian Income Tax Act, at the time amounts are payable, in the case of interest, or at the time the payments are made, in the case of principal, will be exempt from Canadian withholding tax. For the purposes of the Canadian Income Tax Act, related persons (as defined in the Canadian Income Tax Act) are deemed not to deal at arm’s length and it is a question of fact whether persons not related to each other deal at arm’s length.

No other taxes on income (including taxable capital gains) will be payable under the Canadian Income Tax Act on the holding, redemption or disposition of the Exchange Notes, or the receipt of interest on the Exchange Notes by beneficial owners (i) who are neither residents nor deemed to be residents of Canada for the purposes of the Canadian Income Tax Act and (ii) who do not use or hold and are not deemed by those laws to use or hold the Exchange Notes in carrying on business in Canada for the purposes of the Canadian Income Tax Act, except that in some circumstances beneficial owners who are non-resident insurers carrying on an insurance business in Canada and elsewhere may be subject to income or other taxes.

Tax Consequences of the Exchange

No tax on income (including taxable capital gains) will be payable under the Canadian Income Tax Act on the exchange of the Initial Notes for Exchange Notes by beneficial owners (i) who are neither residents nor deemed to be residents of Canada for the purposes of the Canadian Income Tax Act and (ii) who do not use or hold and are not deemed by those laws to use or hold the Initial Notes in carrying on business in Canada for the purposes of the Canadian Income Tax Act, except that in some circumstances beneficial owners who are non-resident insurers carrying on an insurance business in Canada and elsewhere may be subject to income or other taxes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer in exchange for Initial Notes acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of the Exchange Notes received by it in connection with the Exchange Offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This short form prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales or transfers of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making or other trading activities. Tembec Industries and the Guarantors have agreed to make this short form prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale or transfer for a period ending on the earlier of (i) 180 days from the date on which the registration statement relating to the Exchange Offer is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

Tembec Industries will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the Exchange Offer or for a period ending on the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, if shorter, Tembec Industries will promptly send additional copies of this short form prospectus and any amendment or supplement to this short form prospectus to any broker-dealer that requests such documents in the letter of transmittal. Tembec Industries and the Guarantors have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price of damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or revision of the price of damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies may also be available to purchasers under U.S. laws. Purchasers may wish to consult with a U.S. legal advisor for particulars of these rights.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Offer of the Notes will be passed upon for Tembec by Fraser Milner Casgrain LLP, Montréal, Québec, concerning matters of Canadian law and by White & Case LLP, New York, New York, concerning matters of U.S. law.

As at the date hereof (i) the partners and associates of Fraser Milner Casgrain LLP, as a group, beneficially own, directly or indirectly, less than 1% of the outstanding Common Shares of the Parent, and (ii) the partners and associates of White & Case LLP, as a group, own, directly or indirectly, less than 1% of the outstanding Common Shares of the Parent.

INDEPENDENT AUDITORS

Tembec’s financial statements for the years ended September 25, 2010 and September 26, 2009, incorporated by reference in this short form prospectus, have been audited by KPMG LLP, Chartered Accountants, whose offices are located at 600 De Maisonneuve Boulevard West, Suite 1500, Montréal, Québec H3A 0A3 and are independent of Tembec within the rules of the Code of Ethics of l’Ordre des Comptables Agréés du Québec.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents set forth under “Documents Incorporated By Reference” in this short form prospectus;

•	the Registration Rights Agreement relating to the Initial Notes;

•	the consent of KPMG LLP, Tembec’s auditors;

•	the consent of Fraser Milner Casgrain LLP, Tembec’s Canadian counsel;

•	powers of attorney from the directors and officers of Tembec Industries and the Guarantors;

•	the Indenture;

•	the statement of eligibility of the trustee on Form T-1;

•	the form of letter of transmittal;

•	the form of notice of guaranteed delivery;

•	the form of letter to DTC participants, including brokers, dealers, commercial banks, trust companies and other nominees; and

•	the form of letter to clients.

CERTIFICATES

Date: February 4, 2011

This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of the Province of Québec.

TEMBEC INDUSTRIES INC.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Executive Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ Norman M. Betts	/s/ Francis M. Scricco
Norman M. Betts	Francis M. Scricco
Director	Director

TEMBEC INC.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Executive Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ Norman M. Betts	/s/ Francis M. Scricco
Norman M. Betts	Francis M. Scricco
Director	Director

TEMBEC

By Tembec Industries Inc., in its capacity as sole managing partner

/s/ James Lopez	/s/ Michel Dumas
James Lopez	/s/ Michel Dumas
President and Chief Executive Officer	Executive Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ Norman M. Betts	/s/ Francis M. Scricco
Norman M. Betts	Francis M. Scricco
Director	Director

TEMBEC INVESTMENTS INC.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Executive Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ Michel Dumas
Michel Dumas
Director

TEMBEC ENTERPRISES INC.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ James Lopez
James Lopez
Director

SPRUCE FALLS ACQUISITION CORP.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ James Lopez
James Lopez
Director

CHETWYND PULP LAND COMPANY LTD.

/s/ James Lopez	/s/ Michel Dumas
James Lopez	Michel Dumas
President and Chief Executive Officer	Executive Vice President, Finance and Chief Financial Officer

On Behalf of the Board of Directors:

/s/ Bernard Guimont
Bernard Guimont
Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

The laws of Canada and the Issuer’s By-Laws permit indemnification of its directors and officers against certain liabilities, which could include liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the Issuer and each Guarantor incorporated under the Canadian Business Corporations Act, R.S.C., 1985, c. C-44 (the “CBCA”), Section 124 of the CBCA, provides as follows:

“124. (1) [Indemnification] A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) [Advance of costs] A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) [Limitation] A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) [Indemnification in derivative actions] A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) [Right to indemnity] Despite subsection (1), an individual referred to in that subsection in is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in subsection (3).

(6) [Insurance] A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) [Application to court] A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further that it sees fit.

(8) [Notice to Director] An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) [Other notice] On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.”

For the purposes of Section 124, “court” means, according to Section 2 of the CBCA, in the Province of Quebec, the Superior Court of the Province.

In connection with Tembec, a general partnership, the Partnership Act (Ontario) provides that each partner in a partnership is liable jointly with the other partners and severally for debts and obligations of the partnership incurred while it or he is a partner. Subject to any agreement express or implied between the partners, the partnership must indemnify every partner in respect of payments made and personal liabilities incurred by the partner in the ordinary and proper conduct of the business of the partnership and in or about anything necessarily done for the preservation of the business or the property of the partnership. In addition, the partners forming Tembec, being Tembec Industries Inc. and Tembec Enterprises Inc., are both incorporated under the CBCA, respectively; and accordingly, the indemnification of the directors or officers of each partner in the general partnership will be as set forth above with respect to the application of the CBCA and as set forth below with respect to the application of the by-laws of the applicable partner and the contractual obligations of the applicable corporate registrant.

Section 8.1 of the Issuer’s By-Laws provides that no director shall be liable for the acts, receipts, neglects or default of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Issuer through the insufficiency or deficiency of title to any property acquired for or on behalf of the Issuer, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Issuer shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Issuer shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the CBCA and the regulations thereunder or from liability for any breach thereof.

Section 8.2 of the Issuer’s By-Laws further provides that subject to the limitations in the CBCA, the Issuer shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Issuer’s request as a director or officer of a body corporate of which the Issuer is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Issuer or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Issuer or such body corporate, if (1) he acted honestly and in good faith with a view to the best interests of the Issuer; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of each Guarantor provide that it shall indemnify indemnified persons of such Guarantor to the maximum extent permitted by the CBCA or the Partnership Act (Ontario), as applicable.

Tembec Inc. has entered into indemnity agreements with each of its directors and officers which require Tembec Inc. to, among other things, pre-fund the costs, charges, expenses and other amounts for which the director and/or the officer would be entitled to be indemnified in this capacity as a director and/or the officer of Tembec Inc. or a subsidiary of Tembec Inc. (including the Issuer) under applicable law.

Tembec Inc. maintains directors and officers’ liability insurance in the aggregate annual amount of Cdn$80 million, covering directors and officers’ liability while serving in such capacity for Tembec Inc. or the Guarantors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling each Registrant pursuant to the foregoing provisions, each Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Exhibits

The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit Number	Description

2.1	Registration Rights Agreement dated August 17, 2010 by and among Tembec Industries Inc., the Guarantors identified therein and the Initial Purchasers identified therein

4.1	Annual Information Form of Tembec Inc. dated December 15, 2010 for the fiscal year ended September 25, 2010

4.2	Audited consolidated financial statements of Tembec Inc. for the fiscal years ended September 25, 2010 and September 26, 2009, together with the notes thereto and the auditors’ report thereon

4.3	Supplemental note entitled “Reconciliation to United States GAAP” for the years ended September 25, 2010 and September 26, 2009 together with the notes thereto and the auditors’ report thereon

4.4	Management’s discussion and analysis of the financial condition and operations of Tembec Inc. for the fiscal years ended September 25, 2010 and September 26, 2009

4.5	Unaudited interim consolidated financial statements of Tembec Inc. for the quarters ended December 25, 2010 and December 26, 2009, together with the notes thereto

4.6	Management’s discussion and analysis of the financial condition and operations of Tembec Inc. for the quarters ended December 25, 2010 and December 26, 2009

4.7	Notice of the 2011 annual general meeting of the shareholders of Tembec Inc. held on January 27, 2011

4.8	Management information circular of Tembec Inc. dated December 15, 2010 in connection with the annual general meeting of the shareholders of Tembec Inc. held on January 27, 2011

5.1	Consent of KPMG LLP

5.2	Consent of Fraser Milner Casgrain LLP

6.1	Power of Attorney (included on the signature page of this Registration Statement)

7.1	Indenture dated as of August 17, 2010 by and among Tembec Industries Inc., Tembec Inc., the Subsidiary Guarantors identified therein and Wilmington Trust FSB

7.2	Statement of Eligibility of the Trustee on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants, including Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4	Form of Letter to Clients

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Each of the Registrants undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrants filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of process of the Registrants shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form F-10 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Country of Canada, on February 4, 2011.

TEMBEC INDUSTRIES INC.

By:	/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Executive Vice President, Finance and Chief Financial Officer

TEMBEC INC.

By:	/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Executive Vice President, Finance and Chief Financial Officer

TEMBEC

By:	Tembec Industries Inc., in its capacity as sole managing partner

/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Executive Vice President, Finance and Chief Financial Officer

TEMBEC INVESTMENTS INC.

By:	/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Executive Vice President, Finance and Chief Financial Officer

TEMBEC ENTERPRISES INC.

By:	/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Vice President, Finance and Chief Financial Officer

SPRUCE FALLS ACQUISITION CORP.

By:	/s/ MICHEL J. DUMAS
Name:	Michel J. Dumas
Title:	Vice President, Finance and Chief Financial Officer

CHETWYND PULP LAND COMPANY LTD.

By:	/s/ JAMES M. LOPEZ
Name:	James M. Lopez
Title:	President and Chief Executive Officer

SIGNATURES WITH RESPECT TO TEMBEC INDUSTRIES INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2011

/s/ NORMAN M. BETTS Norman M. Betts	Director	February 4, 2011

/s/ JAMES E. BRUMM James E. Brumm	Director	February 4, 2011

/s/ JAMES N. CHAPMAN James N. Chapman	Director	February 4, 2011

/s/ JAMES V. CONTINENZA James V. Continenza	Director	February 4, 2011

/s/ JACQUES LEDUC Jacques Leduc	Director	February 4, 2011

/s/ PIERRE LORTIE Pierre Lortie	Director	February 4, 2011

/s/ FRANCIS M. SCRICCO Francis M. Scricco	Director	February 4, 2011

/s/ DAVID J. STUEART David J. Steuart	Director	February 4, 2011

/s/ LORIE WAISBERG Lorie Waisberg	Director	February 4, 2011

SIGNATURES WITH RESPECT TO TEMBEC INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2011

/s/ NORMAN M. BETTS Norman M. Betts	Director	February 4, 2011

/s/ JAMES E. BRUMM James E. Brumm	Director	February 4, 2011

/s/ JAMES N. CHAPMAN James N. Chapman	Director	February 4, 2011

/s/ JAMES V. CONTINENZA James V. Continenza	Director	February 4, 2011

/s/ JACQUES LEDUC Jacques Leduc	Director	February 4, 2011

/s/ PIERRE LORTIE Pierre Lortie	Director	February 4, 2011

/s/ FRANCIS M. SCRICCO Francis M. Scricco	Director	February 4, 2011

/s/ DAVID J. STEUART David J. Steuart	Director	February 4, 2011

/s/ LORIE WAISBERG Lorie Waisberg	Director	February 4, 2011

SIGNATURES WITH RESPECT TO TEMBEC,

By its sole managing partner,

TEMBEC INDUSTRIES INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2011

/s/ NORMAN M. BETTS Norman M. Betts	Director	February 4, 2011

/s/ JAMES E. BRUMM James E. Brumm	Director	February 4, 2011

/s/ JAMES N. CHAPMAN James N. Chapman	Director	February 4, 2011

/s/ JAMES V. CONTINENZA James V. Continenza	Director	February 4, 2011

/s/ JACQUES LEDUC Jacques Leduc	Director	February 4, 2011

/s/ PIERRE LORTIE Pierre Lortie	Director	February 4, 2011

/s/ FRANCIS M. SCRICCO Francis M. Scricco	Director	February 4, 2011

/s/ DAVID J. STEUART David J. Steuart	Director	February 4, 2011

/s/ LORIE WAISBERG Lorie Waisberg	Director	February 4, 2011

SIGNATURES WITH RESPECT TO TEMBEC INVESTMENTS INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President and Chief Executive Officer (Principal Executive Officer)	February 4, 2011

SIGNATURES WITH RESPECT TO TEMBEC ENTERPRISES INC.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2011

SIGNATURES WITH RESPECT TO SPRUCE FALLS ACQUISITION CORP.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2011

SIGNATURES WITH RESPECT TO CHETWYND PULP LAND COMPANY LTD.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Michel J. Dumas, James M. Lopez and Patrick LeBel, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as they might or could do themselves, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them acting alone, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHEL J. DUMAS Michel J. Dumas	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 4, 2011

/s/ JAMES M. LOPEZ James M. Lopez	President and Chief Executive Officer (Principal Executive Officer)	February 4, 2011

/s/ BERNARD GUIMONT Bernard Guimont	Director	February 4, 2011

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrants in the United States, on February 4, 2011.

By:	/s/ DONALD J. PUGLISI
Donald J. Puglisi
Puglisi and Associates
U.S. Authorized Representative

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Registration Rights Agreement dated August 17, 2010 by and among Tembec Industries Inc., the Guarantors identified therein and the Initial Purchasers identified therein

4.1	Annual Information Form of Tembec Inc. dated December 15, 2010 for the fiscal year ended September 25, 2010

4.2	Audited consolidated financial statements of Tembec Inc. for the fiscal years ended September 25, 2010 and September 26, 2009, together with the notes thereto and the auditors’ report thereon

4.3	Supplemental note entitled “Reconciliation to United States GAAP” for the years ended September 25, 2010 and September 26, 2009 together with the notes thereto and the auditors’ report thereon

4.4	Management’s discussion and analysis of the financial condition and operations of Tembec Inc. for the fiscal years ended September 25, 2010 and September 26, 2009

4.5	Unaudited interim consolidated financial statements of Tembec Inc. for the quarters ended December 25, 2010 and December 26, 2009, together with the notes thereto

4.6	Management’s discussion and analysis of the financial condition and operations of Tembec Inc. for the quarters ended December 25, 2010 and December 26, 2009

4.7	Notice of the 2011 annual general meeting of the shareholders of Tembec Inc. held on January 27, 2011

4.8	Management information circular of Tembec Inc. dated December 15, 2010 in connection with the annual general meeting of the shareholders of Tembec Inc. held on January 27, 2011

5.1	Consent of KPMG LLP

5.2	Consent of Fraser Milner Casgrain LLP

6.1	Power of Attorney (included on the signature page of this Registration Statement)

7.1	Indenture dated as of August 17, 2010 by and among Tembec Industries Inc., Tembec Inc., the Subsidiary Guarantors identified therein and Wilmington Trust FSB

7.2	Statement of Eligibility of the Trustee on Form T-1

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants, including Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

99.4	Form of Letter to Clients